Form 10KSB, Exhibit 13
period 1998-12-31
GATEWAY BANCSHARES INC /GA/
filed 1999-03-30
CIK 1007029

                                                                    EXHIBIT 13.1



TO OUR STOCKHOLDERS

Thanks to you, people do make a difference! We have truly seen the results of people working together. Our Shareholders, Directors, Officers and Employees have been our greatest strength and the outcome has exceeded our expectations. Our total assets, deposits and loans more than doubled from last year, with total assets of $76,939,111, deposits of $68,835,372 and loans of $36,464,131.

On the income side, we have been profitable every month in 1998 with net income of $233,832 for the year. This profitability also came much earlier than originally forecasted. This reflects additional funding for the year of $235,000 to the loan loss reserve and $150,000 for possible loss on the debit card issue with Honor and Visa.

Our emphasis in the coming year will continue to be quality service for our customers, as well as maximizing efficiency to achieve higher earnings in 1999. Our staff has shown their commitment in their dedication and hard work to being one of the best community banks and we recognize that they are our greatest assets.

During 1998 we added four additional full time employees and one part time employee. Three of these are in our loan department. Kay Wilson joined our staff as Vice President with several years of commercial lending experience, Donna Cordell as an assistant to loan operations, Trudy Snider as mortgage loan processor, Julie Ward as customer service representative and LeeAnn Lewis is working part time in our loan operations department. Also, in January of this year, Marcia Teeters join our staff as Loan Administrator. We are very proud to have these individuals on our staff.

Our challenge for 1999 will be to focus on high quality loan growth, as we expect continued deposit growth. We are devoted to obtaining a much higher ratio of loans to deposits in order to improve earnings. Also, as we continue to grow our loan portfolio, we will be increasing our reserves for possible loan losses this will impact earnings but strengthen our balance sheet.

As we mentioned above, we have allocated $150,000 as a possible loss resulting from the $280,000 worth of fraudulent charges on our Visa Check Cards Program that we noted in our letter of November 13, 1998. We are now in the arbitration process and look forward to a positive disposition of this matter in the early part of the third quarter.

Our mission statement is printed on the adjoining page. We are hopeful Gateway Bank & Trust lives up to its goal and strives to do so with every customer.

There has been a lot of public attention concerning the impact of the new millennium on our lives. We want you to know we are taking steps to make sure our systems will operate smoothly in the year 2000. Federal regulators have conducted specific examinations of the bank to insure the necessary steps are taken to be ready for the year 2000. The Federal Deposit Insurance Corporation will continue to protect your deposits up to $100,000 into the New Year.

As always we solicit and appreciate your support in doing business with your bank, and recommending us to your friends.

We look forward to the challenges of this year and we welcome your comments and suggestions.





Robert G. Peck                                                    Harle B. Green
President & CEO                                                   Chairman & CFO




                     [GRAPH OF LOANS, DEPOSITS AND ASSETS.]

                              OUR MISSION STATEMENT
                                  WHY WE EXIST:


TO GLORIFY GOD, PROVIDE ECONOMIC BENEFITS FOR OUR EMPLOYEES AND COMMUNITY AND TO PLEASE OUR CUSTOMERS WITH QUALITY PRODUCTS AND SERVICES SO AS TO CREATE VALUE FOR OUR SHAREHOLDERS.

                            GATEWAY BANCSHARES, INC.
--------------------------------------------------------------------------------
                             DIRECTORS AND OFFICERS
--------------------------------------------------------------------------------


DIRECTORS

JACK J. BABB                            WILLIAM H.H. CLARK             YVONNE G. COCHRAN
Vice President                          State Representative           President
Babb Lumber Company                                                    Gingerbread House
                                                                       Daycare Center, Inc.


JEANETTE W. DUPREE                      JAMES A. GRAY, SR.             HARLE B. GREEN
Manager                                 President                      Chairman & CFO
State Farm Insurance Agency             Carco Motor, Inc.              Gateway Bancshares, Inc.
                                                                       and Gateway Bank & Trust


WALTER LEE JACKSON                      DR. ERNEST KRESCH              ROBERT G. PECK
President                               Podiatrist                     President & CEO
Walter Jackson Chevrolet, Inc.          Advance Foot Care              Gateway Bancshares, Inc.
                                                                       and Gateway Bank & Trust


OFFICERS

BOYD M. STEELE                          JEFF R. HENSLEY
Executive Vice President                Senior Vice President
and Secretary                           and Assistant Secretary

                              GATEWAY BANK & TRUST
--------------------------------------------------------------------------------
                               OFFICERS AND STAFF
--------------------------------------------------------------------------------

OFFICERS

ROBERT G. PECK                      BOYD M. STEELE                    HARLE B. GREEN
President & CEO                     Executive Vice President          Chairman & CFO


JEFF R. HENSLEY                     BRENDA K. WILSON                  CHIP GRANT
Senior Vice President               Vice President                    Assistant Vice
                                                                      President

JULIA COPPAGE
Mortgage Loan
Officer


STAFF

DONNA BRITTON                       MARY CARPENTER                    DONNA CORDELL
Customer Service                    Financial Service                 Loan Operations
Representative                      Representative                    Assistant


CHARLOTTE DICKSON                   DELIA DUNAGAN                     DIANE FULTON
Customer Service                    Financial Service                 Customer Service
Representative                      Representative                    Representative


LEEANN LEWIS                        SUE MASSINGIL                     DANIELLE PICKETT
Loan Operations                     Administrative Assistant          Customer Service
Assistant                                                             Administrator


LINDA SMITH                         TRUDY SNIDER                      MARCIA TEETERS
Executive Assistant                 Mortgage Loan                     Loan Administrator
                                    Processor


LINDA TUCKER                        JULIE WARD                        MISSY VANDERSLICE
Operations Administrator            Customer Service                  Operations Assistant
                                    Representative



--------------------------------------------------------------------------------
THIS REPORT SERVES AS OUR ANNUAL DISCLOSURE STATEMENT AS REQUIRED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION. THIS STATEMENT HAS NOT BEEN REVIEWED, OR CONFIRMED FOR ACCURACY OR RELEVANCE, BY THE FEDERAL DEPOSIT INSURANCE CORPORATION.
--------------------------------------------------------------------------------

                            GATEWAY BANCSHARES, INC.

                                FINANCIAL REVIEW

                                      1998

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

The Annual Report, including the Management's Discussion and Analysis which follows, contains forward-looking statements in addition to historical information, including, but not limited to statements regarding Management's beliefs, current expectations, estimates and projections about the financial services industry, the economy, and about the Company and the Bank in general. Such forward-looking statements are subject to certain factors that could cause actual results to differ materially from historical results or anticipated events, trends or results. These factors include, but are not limited to (i) increased competition with other financial institutions, (ii) lack of sustained growth in the economy in Catoosa County, (iii) rapid fluctuations in interest rates, (iv) the inability of the Bank to maintain regulatory capital standards, and (v) changes in the legislative and regulatory environment. These and other factors affecting the Company's future performance are further detailed in publicly available reports filed from time to time by the Company with the Securities and Exchange Commission, such as the Company's Annual Report on Form 10-KSB for the year ended December 31, 1998 (the "1998 10-KSB").

The purpose of the following discussion is to address information relating to the financial condition and results of operations of the Company that may not be readily apparent from a review of the consolidated financial statements and notes thereto, which are included in this Annual Report. This discussion should be read in conjunction with information provided in the Company's consolidated financial statements and accompanying footnotes; and with the statistical information appearing in the 1998 10-KSB under the caption "Selected Statistical Information." Unless otherwise noted, the discussion of net interest income in this financial review is presented on a taxable equivalent basis to facilitate performance comparisons among various taxable and tax-exempt assets.


SUMMARY

Substantially all of the operations of the Company are conducted by its wholly-owned subsidiary, Gateway Bank & Trust (the "Bank"). Accordingly, the following discussion relates primarily to the Bank. The Company's principal market areas are located in the Catoosa County, Georgia and surrounding areas. Management believes that the economy of the area in which the Company serves is healthy and expanding, but not at a pace that threatens stability.

Jobs are created in significant proportion in the manufacture of tufted and durable goods, as well as in retail and service sectors. Counties served by the Company had an unemployment rate averaging 4.1% compared to the average 4.0% experienced in the entire state of Georgia. Catoosa County is centrally located for employment opportunities being situated on the I-75 corridor between Chattanooga, TN and Dalton, GA. The majority of the area's residents work in Tennessee while a smaller number are employed in adjacent counties. In the Company's markets, population growth over the last five years has surpassed the rate for the state. The current economic prospects in the Company's markets are good, and the Company attempts to assist those prospects by returning the deposits of its customers to the communities from which they come in the form of loans.


EARNINGS

The Company's net income of $233,832 for 1998, the first full year of operations, represents an increase of $507,571 over the Company's net loss in 1997 of $(273,739). The increase in net income relates to the growth in the Bank's deposit and loan base from the opening date of April 21, 1997. Earnings per share was $0.34 in 1998 compared with a loss of ($0.40) in 1997.

RESULTS OF OPERATIONS

NET INTEREST INCOME

Net interest income is the principal source of a financial institution's earnings stream and represents the difference or spread between interest and fee income generated from earning assets and the interest expense paid on deposits and borrowed funds. Fluctuations in interest rates as well as volume and mix changes in earning assets and interest-bearing liabilities materially impact net interest income. (All discussions in this section assume a taxable equivalent basis unless otherwise noted.) Net interest income was $2,027,402 in 1998, as compared to $772,177 in 1997, representing an increase of $1,255,225, or 162.6%. This increase was caused primarily by the growth of the Bank's deposit base and loan portfolio. Interest and fees on loans increased from $743,963 in 1997 to $3,014,428 in 1998 (an increase of 305.2%).

Interest earned on investments increased $849,368, (217.0%) from $391,393 in 1997 to $1,240,761 in 1998. The increase is due primarily to an increase in the average volume of investments from funds made available due to the growth in deposits.

The trend in net interest income is also evaluated in terms of average rates using the net interest margin and the interest rate spread. The net interest margin, or the net yield on earning assets, is computed by dividing fully taxable equivalent net interest income by average earning assets. This ratio represents the difference between the average yield returned on average earning assets and the average rate paid for funds used to support those earning assets, including both interest-bearing and noninterest-bearing sources. The net interest margin for 1998 was 4.17 percent compared with a net interest margin of 5.65% in 1997. This decrease was due primarily to the growth of the Bank which resulted in a decrease in interest earning assets as a percentage of interest bearing liabilities.

The interest rate spread measures the difference between the average yield on earning assets and the average rate paid on interest-bearing sources of funds. The interest rate spread eliminates the impact of noninterest-bearing funds and gives a more direct perspective to the effect of market interest rate movements. The net interest spread for 1998 was 3.47% compared to 3.75% in 1997.

The following tabulation presents certain net interest income data without modification for assumed tax equivalency:

                                                                           YEAR ENDED DECEMBER 31,
                                                                       ------------------------------
                                                                       1998         1997         1996
                                                                       ----         ----         ----
Rate earned on earning assets.................................         8.96%        8.80%        5.32%

Rate paid on borrowed funds...................................         5.49%        5.05%        8.51%

Interest rate spread..........................................         3.47%        3.75%       (3.19)%

Net yield on earning assets...................................         4.17%        5.65%        5.22%


INTEREST EXPENSES

Total interest expense increased $1,897,321 (441.6%) from $429,623 in 1997 to $2,326,944 in 1998. This increase was the combined effect of an increase in the average balance of interest bearing deposits from approximately $8,492,000 in 1997 to approximately $41,294,000 in 1998 and an increase in the average rate paid on deposits from 5.05% in 1997 to 5.49% in 1998. The effect of these changes increased the interest expense on interest bearing deposits from $428,696 in 1997 to $2,265,832 in 1998.

NONINTEREST INCOME

Noninterest income for 1998 and 1997 totaled $192,191 and $54,503, respectively. These amounts are primarily from service charges on deposit accounts, insurance commissions and fees on services to customers. Noninterest income increased primarily due to the effects of growth in the Bank's deposit base.

                                                                                  YEAR ENDED DECEMBER 31,
                                                             ----------------------------------------------------------------
                                                                   1998                    1997                    1996
                                                                  ------                  ------                  ------
  Service charges on deposits...............                 $        138,915       $         41,142          $           -0-
  Insurance commissions.....................                            4,375                  1,881                      -0-
  Investment securities gains...............                           12,170                    -0-                      -0-
  Other.....................................                           36,731                 11,480                      -0-
                                                             ----------------       ----------------          ---------------
                                                             $        192,191       $         54,503          $           -0-
                                                             ================       ================          ===============


NONINTEREST EXPENSES

Noninterest expenses totaled $1,696,470 in 1998 and $1,083,789 in 1997. Salaries and benefits increased $193,503 (33.9%) to $764,592, which reflects the Bank's increased staffing to accommodate the growth in the Bank's loans and deposits. Furniture and equipment expense increased $45,600 (74.0%) due to increased depreciation and maintenance costs on equipment for the first full year of operation of the Bank. Data processing fees increased $101,638 (156.7%) and postage increased $24,394 (125.7%) due to the increased volume of transactions from the growth of deposits and loans of the Bank. Noninterest expense also includes an allowance for losses on the Bank's debit card program of $150,000. The Bank has a potential loss of $280,000 on the fraudulent use of debit cards through its system. Unauthorized withdrawals were drafted from the Bank's system and processed by the Bank's outside contractor. Based on information available at this time, the Bank believes that these fraudulent transactions were the direct result of the outside contractor's failure to ensure verification controls were in place to protect the Bank's check cards from potential fraud. The outside contractor has filed a demand for arbitration alleging that the Bank failed to honor a contract calling for recovery of the transactions. The Bank has denied all liability in this action and is in the process of filing a counterclaim against the outside contractor based upon the outside contractor's gross negligence in its failure to ensure that the Bank's check cards were being protected from potential fraud. The amount of additional losses, if any, cannot be determined. As of December 31, 1998, a $150,000 loss has been accrued, pending the outcome of arbitration or settlement.

                                                            YEAR ENDED DECEMBER 31,
                                          ------------------------------------------------------
                                               1998                  1997                  1996
                                              ------                ------                ------

  Salaries and employee benefits          $   764,592           $   571,089           $   229,277
  Occupancy expense                            95,620                76,044                23,277
  Furniture and equipment expense             107,243                61,643                 6,837
  Director and committee fees                     -0-                   -0-                   -0-
  Advertising                                  70,785                55,683                 7,058
  Data processing                             166,490                64,852                   -0-
  Insurance                                    14,311                10,343                 7,893
  Postage and express                          43,802                19,408                 2,968
  Printing                                     61,443                61,902                   -0-
  Professional and regulatory fees             79,908                71,363                50,653
  Supplies                                     50,034                55,969                 4,818
  Taxes and licenses                            7,500                 5,782                   -0-
  Allowance for loss on
    debit card transactions                   150,000                   -0-                   -0-
  Other                                        84,742                29,711                15,704
                                          -----------           -----------           -----------
                                          $ 1,696,470           $ 1,083,789           $   348,485
                                          ===========           ===========           ===========

INCOME TAXES

The Company attempts to maximize its net income through active tax planning. Due to net operating losses sustained by the Company since incorporation, the Company has not paid income taxes. Net operating losses of approximately $36,000 will be carried forward from 1998 and applied to future years taxable income. Management will continue to invest available funds primarily in fully taxable securities until the net operating loss is fully utilized. The net operating losses begin to expire in 2010. The 1998 tax rate is lower than the statutory federal tax rate primarily due to the elimination of the deferred tax asset valuation allowance in 1998, which reflects the expected future realization of the deferred tax asset. A more detailed explanation of income tax expense is included in the accompanying Notes to Consolidated Financial Statements.


FINANCIAL CONDITION

EARNING ASSETS

Average earning assets in 1998 were approximately $48,570,000 or 92.3% of average total assets compared to approximately $13,659,000 or 84.5% of average total assets in 1997. The mix of average earning assets comprised the following percentages:

                                                                   1998                        1997
                                                                   ----                        ----

        Federal funds sold.......................                   3.3%                        9.1%
        Investment securities....................                  40.4%                       48.6%
        Loans....................................                  56.3%                       42.3%

The mix of average earning assets reflects management's attempt to maximize interest income while maintaining acceptable levels of risk.

The Bank has intentionally avoided the growing national market in loans to finance leveraged buy-outs participating in no leveraged buy-out loans. Concurrently, it has avoided exposure to lesser developed country ("LDC") debt, having no LDC loans in its portfolio.

LOANS

Loans made up the largest component of the Bank's earning assets. At December 31, 1998, the Bank's total loans were $36,464,131 compared to $17,195,468 at the end of 1997. In 1998 average net loans represented 56.3% of average earning assets and 51.9% of average total assets, compared to 42.3% of average earning assets and 35.8% of average total assets in 1997. This was the result of an increase in loan demand in the Bank's market area, combined with an increase in the Bank's market share of loans in such area. The ratio of total loans to total deposits decreased from 57.1% in 1997 to 53.0% in 1998.

INVESTMENT SECURITIES AND FEDERAL FUNDS SOLD

The Bank has classified its investment securities as either available for sale or held to maturity, depending on whether the Bank has the intent and ability to hold such securities to maturity. At December 31, 1998, $24,526,907 of the Bank's investment securities were classified as available for sale, compared to $14,247,419 at year end 1997. Securities classified as held to maturity were $7,562,904 at year end 1998, as compared to $944,986 at year end 1997.

Restricted investments consisted of stock in the Federal Home Loan Bank, the purchase of which was required in order to become a member and participate in available lines of credit. Restricted investments were $118,300 at year end 1998 and $17,400 at year end 1997.

INVESTMENT SECURITIES AND FEDERAL FUNDS SOLD - CONCLUDED

The composition of the Company's investment securities portfolio reflects the Company's investment strategy of maximizing portfolio yields subject to risk and liquidity considerations. The primary objectives of the Company's investment strategy are to maintain an appropriate level of liquidity and provide a tool to assist in controlling the Company's interest rate position while at the same time producing adequate levels of interest income. For securities classified as investment securities, it is the Company's intent to hold such securities for the foreseeable future. Management of the maturity of the portfolio is necessary to provide liquidity and to control interest rate risk. During 1998, gross investment securities sales were approximately $7.3 million and maturities and calls were $13.5 million, representing 37.2 percent and 68.9 percent, respectively, of the average portfolio for the year. Gains associated with the sales totaled $29,174, accounting for 6 percent of noninterest income. Gross unrealized gains in the portfolio amounted to $88,007 at year end 1998 and unrealized losses amounted to $9,230. During 1997, gross investment securities sales were approximately $693 thousand and maturities and calls were $3.7 million, respectively representing 10.51 percent and 56.1 percent, respectively, of the average portfolio for the year. Losses associated with the sales were $662, accounting for 0.1% of noninterest expenses. Gross unrealized gains in the portfolio amounted to $22,683 at year end 1997 and unrealized losses were $1,161.

Mortgage-backed securities have varying degrees of risk of impairment of principal, as opposed to U.S. Treasury and U.S. government agency obligations, which are considered to contain virtually no default or prepayment risks. Impairment risk is primarily associated with accelerated prepayments, particularly with respect to longer maturities purchased at a premium and interest-only strip securities. The Bank's purchase of mortgage-backed securities during 1998 did not include securities with these characteristics. The recoverability of the Bank's investment in mortgage-backed securities is reviewed periodically, and if necessary, appropriate adjustments would be made to income for impaired values.

Management maintains federal funds sold as a tool in managing its daily cash needs. Federal funds sold increased from $750,000 for 1997 to $4,700,000 for 1998. Average federal funds sold for 1998 was approximately $1,605,000 or 3.3% of average earning assets, compared with approximately $1,238,000 or 9.1% of average earning assets for 1997. The increase of 29.6% in average federal funds sold from 1997 reflects an emphasis by management on profitability while maintaining an acceptable level of liquidity.

There has been no significant impact on the Company's financial statements as a result of the provisions of Statement of Financial Accounting Standards No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments."

DEPOSITS

The Bank's primary source of funds is derived from deposits of Bank customers. Average deposits increased 358.0% from approximately $9,782,000 in 1997 to approximately $44,800,000 in 1998. At December 31, 1998, total deposits were $68,835,372, of which $62,586,245 (91%) were interest-bearing and $6,249,127
(9%) were noninterest-bearing. At year-end 1997, total deposits were $30,111,208, of which $26,804,361 (89%) were interest-bearing and $3,306,847
(11%) were noninterest-bearing. Continued enhancement of existing products and emphasis upon better customer service fuels the growth in the deposit base. Emphasis has been placed upon attracting consumer deposits. It is the Bank's intent to expand its consumer base in order to continue to fund asset growth.

SHAREHOLDERS' EQUITY

Shareholders' equity increased $226,204 from December 31, 1997 to December 31, 1998, due to net earnings of $233,832 and the decrease in net unrealized gains on securities available for sale totaling ($7,628), net of deferred tax liability.

LIQUIDITY AND CAPITAL RESOURCES

YEAR 2000

The Company utilizes and depends upon data processing systems and software to conduct its business. The approach of the Year 2000 presents a problem in that many computer programs have been written using two digits rather than four to define the applicable year. Computer programs that have date-sensitive software may recognize a date using "00" as the Year 1900 rather than the Year 2000. For example, computer systems may compute payment, interest, delinquency or other amounts important to the operations of the Company based on the wrong date. This could result in internal system failure or miscalculation, and also creates risk for the Company from third parties with whom the Company deals on financial transactions.

The Company's State of Readiness. The FDIC has issued guidelines for insured financial institutions with respect to Year 2000 compliance. The Company has developed a Year 2000 action plan based in part on the guidelines and timetables issued by the FDIC. The Company's action plan focuses on four primary areas: (1) information systems, (2) embedded systems located at the Bank's offices and within its off-site ATM machines, (3) third-party and customer relationships, and (4) contingency planning. The Company has designated a Year 2000 compliance team, headed by its Chief Financial Officer and Chief Operating Officer, who are making Year 2000 readiness assessments and remediation where necessary.

Information Systems. The Company has identified all mission critical information technology ("IT") systems and has developed a schedule for testing and remediation of such systems. Testing of key computer hardware has been completed, and the Company expects to have mission critical hardware modification or replacement completed during the first quarter of 1999. The Company has completed its inventory of mission critical software and is contacting software vendors for certification of Year 2000 compliance. The Company plans to complete any programming changes to critical systems and will complete testing of the new programming in the first quarter of 1999. Testing of internal mission critical systems is scheduled to take place during the first quarter of 1999 and implementation is scheduled to be complete by June 30, 1999.

Embedded Systems. The Company is performing a comprehensive inventory of its embedded systems, such as microcontrollers used to operate security systems and elevators, and has completed its inventory of mission critical non-IT systems. The Company is in the process of contacting manufacturers and vendors of those components utilized in its operations to determine whether such components are Year 2000 compliant. The Company intends to remediate or replace, as applicable, any non-compliant components and expects to complete this process for mission critical systems by June 30, 1999. The quality of the responses from manufacturers and vendors, the estimated impact of the individual system or component on the Bank's operations, and the ability of the Company to perform meaningful and verifiable tests will influence its decision regarding whether to have independent tests conducted on its embedded systems.

Third Party and Customer Relationships. The Company is in the process of completing communications with all suppliers and vendors to determine the potential impact of such third parties' failure to remediate their own Year 2000 issues. These third parties include other financial institutions, office supply vendors and telephone, electric and other utility companies. The Company is encouraging its counterparts and customers to conduct their own Year 2000 assessments and take appropriate steps to become Year 2000 compliant.

The Company outsources its principal data processing activities to a third party processor, and the Company is actively communicating with and monitoring the progress of such processor to assess the impact of Year 2000 issues on such processor and its ability to provide such data processing services. The Company will consider new business relationships with alternate providers of products and services if necessary.

The Company has initiated communications with its larger and commercial borrowers to assess the potential impact of Year 2000 on them and their ability to remain current on loan repayments. The Bank's credit review process has also been modified to identify and address this risk. The Company's current plan is to help the Bank's customers understand the potential Year 2000 risks, to share the Bank's strategies, and to encourage those customers to satisfy their own Year 2000 compliance requirements on time lines that are consistent with those of the Company.

YEAR 2000 - CONCLUDED

Contingency Plans. As part of the Company's normal business practice, it maintains contingency plans to follow in the event of emergency situations, some of which could arise from Year 2000-related problems. The Company is in the process of completing a detailed Year 2000 contingency plan, which will assess several possible scenarios to which the Company may be required to react. The Company's formal Year 2000 contingency plan is expected to be completed by the end of first quarter 1999.

Financial Implications. The Company believes that, since a majority of its equipment is relatively new, the Year 2000 issue will not pose significant internal operational problems or generate material additional expenditures. Maintenance, testing, and modification costs will be expensed as incurred, while the costs of new software or hardware will be capitalized and amortized over their useful lives. The Company does not expect the amounts required to be expensed to resolve Year 2000 issues to have a material effect on its financial position or results of operations,. The Company currently estimates that the costs of assessing, testing, and remediation of Year 2000 issues to be approximately $25,000 in 1998 and $25,000 in 1999. The anticipated costs associated with the Company's Year 2000 compliance program do not include time and costs that may be incurred as a result of any potential failure of third parties to become Year 2000 compliant or costs to implement the Company's contingency plans.

Potential Risks. The Year 2000 issue presents a number of risks to the business and financial condition of the Company and the Bank. External factors, which include but are not limited to electric, telephone and water service, are beyond the control of the Company and the failure of such systems could have a negative impact on the Company, its customers and third parties on whom the Company relies for its day-to-day operations. The business of many of the Company's customers may be negatively affected by the Year 2000 issue, and any financial difficulties incurred by the Company's customers in connection with the century change could negatively affect such customers' ability to repay loans to the Company. The failure of the Bank's computer system or applications or those operated by customers or third parties could have a material adverse effect on the Company's results of operations and financial condition.

The foregoing are forward-looking statements reflecting management's current assessment and estimates with respect to the Company's Year 2000 compliance efforts and the impact of Year 2000 issues on the Company's business and operations. Various factors could cause actual plans and results to differ materially from those contemplated by such assessments, estimates and forward-looking statements, many of which are beyond the control of the Company. Some of these factors include, but are not limited to representations by the Company's vendors and counterparties, technological advances, economic considerations, and consumer perceptions. The Company's Year 2000 compliance program is an ongoing process involving continual evaluation and may be subject to change in response to new developments.


LIQUIDITY MANAGEMENT

Liquidity is defined as the ability of a company to convert assets into cash or cash equivalents without significant loss. Liquidity management involves maintaining the Company's ability to meet the day-to-day cash flow requirements of the Bank's customers, whether they are depositors wishing to withdraw funds or borrowers requiring funds to meet their credit needs. Without proper liquidity management, the Company would not be able to perform the primary function of a financial intermediary and would, therefore, not be able to meet the production and growth needs of the communities it serves.

The primary function of assets and liabilities management is not only to assure adequate liquidity in order for the Company to meet the needs of its customer base, but also to maintain an appropriate balance between interest-sensitive assets and interest-sensitive liabilities so that the Company can meet the investment requirements of its shareholders. Daily monitoring of the sources and uses of funds is necessary to maintain an acceptable cash position that meets both requirements. In a banking environment, both assets and liabilities are considered sources of liquidity funding and both are, therefore, monitored on a daily basis.

LIQUIDITY MANAGEMENT - CONCLUDED

The asset portion of the balance sheet provides liquidity primarily through loan principal repayments or sales of investment and trading account securities. Real estate-construction and commercial, financial and agricultural loans that mature in one year or less equaled approximately $12.6 million or 34.5 percent of the total loan portfolio at December 31, 1998 and investment securities maturing in one year or less equaled $5.4 million or 16.8 percent of the portfolio. Other sources of liquidity include short-term investments such as Federal funds sold.

The liability portion of the balance sheet provides liquidity through various customers' interest-bearing and noninterest-bearing deposit accounts. Funds are also available through the purchase of federal funds from other commercial banks from available lines of up to $3.1 million. Liquidity management involves the daily monitoring of the sources and uses of funds to maintain an acceptable cash position.

In an effort to maintain and improve the liquidity position of the Bank, management made application for membership with the Federal Home Loan Bank of Atlanta in 1998. As a member of the Federal Home Loan Bank, the Bank is able to improve its ability to manage liquidity and reduce interest rate risk by having a funding source to match longer term loans. The application was approved in 1998, and the Bank received a credit line of up to $1,000,000. The Bank has made a $1,000,000 draw from the available credit with the Federal Home Loan Bank. (See Note 8 in the Notes to Consolidated Financial Statements.)


CAPITAL RESOURCES

A strong capital position is vital to the continued profitability of the Company because it promotes depositor and investor confidence and provides a solid foundation for future growth of the organization. The Company has provided the majority of its capital requirements through the proceeds of its initial stock offering in 1996 and the retention of earnings.

Bank regulatory authorities are placing increased emphasis on the maintenance of adequate capital. In 1990, new risk-based capital requirements became effective. The guidelines take into consideration risk factors, as defined by regulators, associated with various categories of assets, both on and off the balance sheet. Under the guidelines, capital strength is measured in two tiers, which are used in conjunction with risk-adjusted assets to determine the risk-based capital ratios. The Bank's Tier 1 capital, which consists of common equity, paid-in capital and retained earnings (less intangible assets), amounted to $6.3 million at December 31, 1998. Tier 2 capital components include supplemental capital components such as qualifying allowance for loan losses and qualifying subordinated debt. Tier 1 capital plus the Tier 2 capital components is referred to as Total Risk-based capital and was $6.6 million at year-end 1998. The percentage ratios, as calculated under the guidelines were 12.05 percent and
12.76 percent for Tier 1 and Total Risk-based capital, respectively, at year-end 1998. Both levels currently exceed the minimum ratios of four percent and eight percent, respectively.

Other important indicators of capital adequacy in the banking industry are the leverage ratio and the tangible leverage ratio. The leverage ratio is defined as the ratio the Bank's shareholders' equity, minus goodwill bears to total assets minus goodwill. The tangible leverage ratio is defined as the Bank's shareholders' equity, minus all intangibles, divided by total assets minus all intangibles. The Bank's leverage ratios as of December 31, 1998 exceeded the regulatory minimum requirements which are generally 3% plus an additional cushion of at least 100-200 basis points depending on risk profiles and other factors.

CAPITAL RESOURCES - CONCLUDED

The table below illustrates the Bank's regulatory capital ratios at December 31, 1998 and 1997 under the year end 1998 requirements.


                             CAPITAL ADEQUACY RATIOS

                                                                                       YEAR ENDED DECEMBER 31,
                                                                          --------------------------------------------
                                                                                          (in thousands)
                                                                                1998                              1997
                                                                                ----                              ----
     Tier 1 Capital                                                       $    6,265                        $    5,537
     Tier 2 Capital                                                              366                               170
                                                                          ----------                        ----------

     TOTAL QUALIFYING CAPITAL                                             $    6,631                        $    5,707
                                                                          ==========                        ==========

     Risk Adjusted Total Assets
        (including off-balance-sheet exposures)                           $   51,983                        $   26,332
                                                                          ==========                        ==========

     Tier 1 Risk-Based Capital Ratio                                           12.05%                            21.02%
                                                                          ==========                        ==========

     Total Risk-Based Capital Ratio                                            12.76%                            21.67%
                                                                          ==========                        ==========

     Leverage Ratio                                                             8.14%                            15.12%
                                                                          ==========                        ==========

     Tangible Leverage Ratio                                                    8.11%                            15.03%
                                                                          ==========                        ==========


DBF Capital Requirement. In addition to the capital standards imposed by federal banking regulators, the Georgia Department of Banking and Finance (DBF) imposed an 8% primary capital ratio as a condition to the approval of the Bank's charter, This standard, which exceeds the FDIC capital standards, is calculated as the ratio of total equity to total assets, each as adjusted for unrealized gains and losses on securities and allowance for loan losses. This heightened requirement is imposed during the first three years of the Bank's operation. At December 31, 1998, the capital ratio as calculated under the DBF standard was 8.61%. The Bank's capital ratio as calculated by the DBF was in compliance for 1998 and 1997.

INTEREST RATE SENSITIVITY MANAGEMENT

Interest rate sensitivity is a function of the repricing characteristics of the Company's portfolio of assets and liabilities. These repricing characteristics are the time frames within which the interest-bearing assets and liabilities are subject to change in interest rates either at replacement or maturity during the life of the instruments. Sensitivity is measured as the difference between the volume of assets and liabilities in the Company's current portfolio that are subject to repricing in future time periods. The differences are known as interest sensitivity gaps and are usually calculated separately for segments of time ranging from zero to thirty days, thirty-one to ninety days, ninety-one days to one year, one to five year, over five year and on a cumulative basis. The following tables show interest sensitivity gaps for these different intervals as of December 31, 1998.


                       INTEREST RATE SENSITIVITY ANALYSIS

                                          0-30        31-90       91-365         1-5         Over 5
                                          Days        Days         Days          Year         Year        Total
                                         -------     -------     --------      --------      -------     -------
                                                                     (in Thousands)

AT DECEMBER 31, 1998
Interest-earning assets (1)
  Loans ............................     $ 6,629     $13,258     $  2,805      $ 13,214      $   558     $36,464
  Investment Securities:
    Taxable ........................       3,609         500        1,304         8,553       18,242      32,208
    Tax-exempt .....................         -0-         -0-          -0-           -0-          -0-         -0-
    Federal funds sold .............       4,700         -0-          -0-           -0-          -0-       4,700
                                         -------     -------     --------      --------      -------     -------
                                          14,938      13,758        4,109        21,767       18,800      73,372
                                         -------     -------     --------      --------      -------     -------
Interest-bearing liabilities (2)
  Demand deposits (3) ..............       4,431       4,430        4,430           -0-          -0-      13,291
  Savings deposits (3) .............       3,232       3,231        3,231           -0-          -0-       9,694
  Time deposits ....................       4,331       5,770       21,012         8,488          -0-      39,601
  Long-term debt ...................         -0-         -0-          -0-         1,000          -0-       1,000
                                         -------     -------     --------      --------      -------     -------
                                          11,994      13,431       28,673         9,488          -0-      63,586
                                         -------     -------     --------      --------      -------     -------

Interest sensitivity gap ...........     $ 2,944     $   327     $(24,564)     $ 12,279      $18,800     $ 9,786
                                         =======     =======     ========      ========      =======     =======
Cumulative interest
  sensitivity gap ..................     $ 2,944     $ 3,271     $(21,293)     $ (9,014)     $ 9,786
                                         =======     =======     ========      ========      =======
Ratio of interest-earning assets
  to interest-bearing liabilities...        1.24        1.02          .14          2.29           --
                                         =======     =======     ========      ========      =======
Cumulative ratio ...................        1.24        1.12          .60           .85         1.15
                                         =======     =======     ========      ========      =======
Ratio of cumulative gap to
  total interest-bearing assets ....         .04         .04         (.29)         (.12)         .13
                                         =======     =======     ========      ========      =======

--------------------

(1) Excludes nonaccrual loans and securities.
(2) Excludes matured certificates which have not been redeemed by the customer and on which no interest is accruing.
(3) Demand and savings deposits and other short term borrowings are assumed to be subject to movement into other deposit instruments in equal amounts during the 0-30 day period, the 31-90 day period, and the 91-365 day period.

The preceding table indicates that in a rising interest rate environment, the Company's earnings may be adversely affected in the 0-365 day periods where liabilities will reprice faster than assets. As seen in the preceding table, for the first 30 days of repricing opportunity there is an excess of earning assets over interest bearing liabilities of $2.9 million. For the first 365 days, interest-bearing liabilities exceed earning assets by $21.3 million. During this one year time frame, 85.1 percent of all interest bearing liabilities will reprice compared to 44.7 percent of all interest-earning assets. Changes in the mix of earning assets or supporting liabilities can either increase or decrease the net interest margin without affecting interest rate sensitivity. In addition, the interest rate spread between an asset and its supporting liability can vary significantly while the timing of repricing for both the asset and the liability remain the same, thus impacting net interest income. It should be noted, therefore, that a matched interest-sensitive position by itself will not ensure maximum net interest income. Management continually evaluates the condition of the economy, the pattern of market interest rates and other economic data to determine the types of investments that should be made and at what maturities. Using this analysis, management from time to time assumes calculated interest sensitivity gap positions to maximize net interest income based upon anticipated movements in the general level of interest rates.


INFLATION AND CHANGING PRICES

A bank's asset and liability structure is significantly different from that of an industrial company in that substantially all assets and liabilities of a bank are monetary in nature. Management believes the impact of inflation on financial results depends upon the Bank's ability to react to changes in interest rates and by such reaction to reduce the inflationary impact on performance. Interest rates do not necessarily move in the same direction, or at the same magnitude, as the prices of other goods and services. As discussed previously, management seeks to manage the relationship between interest-sensitive assets and liabilities in order to protect against wide interest rate fluctuations, including those resulting from inflation.

Various information shown elsewhere in this Report will assist in the understanding of how well the Bank is positioned to react to changing interest rates and inflationary trends, In particular, the summary of net interest income, the maturity distribution, the composition of the loan and security portfolios and the data on the interest sensitivity of loans and deposits should be considered.


CONCLUSION

The Bank has experienced continued growth since its opening in 1997. It has enjoyed continued increase in its customer base, as shown by the rapid increase in deposits and loans for the 1998 fiscal year. While management remains optimistic about the prospects for continued growth and profitability, management does not anticipate that growth will be at the level experienced during the Bank's initial two years of operation. No assurance can be given that the Bank will continue to grow and be profitable.

The foregoing is a forward-looking statement which reflects significant assumptions and subjective judgments believed by management to be reasonable as of the date of this Report. It does not constitute a forecast or prediction of actual results, and actual performance and financial results may differ materially from those anticipated due to a variety of factors.

                    MANAGEMENT'S STATEMENT OF RESPONSIBILITY
                            FOR FINANCIAL INFORMATION

                      Gateway Bancshares, Inc. & Subsidiary

The management of Gateway Bancshares, Inc. & Subsidiary is responsible for the preparation, integrity, and objectivity of the financial statements, related financial data, and other information in this annual report. The financial statements are prepared in accordance with generally accepted accounting principles and include amounts based on management's best estimates and judgment where appropriate. Financial information appearing throughout this annual report is consistent with the financial statements.

In meeting its responsibility both for the integrity and fairness of these statements and information, management depends on the accounting systems and related internal accounting controls that are designed to provide reasonable assurances that (i) transactions are authorized and recorded in accordance with established procedures, (ii) assets are safeguarded, and (iii) proper and reliable records are maintained.

The concept of reasonable assurance is based on the recognition that the cost of internal control systems should not exceed the related benefits. As an integral part of internal control systems, the Company, through its audit committee, utilizes the services of a professional staff of internal auditors who monitor compliance, assess the effectiveness of internal control systems and coordinate audit coverage with independent certified public accountants.

The responsibility of the Company's independent certified public accountants is limited to an expression of their opinion as to the fairness of the financial statements presented. Their opinion is based on an audit conducted in accordance with generally accepted auditing standards as described in their report.

The Board of Directors is responsible for insuring that both management and the independent certified public accountants fulfill their respective responsibilities with regard to the financial statements. The Audit Committee meets periodically with both management and the independent certified public accountants to assure that each is carrying out its responsibilities. The independent certified public accountants have full and free access to the Audit Committee and Board of Directors and may meet with them, with and without management being present, to discuss auditing and financial reporting matters.

GATEWAY BANCSHARES, INC. & SUBSIDIARY
Index to Consolidated Financial Statements

                                                                                                               Page (s)
                                                                                                               --------

Independent Auditors' Report................................................................................      14

Consolidated Statement of Financial Condition as of December 31, 1998 and 1997..............................      15

Consolidated Statement of Income for the years ended
  December 31, 1998, 1997 and 1996..........................................................................      16

Consolidated Statement of Shareholders' Equity for the years ended
  December 31, 1998, 1997 and 1996..........................................................................      17

Consolidated Statement of Cash Flows for the years ended
  December 31, 1998, 1997 and 1996..........................................................................      18

Notes To Consolidated Financial Statements..................................................................   19-36

                          INDEPENDENT AUDITORS' REPORT




To the Board of Directors and Shareholders of Gateway Bancshares, Inc. & Subsidiary

We have audited the accompanying consolidated statements of financial condition of Gateway Bancshares, Inc. & Subsidiary as of December 31, 1998 and 1997 and the related consolidated statements of income, shareholders' equity and cash flows for the years ended December 31, 1998, 1997, and 1996. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Gateway Bancshares, Inc. & Subsidiary as of December 31, 1998 and 1997, and the results of its consolidated operations and its cash flows for the years ended December 31, 1998, 1997 and 1996, in conformity with generally accepted accounting principles.





Ellijay, Georgia
January 29, 1999





                                                HENSLEY, LAND & ASSOCIATES, P.C.

                  CONSOLIDATED STATEMENT OF FINANCIAL CONDITION

                      GATEWAY BANCSHARES, INC. & SUBSIDIARY

                                                                                                          DECEMBER 31,
                                                                                                --------------------------------
                                                                                                    1998                1997
                                                                                                    ----                ----

ASSETS
  Cash ..................................................................................       $    397,459        $    229,994
  Due from banks ........................................................................          1,015,443           1,152,424
  Federal funds sold ....................................................................          4,700,000             750,000

  Securities available for sale .........................................................         24,526,907          14,247,419
  Securities held to maturity, estimated
    fair value of $7,630,715 for 1998 and $948,052 for 1997 .............................          7,562,904             944,986
  Restricted investments ................................................................            118,300              17,400

  Loans .................................................................................         36,464,131          17,195,468
  Allowance for loan losses .............................................................           (366,158)           (170,000)
                                                                                                ------------        ------------
                  NET LOANS .............................................................         36,097,973          17,025,468

  Premises and equipment, net ...........................................................          1,694,514           1,725,463
  Accrued interest ......................................................................            678,770             279,050
  Other assets ..........................................................................            146,841             239,181
                                                                                                ------------        ------------

                  TOTAL ASSETS ..........................................................       $ 76,939,111        $ 36,611,385
                                                                                                ============        ============

LIABILITIES AND SHAREHOLDERS' EQUITY
  LIABILITIES
     Deposits:
        Noninterest-bearing .............................................................       $  6,249,127        $  3,306,847
        Interest-bearing ................................................................         62,586,245          26,804,361
                                                                                                ------------        ------------
                  TOTAL DEPOSITS ........................................................         68,835,372          30,111,208
     Long-term debt .....................................................................          1,000,000                 -0-
     Accrued interest ...................................................................            276,995              91,297
     Other liabilities ..................................................................            240,127              48,467
                                                                                                ------------        ------------
                  TOTAL LIABILITIES .....................................................         70,352,494          30,250,972
                                                                                                ------------        ------------

  SHAREHOLDERS' EQUITY
     Common stock, par value $5 per share,
        10,000,000 shares authorized, 679,048
        shares issued and outstanding....................................................          3,395,240           3,395,240
     Capital surplus ....................................................................          3,357,637           3,357,637
     Accumulated deficit.................................................................           (173,497)           (407,329)
        Accumulated other comprehensive income ..........................................              7,237              14,865
                                                                                                ------------        ------------

                  TOTAL SHAREHOLDERS' EQUITY ............................................          6,586,617           6,360,413
                                                                                                ------------        ------------

                  TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY ............................       $ 76,939,111        $ 36,611,385
                                                                                                ============        ============



          See accountants' notes to consolidated financial statements.

                        CONSOLIDATED STATEMENT OF INCOME

                      GATEWAY BANCSHARES, INC. & SUBSIDIARY

                                                       FOR THE YEAR      For the Year       For the Year
                                                          ENDING            Ending             Ending
                                                       DEC. 31, 1998     Dec. 31, 1997      Dec. 31, 1996
                                                       -------------     -------------      -------------

REVENUE FROM EARNING ASSETS
  Interest and fees on loans ....................       $ 3,014,428        $   743,963        $     -0-
  Interest on investment securities:
    Taxable securities ..........................         1,240,761            391,393          157,273
  Interest on federal funds sold ................            99,157             66,444           28,142
  Interest on deposits in other banks ...........               -0-                -0-           35,809
                                                        -----------        -----------        ---------
       TOTAL REVENUE FROM EARNING ASSETS ........         4,354,346          1,201,800          221,224
                                                        -----------        -----------        ---------

INTEREST EXPENSE
  Interest on deposits ..........................         2,265,832            428,696              -0-
  Interest on notes payable and borrowed funds...            61,112                927            4,572
                                                        -----------        -----------        ---------
       TOTAL INTEREST EXPENSE ...................         2,326,944            429,623            4,572
                                                        -----------        -----------        ---------

NET INTEREST INCOME .............................         2,027,402            772,177          216,652
  Provision for loan losses .....................           235,000            171,075              -0-
                                                        -----------        -----------        ---------

NET INTEREST INCOME
  AFTER PROVISION FOR LOAN LOSSES ...............         1,792,402            601,102          216,652
                                                        -----------        -----------        ---------

NONINTEREST INCOME
  Service charges on deposits ...................           138,915             41,142              -0-
  Insurance commissions .........................             4,375              1,881              -0-
  Other operating income ........................            36,731             11,480              -0-
  Investment securities gains ...................            12,170                -0-              -0-
                                                        -----------        -----------        ---------
       TOTAL NONINTEREST INCOME .................           192,191             54,503              -0-
                                                        -----------        -----------        ---------

NONINTEREST EXPENSES
  Salaries and employee benefits ................           764,592            571,089          229,277
  Occupancy expense .............................            95,620             76,044           23,277
  Furniture and equipment expense ...............           107,243             61,643            6,837
  Other operating expenses ......................           728,498            374,351           89,094
  Investment securities losses ..................               517                662              -0-
                                                        -----------        -----------        ---------
       TOTAL NONINTEREST EXPENSES ...............         1,696,470          1,083,789          348,485
                                                        -----------        -----------        ---------

  Net Income (Loss) before income taxes .........           288,123           (428,184)        (131,833)
  Income tax benefit (expense) ..................           (54,291)           154,445              -0-
                                                        -----------        -----------        ---------

NET INCOME (LOSS) ...............................       $   233,832        $  (273,739)       $(131,833)
                                                        ===========        ===========        =========

EARNINGS (LOSS) PER COMMON SHARE - BASIC
  AND DILUTIVE
  Net loss per common share .....................       $      0.34        $     (0.40)       $   (0.19)
  Weighted average common shares outstanding ....           679,048            679,048          679,048



     See accountants' report and notes to consolidated financial statements.

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                      GATEWAY BANCSHARES, INC. & SUBSIDIARY

             For the Years Ending December 31, 1998, 1997, and 1996

                                                                                          Accumulated
                                                                                             Other
                                              Common          Capital       Accumulated  Comprehensive
                                              Stock           Surplus         Deficit       Income           Total
                                           -----------      -----------      ---------     ---------      -----------

Balance at
  December 31, 1995 ..................     $         5      $         5      $  (1,757)    $     -0-      $    (1,747)
                                                                                                          -----------

Comprehensive Income:
Net Loss - 1996 ......................             -0-              -0-       (131,833)          -0-         (131,833)
Change in net unrealized gain
     (loss) on securities available
     for sale, net of tax effects ....             -0-              -0-            -0-        (3,947)          (3,947)
                                                                                                          -----------
       Total Comprehensive Income ....                                                                       (135,780)
                                                                                                          -----------

Issuance of Common Stock .............       3,395,240        3,395,240            -0-           -0-        6,790,480

Stock Offering Costs .................             -0-          (37,603)           -0-           -0-          (37,603)

Retirement of Stock ..................              (5)              (5)           -0-           -0-              (10)
                                           -----------      -----------      ---------     ---------      -----------

Balance at
  December 31, 1996 ..................       3,395,240        3,357,637       (133,590)       (3,947)       6,615,340
                                                                                                          -----------

Comprehensive Income:
Net Loss - 1997 ......................             -0-              -0-       (273,739)          -0-         (273,739)
Change in net unrealized gain
     (loss) on securities available
     for sale, net of tax effects ....             -0-              -0-            -0-        18,812           18,812
                                           -----------      -----------      ---------     ---------      -----------
        Total Comprehensive Income ...                                                                       (254,927)
                                                                                                          -----------

Balance at
  December 31, 1997 ..................       3,395,240        3,357,637       (407,329)       14,865        6,360,413
                                                                                                          -----------

COMPREHENSIVE INCOME:
NET INCOME - 1998 ....................             -0-              -0-        233,832           -0-          233,832
CHANGE IN NET UNREALIZED GAIN
      (LOSS) ON SECURITIES AVAILABLE
      FOR SALE, NET OF TAX EFFECTS ...             -0-              -0-            -0-        (7,628)          (7,628)
                                           -----------      -----------      ---------     ---------      -----------
      TOTAL COMPREHENSIVE INCOME .....                                                                        226,204
                                                                                                          -----------

BALANCE AT
   DECEMBER 31, 1998 .................     $ 3,395,240      $ 3,357,637      $(173,497)    $   7,237      $ 6,586,617
                                           ===========      ===========      =========     =========      ===========





     See accountants' report and notes to consolidated financial statements.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                      GATEWAY BANCSHARES, INC. & SUBSIDIARY

                                                                         FOR THE YEAR        For the Year        For the Year
                                                                             ENDING              Ending              Ending
                                                                         DEC 31, 1998        Dec 31, 1997        Dec 31, 1996
                                                                         ------------        ------------        ------------

OPERATING ACTIVITIES:
  Net income (loss) ..............................................       $    233,832        $   (273,739)       $  (131,833)
  Adjustments to reconcile net loss to net
  cash used in operating activities:
    Provision for loan losses ...................................             235,000             171,075                -0-
    Provision for depreciation and amortization ..................            133,617              90,100              6,462
    Amortization of investment security
       premiums and accretion of discounts .......................            (19,610)            (25,239)          (115,539)
    Deferred tax (benefit) .......................................             54,291            (155,610)               -0-
    Realized investment security gains ...........................            (11,653)                662                -0-
    Increase in accrued interest receivable ......................           (399,720)           (236,206)           (42,844)
    Increase in accrued interest payable .........................            185,698              91,297               (255)
    Other ........................................................            221,740             (82,471)           100,690
                                                                         ------------        ------------        -----------
         NET CASH USED PROVIDED OPERATING ACTIVITIES .............            633,195            (420,131)          (183,319)
                                                                         ------------        ------------        -----------

INVESTING ACTIVITIES:
  Proceeds from sales of securities available for sale ...........          7,346,633             693,357          1,000,000
  Proceeds from maturities and calls of securities
    available for sale ...........................................         13,493,225           3,680,783          3,949,173
  Purchase of securities available for sale ......................        (30,149,745)        (13,414,894)        (2,495,347)
  Purchase of securities held to maturity and restricted assets...         (7,668,713)           (943,852)        (7,516,387)
  Net increase in loans to customers .............................        (19,307,505)        (17,196,543)               -0-
  Capital expenditures ...........................................            (90,770)         (1,258,125)          (548,568)
                                                                         ------------        ------------        -----------
         NET CASH USED IN INVESTING ACTIVITIES ...................        (36,376,875)        (28,439,274)        (5,611,129)
                                                                         ------------        ------------        -----------

FINANCING ACTIVITIES:
  Net increase in demand deposits, NOW accounts,
    and savings accounts .........................................         12,811,816          18,862,014                -0-
  Net increase in certificates of deposit ........................         25,912,348          11,249,194                -0-
  Proceeds from notes payable ....................................          1,000,000                 -0-            189,000
  Repayment of notes payable .....................................                -0-                 -0-           (267,000)
  Issuance of common stock .......................................                -0-                 -0-          6,790,480
  Stock issue costs ..............................................                -0-                 -0-            (37,603)
  Retirement of Common Stock .....................................                -0-                 -0-                (10)
                                                                         ------------        ------------        -----------
         NET CASH PROVIDED BY FINANCING ACTIVITIES ...............         39,724,164          30,111,208          6,674,867
                                                                         ------------        ------------        -----------

Net increase in cash and cash equivalents ........................          3,980,484           1,251,803            880,419

Cash and cash equivalents at beginning of year ...................          2,132,418             880,615                196
                                                                         ------------        ------------        -----------


CASH AND CASH EQUIVALENTS AT END OF YEAR .........................       $  6,112,902        $  2,132,418        $   880,615
                                                                         ============        ============        ===========

  SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the year for:
    Interest .....................................................       $  2,141,246        $    338,326        $     4,572
    Income taxes .................................................                -0-                 -0-                -0-
    SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING
        AND FINANCING ACTIVITIES:

    None.



     See accountants' report and notes to consolidated financial statements

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      GATEWAY BANCSHARES, INC. & SUBSIDIARY

                           DECEMBER 31, 1998 AND 1997


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations: Gateway Bancshares, Inc. (the "Company") is a bank holding company whose principal activity is the ownership and management of its wholly-owned subsidiary, Gateway Bank & Trust (the "Bank"). The Bank generates commercial (including agricultural), mortgage and consumer loans and receives deposits from customers located primarily in Catoosa County, Georgia and the surrounding areas. The Bank operates under a state bank charter and provides full banking services. As a state bank, the Bank is subject to regulation by the Georgia Department of Banking and Finance and the Federal Deposit Insurance Corporation.

Business: The Company began organizational activities on July 11, 1995 and was incorporated on October 3, 1995 in the State of Georgia. On December 11, 1995, The Bank's charter was approved by the Georgia Department of Banking and Finance. On December 13, 1995, the Bank was incorporated under the laws of the State of Georgia. The Company completed its stock offering on June 15, 1996. The Bank opened for business on April 21, 1997. The Bank operated as a development stage company in the period prior to its opening for business. The Bank provides a full range of banking services to individual and corporate customers in Catoosa County and surrounding areas.

Basis of Consolidation: The consolidated financial statements include the accounts of Gateway Bancshares, Inc. and its wholly-owned subsidiary, Gateway Bank & Trust. All significant intercompany balances and transactions have been eliminated.

Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, and the valuation of foreclosed real estate, deferred tax assets and trading activities.

The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. In connection with the determination of the estimated losses on loans, management obtains independent appraisals for significant collateral.

The Bank's loans are generally secured by specific items of collateral including real property, consumer assets, and business assets. Although the Bank has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent on local economic conditions.

While management uses available information to recognize losses on loans, further reductions in the carrying amounts of loans may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans. Such agencies may require the Bank to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the estimated losses on loans may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      GATEWAY BANCSHARES, INC. & SUBSIDIARY

                           DECEMBER 31, 1998 AND 1997


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

Cash and Cash Equivalents: For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash, balances due from banks, and federal funds sold.

Investments in Securities: Debt securities that management has the positive intent and ability to hold to maturity are classified as "held-to-maturity" and reflected at amortized cost. Debt securities not classified as "held-to-maturity", including equity securities with readily determinable fair value, are classified as "available-for-sale" and reflected at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income.

Purchase premiums and discounts are recognized in interest income using methods approximating the interest method over the period to maturity. Declines in the value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

Trading securities are bought and held principally for the purpose of selling them in the near term. The Company has no trading securities.

Restricted investment securities consists of equity stock in which the purchase of such security was required. These investments are recorded at cost. Fair value is determined by the ultimate recoverability of par value.

Loans: The Bank grants mortgage, commercial and consumer loans to customers in the Northwest Georgia area. The ability of the Bank's debtors to honor their contracts is dependent upon the real estate and general economic sectors in this area. The Bank's loans are generally secured by specific items of collateral including real property, consumer assets, and business assets.

Loans are stated at unpaid principal balances, less the allowance for loan losses, net deferred loan fees and unearned discounts.

Unearned discounts on installment loans are recognized as income over the term of the loans using a method that approximates the interest method.

Loan origination and commitment fees, as well as certain direct origination costs, are deferred, if material, and amortized as a yield adjustment over the lives of the related loans using the interest method. Amortization of deferred loan fees is discontinued when a loan is placed on nonaccrual status.

Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income previously accrued on such loans is reversed against current period interest income.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      GATEWAY BANCSHARES, INC. & SUBSIDIARY

                           DECEMBER 31, 1998 AND 1997


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

Allowance for Loan Losses: The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, economic conditions, and other risks inherent in the portfolio. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. Although management uses available information to recognize losses on loans, because of uncertainties associated with local economic conditions, collateral values, and future cash flows on impaired loans, it is reasonably possible that a material change could occur in the allowance for loan losses in the near term. However, the amount of the change that is reasonably possible cannot be estimated. The allowance is increased by a provision for loan losses, which is charged to expense and reduced by charge-offs, net of recoveries. Changes in the allowance relating to impaired loans are charged or credited to the provision for loan losses.

Premises and Equipment: Other premises and equipment are carried at cost less accumulated depreciation computed on the straight-line method over the estimated useful lives of the assets. Expenditures for repairs and maintenance are charged to expense as incurred, and major additions and improvements are capitalized.

Foreclosed Assets: Assets acquired through, or in lieu of, foreclosure are held for sale and initially recorded at fair value at the date of foreclosure, establishing a cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Costs of significant property improvements are capitalized, whereas costs relating to holding property are expensed. The portion of interest costs relating to development of real estate is capitalized. Valuations are periodically performed by management, and any subsequent write-downs are recorded as a charge to operations, if necessary, to reduce the carrying value of a property to the lower of its cost or fair value less cost to sell.

Earnings Per Common Share: Earnings per common share are calculated on the basis of the weighted average number of common shares outstanding.

Income Taxes: Income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of the allowance for loan losses and accumulated depreciation. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets and liabilities are reflected at income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. The Company files consolidated income tax returns with its subsidiary.

Employee Benefit Plan: The Bank has a 401-K profit-sharing plan covering substantially all of its employees. Eligible participating employees may elect to contribute tax deferred contributions. Bank contributions to the plan are to be determined by the Board of Directors, after operating losses from prior years have been fully recovered.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      GATEWAY BANCSHARES, INC. & SUBSIDIARY

                           DECEMBER 31, 1998 AND 1997


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

Off Balance Sheet Financial Instruments: In the ordinary course of business the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

The Bank also has available as a source of short-term financing the purchase of federal funds from other correspondent banks from an available line of up to $3.1 million.

Other matters: The consolidated financial statements include disclosure items required by the federal Deposit Insurance Corporation (the "FDIC"). This statements has not been reviewed, or confirmed for accuracy or relevance, by the FDIC.

Intangibles: Intangibles consist primarily of legal, consulting and regulatory fees charged to organizational costs. Organizational costs are generally amortized over 5 years using the straight-line method. In April 1998, the American Institute of Certified Public Accountants Statement of Position 98-5, "Reporting on the Costs of Start-up Activities" was issued, which requires the costs of organizational and start-up activities to be expensed as they are incurred. Costs that entities previously capitalized as start-up costs should now be expensed, effective for years beginning after December 15, 1998. The Company will adopt this statement in 1999 and does not expect the adoption to have a material effect on the Company's consolidated financial statements.

Comprehensive Income: The Company adopted the Financial Accounting Standards Board's statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income," as of January 1, 1998. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items along with net income, are components of comprehensive income. The adoption of SFAS No. 130 had no effect on the Company's net income or shareholders' equity.

Segment Information: The Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" effective for its year ending December 31, 1998 and 1997. This Statement, which establishes standards for the way that public business enterprises report information about operating segments in annual financial statements, requires the reporting of selected financials and descriptive information about its reportable operating segments. The Company operates a commercial bank, through its wholly owned subsidiary, and provides financial services to its customers in the Northwest Georgia area. The services provided constitute one business segment, and are all related to accepting deposits from customers, providing loans for customers, related banking services and management of the bank's assets and liabilities. The Company's internal reporting considers all activities as one business segment. The Company considers its entire operations as one operating segment. The adoption of SFAS No. 131 had no effect on the Company's net income or stockholders' equity.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      GATEWAY BANCSHARES, INC. & SUBSIDIARY

                           DECEMBER 31, 1998 AND 1997

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONCLUDED

Pensions and Other Post-retirement Benefits: The Company adopted SFAS No. 132, "Employers' Disclosures about Pensions and Other Post-retirement Benefits" as of January 1, 1998. This statement, which standardizes the disclosure requirements for pensions and other post-retirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain other disclosures previously required. The adoption of SFAS No. 132 had no effect on the Company's net income or shareholders' equity.

In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." SFAS No. 125 was amended by SFAS No. 127, which deferred the effective date of certain provisions of SFAS No. 125 until January 1, 1998. SFAS No. 125 is to be applied prospectively to transfers and servicing of financial assets and extinguishments of liabilities after December 31, 1996. This statement utilizes the financial components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognized the financial and servicing assets it controls and the liabilities when extinguished. Adoption of SFAS No. 125 did not have an impact on the Company's consolidated financial statements.

In December 1996, the FASB issued SFAS No. 126, "Exemption from Certain Required Disclosures about Financial Instruments for Certain Nonpublic Entities" which amends FASB No. 107, "Disclosures about Fair Value of Financial Instruments." This statement allows an entity to be exempt from SFAS No. 107 disclosures if the following criteria are met: a) the entity is a nonpublic entity, b) the entity's total assets are less than $100 million on the date of the financial statements, and the entity has not held or issued any derivative financial instruments, as defined in FASB No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments," other than loan commitments, during the reporting period. This statement did not impact the Company's consolidated financial statements.

In February 1997, the FASB issued SFAS No. 128, "Earnings Per Share" which simplifies previous standards for reporting earnings per share. Under SFAS No. 128, earnings per share is stated on the income statement based on two separate measurements: basic and diluted. Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that shared in the earnings of the entity. The adoption of this statement did not have a material effect on the Company's consolidated financial statements.


NOTE 2 - RESTRICTIONS ON CASH AND DUE FROM BANK ACCOUNTS

The Bank is required to maintain average reserve balances either in vault cash or on deposit with the Federal Reserve Bank. At December 31, 1998 and 1997, the average amount of required reserves was $108,000 and $25,000, respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      GATEWAY BANCSHARES, INC. & SUBSIDIARY

                           DECEMBER 31, 1998 AND 1997


NOTE 3 - INVESTMENT SECURITIES

At December 31, 1998, the Company's available-for-sale securities reflected net unrealized gains of $10,966, which resulted in an increase in other comprehensive income of $7,237, net of deferred tax liability. At December 31, 1997, the Company's available-for-sale securities reflected net unrealized gains of $22,522, which resulted in an increase in other comprehensive income of $14,865, net of deferred tax liability.

The carrying amounts of investment securities as shown in the statement of financial condition of the Bank and their approximate fair values at December 31, 1998 and 1997 are presented below.

                                                                        GROSS          GROSS          ESTIMATED
                                                      AMORTIZED      UNREALIZED      UNREALIZED          FAIR
                                                         COST           GAINS          LOSSES            VALUE
                                                     -----------     -----------     -----------     -----------

AS OF DECEMBER 31, 1998:
SECURITIES AVAILABLE FOR SALE:
       U. S. GOVERNMENT AND AGENCY SECURITIES...     $12,312,094     $    19,886     $       -0-     $12,331,980
       MORTGAGE BACKED SECURITIES ..............      12,203,847             310           9,230      12,194,927
                                                     -----------     -----------     -----------     -----------
                                                     $24,515,941     $    20,196     $     9,230     $24,526,907
                                                     ===========     ===========     ===========     ===========

SECURITIES HELD TO MATURITY:
       U. S. GOVERNMENT AND AGENCY SECURITIES...     $ 7,512,918     $    67,811     $       -0-     $ 7,580,729
          MUNICIPAL SECURITIES .................          49,986             -0-             -0-          49,986
                                                     -----------     -----------     -----------     -----------
                                                     $ 7,562,904     $    67,811     $       -0-     $ 7,630,715
                                                     ===========     ===========     ===========     ===========
As of December 31, 1997:
Securities Available for Sale:
       U. S. government and agency securities...     $13,709,535     $    23,683     $       -0-     $13,733,218
       Mortgage backed securities ..............         515,362             -0-           1,161         514,201
                                                     -----------     -----------     -----------     -----------
                                                     $14,224,897     $    23,683     $     1,161     $14,247,419
                                                     ===========     ===========     ===========     ===========

Securities Held to Maturity:
       U. S. government and agency securities...     $   944,986     $     3,066     $       -0-     $   948,052
                                                     ===========     ===========     ===========     ===========


Restricted Investments:                                                  Book Value (at cost)
                                                                     ---------------------------
                                                                         1998            1997
                                                                     -----------     -----------

       Federal Home Loan Bank stock.............                     $   118,300     $    17,400
                                                                     ===========     ===========

The contractual maturities of securities available for sale at December 31, 1998 are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      GATEWAY BANCSHARES, INC. & SUBSIDIARY

                           DECEMBER 31, 1998 AND 1997


NOTE 3 - INVESTMENT SECURITIES - CONCLUDED

                                                                                                         ESTIMATED
                                                                                       AMORTIZED           FAIR
                                                                                         COST              VALUE
As of December 31, 1998:                                                              -----------       -----------
------------------------
Securities Available for Sale:
  Due in one year or less .....................................................       $ 4,750,578       $ 4,751,298
  Due after one year through five years .......................................         6,290,737         6,334,045
  Due after five years through ten years ......................................         8,918,865         8,896,113
  Due after ten years .........................................................         4,555,761         4,545,451
                                                                                      -----------       -----------
                                                                                      $24,515,941       $24,526,907
                                                                                      ===========       ===========

Securities Held to Maturity:
  Due in one year or less......................................................       $   550,615       $   552,665
  Due after one year through five years .......................................         2,262,375         2,299,825
  Due after five years through ten years ......................................         4,749,914         4,778,225
                                                                                      -----------       -----------
                                                                                      $ 7,562,904       $ 7,630,715
                                                                                      ===========       ===========

Proceeds from sales of available for sale securities were $7,346,633 and $693,357 for the years ended December 31, 1998 and 1997, respectively. There were no sales of investment securities in 1996. Gross realized gains and losses on investments in debt securities available for sale for the years ended December 31 were as follows:

                                              1998        1997        1996
                                              ----        ----        ----

  Gross realized gains.............          12,170     $   -0-     $   -0-
  Gross realized losses............             517         662         -0-

The carrying value of investment securities pledged to secure public funds on deposit and for other purposes as required by law amounted to approximately $11,369,000 and $9,825,000 at December 31, 1998 and 1997, respectively.

NOTE 4 - LOANS

The Bank grants loans to customers primarily in the North Georgia area. The major classifications of loans as of December 31, 1998 and 1997 were as follows (000's omitted):

                                                          1998                   1997
                                                          ----                   ----
Commercial, financial and agricultural...              $ 10,421               $  6,993
Real Estate - construction ..............                 6,008                  2,992
Real Estate - other .....................                13,289                  3,482
Consumer ................................                 6,713                  3,696
Other loans .............................                    33                     32
                                                       --------               --------
                                                         36,464                 17,195

Allowance for loan losses ...............                  (366)                  (170)
                                                       --------               --------
Net loans ...............................              $ 36,098               $ 17,025
                                                       ========               ========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      GATEWAY BANCSHARES, INC. & SUBSIDIARY

                           DECEMBER 31, 1998 AND 1997


NOTE 4 - LOANS - CONCLUDED

As of December 31, 1998, there were no loans which the Bank had specifically classified as impaired. Other nonaccrual loans at December 31, 1998 and 1997 amounted to $15,508 and $-0-, respectively. For the year ended December 31, 1998 the difference between gross interest income that would have been recorded in such period if nonaccruing loans had been current in accordance with their original terms and the amount of interest income on those loans that was included in such period's net income was negligible.

The Bank has no commitments to loan additional funds to the borrowers of nonaccrual loans.

NOTE 5 - ALLOWANCE FOR LOAN LOSSES

Changes in the allowance for loan losses for the year ended December 31, 1998 and 1997 were as follows:

                                                   1998                  1997
                                                 --------              --------
  Balance at beginning of year.....              $170,000              $    -0-

  Charge-offs .....................                38,842                 1,075
    Recoveries ....................                   -0-                   -0-
                                                 --------              --------

    Net charge-offs ...............                38,842                 1,075

  Provision for loan losses .......               235,000               171,075
                                                 --------              --------

  Balance at end of year ..........              $366,158              $170,000
                                                 ========              ========

NOTE 6 - PREMISES AND EQUIPMENT

Premises and equipment were as follows:

                                                  1998                  1997
                                               ----------            ----------
  Buildings and improvements .......           $1,137,774            $1,134,182
  Furniture and equipment ..........              695,691               634,738
  Vehicles .........................               68,997                42,772
                                               ----------            ----------
                                                1,902,462             1,811,692
  Less allowance for depreciation...              207,948                86,229
                                               ----------            ----------
                                               $1,694,514            $1,725,463
                                               ==========            ==========

The provision for depreciation charged to occupancy and furniture and equipment expense for the years ended December 31, 1998, 1997, and 1996 was $121,719, $81,051, and $5,178, respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      GATEWAY BANCSHARES, INC. & SUBSIDIARY

                           DECEMBER 31, 1998 AND 1997


NOTE 7 - DEPOSITS


The major classifications of deposits as of December 31, 1998 and 1997 were as follows:

                                                                  1998                 1997
                                                                --------             --------
    Noninterest-bearing demand .....................          $ 6,249,127          $ 3,306,847
    Interest-bearing demand ........................           13,291,271           12,293,606
    Savings ........................................            9,694,496            3,261,561
    Time ...........................................           25,306,466            6,884,995
    Certificates of deposit of $100,000 or more.....           14,294,012            4,364,199
                                                              -----------          -----------
                                                              $68,835,372          $30,111,208
                                                              ===========          ===========

The maturities of time certificates of deposit and other time deposits of $100,000 or more issued by the Bank at December 31, 1998 are as follows (in thousands):

                                                                 TIME
                                                             CERTIFICATES
                                                              OF DEPOSIT
                                                              -----------
    Three months or less ...........................          $     4,373
    Over three through six months...................                6,861
    Over six through twelve months..................                2,405
    Over twelve months .............................                  655
                                                              -----------
                                                              $    14,294
                                                              ===========

NOTE 8 - LONG-TERM DEBT

                                                                                            1998              1997
                                                                                            ----              ----

    Loans payable consists of the following at December 31:

Note payable on a $1 million line of credit at Federal Home Loan Bank, with a maturity date of January 13, 2003; interest rate of 5.72 per cent; secured by
blanket interest in mortgage loans of the Company.................................      $ 1,000,000       $      -0-
                                                                                        ===========       ==========

Maturities of long-term debt following December 31, 1998 are as follows:

                  1999                       $      -0-
                  2000                              -0-
                  2001                              -0-
                  2002                              -0-
                  2003                        1,000,000
                                             ----------
                                             $1,000,000
                                             ==========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      GATEWAY BANCSHARES, INC. & SUBSIDIARY

                           DECEMBER 31, 1998 AND 1997


NOTE 9 - OTHER OPERATING EXPENSES

Other operating expenses consist of the following:

                                                                   FOR THE YEAR ENDED
                                                                       DECEMBER 31
                                                    -----------------------------------------------
                                                      1998                1997               1996
                                                      ----                ----               ----
  Advertising ..........................            $ 70,785            $ 55,683            $ 7,058
  Data processing ......................             166,490              64,852                -0-
  Insurance ............................              14,311              10,343              7,893
  Postage and express ..................              43,802              19,408              2,968
  Printing .............................              61,443              61,902                -0-
  Professional and regulatory fees .....              79,908              71,363             50,653
  Supplies .............................              50,034              55,969              4,818
  Taxes and licenses ...................               7,500               5,782                -0-
  Allowance for losses on debit card
     transactions ......................             150,000                 -0-                -0-
  Other ................................              84,742              29,711             15,704
                                                    --------            --------            -------

                                                    $729,015            $375,013            $89,094
                                                    ========            ========            =======

NOTE 10 - INCOME TAXES

There were no current taxes receivable or payable as of December 31, 1998 and 1997.

The components of the net deferred income tax asset included in other assets are as follows:

                                                       1998                  1997
                                                       ----                  ----
  Deferred tax asset:
   Federal .............................            $ 143,184             $ 209,314
  Deferred tax liability:
   Federal .............................              (46,758)              (16,505)
  Less valuation allowance .............                  -0-                (6,021)
                                                    ---------             ---------
  Net deferred income tax asset.........            $  96,426             $ 146,788
                                                    =========             =========

The tax effects of each type of income and expense item that gave rise to deferred taxes are:

  Net operating loss carryover .........            $  12,449             $ 166,708
  Net unrealized gains on securities
    available for sale .................               (3,728)               (7,657)
  Depreciation .........................              (43,030)               (8,848)
  Provision for loan losses ............              105,889                42,606
  Other ................................               24,846                   -0-
  Less: Valuation allowance ............                  -0-               (46,021)
                                                    ---------             ---------
                                                    $  96,426             $ 146,788
                                                    =========             =========

The net change in the valuation allowance for the year ended December 31, 1998 was a decrease of $46,021.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      GATEWAY BANCSHARES, INC. & SUBSIDIARY

                           DECEMBER 31, 1998 AND 1997


NOTE 10 - INCOME TAXES - CONTINUED

The components of income tax benefit (expense) for the years 1998, 1997 and 1996 are as follows:


                                           1998          1997          1996
                                         --------      --------      --------
    Deferred Federal                     $ 54,291      $154,445      $    -0-
                                         ========      ========      ========

The principal sources of temporary differences resulting in deferred income taxes included in the accompanying statement of income and the tax effect of each are as follows:


                                                               1998               1997                1996
                                                             --------           ---------           --------
    Federal annualized rate of 34% of income (loss)
      before income tax ...........................          $ 97,962           $(145,582)          $(44,823)
    Deduct tax effect of:
      Permanent differences .......................            (4,488)                900                -0-
      Other adjustments ...........................             6,838              (9,763)            (1,198)
      Valuation allowance .........................           (46,021)                -0-             46,021
                                                             --------           ---------           --------
      Income Tax Benefit ..........................          $ 54,291           $(154,445)          $    -0-
                                                             ========           =========           ========

Tax effects of securities transactions resulted in an increase in income tax benefit for 1998 of $3,962. The effective tax rate of 19 percent is the lower than the federal statutory rate primarily due to the elimination of the deferred tax asset valuation allowance in 1998. The carryforward period of net operating losses for tax purposes will expire beginning the year 2010.

NOTE 11 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

Financial instruments whose contract amount represents credit risk were as follows:

                                                              1998                1997
                                                           ----------          ----------
  Commitments to extend credit.....................        $6,227,000          $5,192,000
  Standby letters of credit .......................            48,287              29,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Standby letters of credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank's policy for obtaining collateral, and the nature of such collateral, is essentially the same as that involved in making commitments to extend credit.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      GATEWAY BANCSHARES, INC. & SUBSIDIARY

                           DECEMBER 31, 1998 AND 1997


NOTE 11 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK - CONCLUDED

The Bank has not been required to perform on any financial guarantees during the past two years. The Bank has not incurred any losses on its commitments in 1998.


NOTE 12 - COMMITMENTS AND CONTINGENCIES

Litigation: The Bank is party to litigation and claims arising in the normal course of business. Management, after consultation with legal counsel, believes that the liabilities, if any, arising from such litigation and claims are not material to the financial statements except as follows.

Contingencies: The Bank has a potential loss of $280,000 on the fraudulent use of debit cards through its system. Unauthorized withdrawals were drafted from the Bank's system and processed by the Bank's outside contractor. Based on information available at this time, the Bank believes that these fraudulent transactions were the direct result of the outside contractor's failure to ensure verification controls were in place to protect the Bank's check cards from potential fraud. The outside contractor has filed a demand for arbitration alleging that the Bank failed to honor a contract calling for recovery of the transactions. The Bank has denied all liability in this action and is in the process of filing a counterclaim against the outside contractor based upon the outside contractor's gross negligence in its failure to ensure that the Bank's check cards were being protected from potential fraud. The amount of additional losses, if any, cannot be determined. As of December 31, 1998, a $150,000 loss has been accrued, pending the outcome of arbitration or settlement.


NOTE 13 - CONCENTRATIONS OF CREDIT

All of the Bank's loans, commitments and standby letters of credit have been granted to customers in the Bank's market area. Substantially all such customers are depositors of the Bank. The concentrations of credit by type of loan are set forth in Note 4. The commitments to extend credit relate primarily to unused real estate draw lines.

The Bank maintains its cash accounts at various commercial banks. The total cash balances are insured by the FDIC up to $100,000. Total uninsured balances held at other commercial banks amount to $635,767 and $60,000 at December 31, 1998 and 1997, respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      GATEWAY BANCSHARES, INC. & SUBSIDIARY

                           DECEMBER 31, 1998 AND 1997


NOTE 14 - LEASES

The Company has entered into a lease arrangement for real estate for which rental expense amounted to $20,480 and $20,480 for 1998 and 1997, respectively. This lease has been classified as an operating lease, and relates to a ground lease for the Company's main office. Under the lease agreement, the Company is required to pay annual rent of $20,480 for the first three years. Subsequent to the third year, the Company will pay annual rent as adjusted by the Consumer Price Index through the end of its 20 year term. The Company has three options to renew the lease for 10 years for each option. Future minimum rentals (assuming no change in the Consumer Price Index) under the lease agreement are:

                  1999              $    20,480
                  2000                   20,480
                  2001                   20,480
                  2002                   20,480
                  2003                   20,480
                  Thereafter            245,760
                                    -----------
                                    $   348,160
                                    ===========


NOTE 15 - REGULATORY CAPITAL

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possible additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework from prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total risk-based capital and Tier 1 capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier 1 capital (as defined) to adjusted total assets (as defined). Management believes, as of December 31, 1998, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 1998 the Bank had not received notification from the regulatory authorities categorizing the Company's capitalization status. To be categorized as well capitalized, the Company must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since notification that management believes have changed the Bank's category.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      GATEWAY BANCSHARES, INC. & SUBSIDIARY

                           DECEMBER 31, 1998 AND 1997


The Bank's actual capital amounts (000's omitted) and ratios are also presented in this table.

                                                                                    TO BE WELL CAPITALIZED
                                                               FOR CAPITAL          UNDER PROMPT CORRECTIVE
                                       ACTUAL:              ADEQUACY PURPOSES:         ACTION PROVISIONS:
                                       -------              ------------------         -----------------
                                  AMOUNT     RATIO         AMOUNT        RATIO         AMOUNT      RATIO
                                  ------     -----         ------        -----         ------      -----

AS OF DECEMBER 31, 1998
TOTAL CAPITAL
     (TO RISK-WEIGHTED ASSETS)   $  6,631    12.76%       >$4,159         >8%         >$ 5,198      >10%
TIER 1 CAPITAL
     (TO RISK-WEIGHTED ASSETS)   $  6,265    12.05%       >$2,079         >4%         >$ 3,119      > 6%
TIER 1 CAPITAL
     (TO AVERAGE ASSETS)         $  6,265     9.21%       >$2,719         >4%         >$ 3,399      > 5%

As of December 31, 1997
Total Capital
     (to Risk-Weighted Assets)   $   5,707    21.7%       >$2,107         >8%         >$ 2,633      >10%
Tier 1 Capital
     (to Risk-Weighted Assets)   $   5,537    21.0%       >$1,054         >4%         >$ 1,580      > 6%
Tier 1 Capital
     (to Average Assets)         $   5,537    20.7%       >$1,069         >4%         >$ 1,336      > 5%

Bank regulatory authorities also impose restrictions on the amounts of dividends that may be declared by the subsidiary bank. The primary source of funds available to the Company to pay shareholder dividends and other expenses is from its subsidiary bank. As of December 31, 1998, the Bank could not declare dividends without regulatory consent.

NOTE 16 - SHAREHOLDERS' EQUITY

The Company raised $6,790,480 in capital as part its initial stock offering of which $3,395,240 was allocated to common stock and $3,395,240 was allocated to additional paid in capital. Legal, printing, regulatory and other costs of issuance of stock amounting to $37,603, were applied against additional paid in capital.

The Board of Directors of any state-chartered bank in Georgia may declare and pay cash dividends on its outstanding capital stock without any request for approval of the Company's regulatory agency if the following conditions are met:

1. Total classified assets at the most recent examination of the Bank do not exceed 80% of equity capital.

2. The aggregate amount of dividends declared in the calendar year does not exceed 50% of the prior year's net income.

3. The ratio of equity capital to adjusted assets shall not be less than 6%, (8% during the first 3 years of the Bank's operation). In addition, the Bank must recover net operating losses incurred to date prior to declaring dividends. As of December 31, 1998, the Bank could not declare dividends without regulatory consent.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      GATEWAY BANCSHARES, INC. & SUBSIDIARY

                           DECEMBER 31, 1998 AND 1997


NOTE 17 - EMPLOYEE BENEFIT PLAN

The Bank adopted a defined contribution plan covering substantially all employees; the plan is qualified under Section 401(k) of the Internal Revenue Code. Under the provisions of the plan, eligible participating employees may elect to contribute up to the maximum amount of tax deferred contribution allowed by the Internal Revenue Code. The Bank's contribution to the plan is determined by the Board of Directors and is currently subject to regulatory restriction. No contributions were made by the Bank in 1998, 1997 and 1996.

NOTE 18 - RELATED PARTY TRANSACTIONS

Loans: Certain directors, executive officers and principal shareholders, including their immediate families and associates were loan customers of the Bank during 1998. Such loans are made in the ordinary course of business at normal credit terms, including interest rates and collateral and do not represent more than a normal risk of collection.

                                                                         1998              1997
                                                                       ---------         --------

    Beginning of Year.........................................         $ 527,404         $    -0-
    New Loans.................................................           823,004          570,609
      Less: Payments..........................................          (385,086)         (43,205)
                                                                       ---------         --------
    End of Year...............................................         $ 965,322         $527,404
                                                                       =========         ========

Deposits: Deposits held for related parties were $3,440,945 at December 31, 1998 and $2,574,000 at December 31, 1997.

Lease: The Bank leases the property on which the Bank's building is located. The lessor is co-owned by a director of the Company. Rents paid under the lease agreements are based on independent appraisals and other terms of the agreement were made in the ordinary course of business.

NOTE 19 - YEAR 2000

The Company utilizes and depends upon data processing systems and software to conduct its business. The approach of the Year 2000 presents a problem in that many computer programs have been written using two digits rather than four to define the applicable year. Computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the Year 2000. For example, computer systems may compute payment, interest, delinquency or other amounts important to the operations of the Company based on the wrong date. This could result in internal system failure or miscalculation, and also creates risk for the Company from third parties with whom the Company deals on financial transactions.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      GATEWAY BANCSHARES, INC. & SUBSIDIARY

                           DECEMBER 31, 1998 AND 1997


NOTE 19 - YEAR 2000 - CONCLUDED

The FDIC has issued guidelines for insured financial institutions with respect to Year 2000 compliance. The Company has developed a Year 2000 action plan based in part on the guidelines and timetables issued by the FDIC. The Company's action plan focuses on four primary areas: (1) information systems, (2) embedded systems located at the Bank's offices and within its off-site ATM machines, (3) third-party and customer relationships, and (4) contingency planning. The Company has designated a Year 2000 compliance team, headed by its Chief Financial Officer and Chief Operating Officer, who are making Year 2000 readiness assessments and remediation where necessary.

The Company believes that, since a majority of its equipment is relatively new, the Year 2000 issue will not pose significant internal operational problems or generate material additional expenditures. Maintenance, testing, and modification costs will be expensed as incurred, while the costs of new software or hardware will be capitalized and amortized over their useful lives. The Company does not expect the amounts required to be expensed to resolve Year 2000 issues to have a material effect on its financial position or results of operations,. The Company currently estimates that the costs of assessing, testing, and remediation of Year 2000 issues to be approximately $25,000 in 1998 and $25,000 in 1999. The anticipated costs associated with the Company's Year 2000 compliance program do not include time and costs that may be incurred as a result of any potential failure of third parties to become Year 2000 compliant or costs to implement the Company's contingency plans.

The foregoing statements reflects management's current assessment and estimates with respect to the Company's Year 2000 compliance efforts and the impact of Year 2000 issues on the Company's business and operations. Various factors could cause actual plans and results to differ materially from those contemplated by such assessments, estimates and forward-looking statements, many of which are beyond the control of the Company. Some of these factors include, but are not limited to representations by the Company's vendors and counterparties, technological advances, economic considerations, and consumer perceptions. The Company's Year 2000 compliance program is an ongoing process involving continual evaluation and may be subject to change in response to new developments.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      GATEWAY BANCSHARES, INC. & SUBSIDIARY

                           DECEMBER 31, 1998 AND 1997


NOTE 20 - CONDENSED PARENT INFORMATION

STATEMENT OF FINANCIAL CONDITION

                                                                           DECEMBER 31,
                                                                  ------------------------------
                                                                     1998                1997
                                                                  ----------          ----------
ASSETS
Cash and cash equivalents ..............................          $  275,845          $  771,080
Investment in Subsidiary (equity method)
   eliminated upon consolidation .......................           6,290,635           5,577,028
Other assets ...........................................              23,310              13,805
                                                                  ----------          ----------
           TOTAL ASSETS ................................          $6,589,790          $6,361,913
                                                                  ==========          ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
    Other Liabilities ..................................          $    3,173          $    1,500
                                                                  ----------          ----------
           TOTAL LIABILITIES ...........................               3,173               1,500

           TOTAL SHAREHOLDERS' EQUITY ..................           6,586,617           6,360,413
                                                                  ----------          ----------

           TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY...          $6,589,790          $6,361,913
                                                                  ==========          ==========


                                                                        FOR THE YEARS ENDING DECEMBER 31,
                                                                    1998               1997              1996
                                                                  --------          ---------         ---------

STATEMENTS OF INCOME

INCOME
Interest income ........................................          $ 36,033          $  38,077         $  19,488
                                                                  --------          ---------         ---------

EXPENSES
Other expenses .........................................            35,511             27,962             2,152
                                                                  --------          ---------         ---------

Income before equity in undistributed earnings (loss)
     of subsidiary .....................................               522             10,115            17,336
Equity in undistributed earnings (loss) of subsidiary...           221,236           (288,668)         (149,169)
Income tax benefit .....................................            12,074              4,814               -0-
                                                                  --------          ---------         ---------
            NET INCOME (LOSS) ..........................          $233,832          $(273,739)        $(131,833)
                                                                  ========          =========         =========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      GATEWAY BANCSHARES, INC. & SUBSIDIARY

                           DECEMBER 31, 1998 AND 1997

NOTE 20 - CONDENSED PARENT INFORMATION - CONTINUED

STATEMENT OF CASH FLOWS                                             FOR THE YEARS ENDING DECEMBER 31,
                                                                 1998            1997            1996
                                                             -----------     ------------     -----------

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income .............................................     $   233,832     $   (273,739)    $  (131,833)
Adjustments to reconcile net income to net
     cash provided by operating activities:

        Provision for depreciation and amortization ....           2,569            2,569           1,284
        Amortization of investment security premium
           and accretion of discounts ..................             -0-              -0-         (12,657)
        Other ..........................................         (10,400)          (3,314)         64,970
        Equity in undistributed (income) loss of
           subsidiary ..................................        (221,236)         288,668         147,412
                                                             -----------     ------------     -----------
                   NET CASH PROVIDED BY (USED IN)
                      OPERATING ACTIVITIES .............           4,765           14,184          69,176
                                                             -----------     ------------     -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of securities held to maturity ................             -0-              -0-        (486,274)
Acquisition of bank subsidiary .........................             -0-              -0-      (6,000,000)
Contribution of capital to subsidiary ..................        (500,000)             -0-             -0-
Maturity of investment securities ......................             -0-          498,931             -0-
Payments for preopening expenditures ...................             -0-              -0-        (222,603)
                                                             -----------     ------------     -----------
                  NET CASH PROVIDED BY (USED IN)
                     INVESTING ACTIVITIES ..............        (500,000)         498,931      (6,708,877)
                                                             -----------     ------------     -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
Reimbursement by the Bank for
   payments for preopening expenditures ................             -0-              -0-         222,603
Proceeds from issuance of common stock .................             -0-              -0-       6,790,470
Payments on short term borrowing .......................             -0-              -0-         (78,000)
Payments of stock issue costs ..........................             -0-              -0-         (37,603)
                                                             -----------     ------------     -----------
                   NET CASH PROVIDED BY (USED IN)
                      FINANCING ACTIVITIES .............             -0-              -0-       6,897,470
                                                             -----------     ------------     -----------

Net increase (decrease) in cash and cash equivalents....        (495,235)         513,115         257,759
                                                             -----------     ------------     -----------

Cash and cash equivalents at beginning of year .........         771,080          257,965             196
                                                             -----------     ------------     -----------

CASH AND CASH EQUIVALENTS AT END OF YEAR ...............     $   275,845     $    771,080     $   257,965
                                                             ===========     ============     ===========

Cash paid during the year for:
Interest ...............................................     $       -0-     $        -0-     $       -0-
Income Taxes ...........................................             -0-              -0-             -0-

SUPPLEMENTAL SCHEDULE OF NON CASH INVESTING AND FINANCIAL ACTIVITIES:

None

CORPORATE INFORMATION

There is no established trading market for the Company's Common Stock, which has been traded, inactively in private transactions. Therefore, no reliable information is available as to trades of shares of the Company's common stock, or as to the prices at which such shares have traded. Management has reviewed the limited information available as to the ranges at which shares of the Company's common stock have sold. The following data regarding shares is provided for information purposes only, and should not be viewed as indicative of the actual or market value of shares of the Company's common stock.

                                                                            ESTIMATED PRICE RANGE PER SHARE
                                                                       ---------------------------------------
                                                                              1998                  1997
                                                                       -----------------     -----------------
                                                                        HIGH       LOW        High       Low
                                                                       -------   -------     -------   -------

1998:

FIRST QUARTER.....................................................     $ 11.00   $ 11.00     $ 12.00   $ 10.00
SECOND QUARTER....................................................       11.00     11.00       12.00     10.00
THIRD QUARTER.....................................................       12.50     11.00       12.00     10.00
FOURTH QUARTER....................................................       12.50     11.00       12.00     10.00


The Company's Common Stock was held by approximately 681 shareholders of record at December 31, 1998.


DIVIDENDS

The Bank is subject to restrictions on the payment of dividends under Georgia law and the regulations of the Department of Banking and Finance. The Company is also subject to limits on payment of dividends by the rules, regulations and policies of federal banking authorities. No assurance can be given that any dividends will be declared by the Company in the future, or if declared, what the amount should be or whether such dividends would continue. Future dividend policy will depend on the Bank's earnings, capital position, financial condition and other factors. The Company has not paid any dividends to date.

FORM 10-KSB

A copy of the Company's 1998 Annual Report on Form 10-KSB, filed with the Securities and Exchange Commission, is available at no charge to each shareholder upon written request to:

Jeff Hensley
Gateway Bancshares, Inc.
P.O. Box 129
Ringgold, Georgia  30736


General Counsel
Powell, Goldstein, Frazer & Murphy, LLP
Atlanta, Georgia

Independent Auditors
Hensley, Land & Associates, P.C.
Ellijay, Georgia