Form 10KSB, Exhibit 13
period 1999-12-31
GATEWAY BANCSHARES INC /GA/
filed 2000-03-28
CIK 1007029

                                                                    EXHIBIT 13.1


TO OUR VALUED SHAREHOLDERS:

Nineteen ninety-nine has been a watershed year for Gateway Bancshares, Inc. and its subsidiary, Gateway Bank & Trust. The most important event of the year was when the bank became cumulative profitable. The bank has now covered all of its start-up and opening expenses and the book value of the stock now exceeds the $10.00 initial investment excluding the unrealized losses in the securities portfolio. Secondly, we resolved the issue with Honor Technologies regarding the dispute over the fraudulent charges with our debit card program. Earnings of the bank during 1999 were not affected by any expense related to the dispute with the exception of legal fees that we incurred in the defense of our position. Thirdly, we have received approval from the Department of Banking & Finance for the establishment of our first branch office in Fort Oglethorpe. We look forward to its opening in mid-year and are confident that it will add a significant contribution to the bank. Fourthly, and something I am extremely proud of is the fact that the bank was one of four finalist in the QUALITY SERVICE AWARD presented by Community Bankers Association of Georgia. The plaque is prominently displayed in our foyer. Lastly, the board of directors established an annual scholarship to be presented to a deserving high school senior at Ringgold High School. We named the scholarship for Walter L. Jackson in honor of his leadership, commitment, dedication, loyalty and promotion of personal welfare of all citizens of Catoosa County. Mr. Jackson is an outstanding citizen of our community and we feel that it is only appropriate to recognize his accomplishments and achievements in this manner.

The century date change over created no problem for the bank or the financial markets throughout the world. Our entire staff put in a lot of hard work and preparation especially Jeff Hensley and Don Pinkley whom I would like to take this opportunity to thank publicly. They were instrumental in reviewing our existing applications, testing programs and putting in place various contingency and resumption plans.

Our financial results for the year continue to transcend our original projections by wide margins. We ended the year with total assets of $89,099,574, some $12 million or 15% greater that 1998 and 143% or $52 million greater than 1997. Deposits totaled $81,144,347 some $12.5 million or 17% greater than 1998 and 169% or some $51 million greater than 1997. Loan demand was very good during the year as we increased our loans to $62,564,092 compared to $36,464,131 in 1998 and $17,195,468 in 1997. The percentage increases over 1998 and 1997 were 71% and 264%, respectively.

Earnings for the year were $505,137 as compared to $233,832 in 1998 and a loss of ($273,739) in 1997. This represents a 116% increase over the previous period. The return on average assets for the year was .65% as compared to .44% in the previous year. The return on average equity also increased substantially over the same period from 4.10% to 8.16%.

We stated in our comments to you in last year's report that one of our challenges would be to focus on loan quality while growing our loan portfolio. Our losses this year were higher than I would like at $113,924 which represents approximately one-quarter of one percent of our average loans. This is, however, below our peer group and one customer represented 58% of the total loss.

Growth for the bank will continue to be a challenge in the year ahead. Increased competition continues to put pressure on earnings and I do not see any change from that standpoint. We believe that one of our strengths lie in our staff and the quality service they deliver. Our employees are what have made us grow, and they contribute positively to the bottom line. The Financial Modernization Bill that was recently passed by the Congress and recently signed into law by the President allows banks as well as other financial providers the opportunity to offer a greater variety of products such as insurance, securities and etc. This will be an area that we will investigate to see the potential for us.

The bank has been managed for growth over the past two and one-half years. We felt it was important to grow the institution in order to create revenue and get the bank to a size that could withstand a downturn in the economy. We have begun the process of managing the bank for profitability versus growth. We still need to grow the bank but at acceptable levels with profitability being a more pressing concern.

The economic front continues to look good even with the 75 basis point increase in rates by the Federal Reserve over the past several months. The economy continues to grow at a healthy pace fueled largely by the consumer and his positive sentiment. Unemployment rates remain at historic low levels while inflation is well contained. We believe that the Federal Reserve will continue to focus on monthly employment reports. If the pool of available workers continue to decrease, we anticipate that the Federal Reserve will continue to worry about wage pressure and its effect on inflation and will move rates higher to curtail any signs of early inflation.

We believe 2000 will be a good year for the bank especially with the addition of our Fort Oglethorpe office. We hope you are pleased with the results of your bank and continue your support of Gateway Bank & Trust. As always we solicit and appreciate your support in doing business with the bank and encourage you to recommend us to your friends and colleagues.

We look forward to the challenges of this year and welcome your comments and suggestions.

/s/ Robert G. Peck
-----------------------------
Robert G. Peck
President & Chief Executive Officer

                            GATEWAY BANCSHARES, INC.
                                  & SUBSIDIARY
                              FINANCIAL HIGHLIGHTS


             ASSETS
           (MILLIONS)

1997                          36.6


1998                          76.9


1999                          89.1


            DEPOSITS
           (MILLIONS)

1997                          30.1


1998                          68.8


1999                          81.1


       EARNINGS PER SHARE
            (CENTS)

1997                         (0.40)


1998                          0.34


1999                          0.74


             LOANS
           (MILLIONS)

1997                          17.2


1998                          36.5


1999                          62.6


            NET INCOME
            (THOUSANDS)

1997                        (273.7)


1998                         233.8


1999                         505.1


        RETURN ON EQUITY
           (PERCENT)

1997                         -4.22%


1998                          4.10%


1999                          8.16%

                            GATEWAY BANCSHARES, INC.

                             DIRECTORS AND OFFICERS

DIRECTORS

JACK J. BABB                            WILLIAM H.H. CLARK             YVONNE G. COCHRAN
Vice President                          State Representative           President
Babb Lumber Company                                                    Gingerbread House
Daycare Center, Inc.

JEANETTE W. DUPREE                      JAMES A. GRAY                  HARLE B. GREEN
Manager                                 President                      Chairman & CFO
State Farm Insurance Agency             Carco Motor, Inc.              Gateway Bancshares, Inc.
                                                                       and Gateway Bank & Trust

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

                               OFFICERS AND STAFF

OFFICERS

ROBERT G. PECK               BOYD M. STEELE                   HARLE B. GREEN
President & CEO              Executive Vice President         Chairman & CFO

JEFF R. HENSLEY              KAY WILSON                       CHIP GRANT
Senior Vice President        Vice President                   Assistant Vice President

STAFF

DONNA BRITTON                MARY CARPENTER                   DONNA CORDELL
Customer Service             Financial Service                Loan Operations
Representative               Representative                   Assistant

CHARLOTTE DICKSON            DELIA DUNAGAN                    DIANE FULTON
Customer Service             Financial Service                Customer Service
Representative               Representative                   Representative

LEEANN LEWIS                 SUE MASSINGILL                   JULIE MCDONALD
Loan Operations              Administrative Assistant         Customer Service
Assistant                                                     Representative

SHELLEY NESTER               DANIELLE PICKETT                 GARY PINKLEY
Mortgage Loan                Customer Service                 Computer Systems
Originator                   Administrator                    Administrator

BRIDGETT QUEEN               LINDA SMITH                      TRUDY SNIDER
Credit Analyst               Executive Assistant              Mortgage Loan
                                                              Processor

MARCIA TEETERS               RENE TINKER                      LINDA TUCKER
Administrative Loan          Customer Service                 Operations Administrator
Administrator                Representative

MISSY VANDERSLICE            JANINE WARD
Operations Assistant         Customer Service
                             Representative


This report serves as our annual disclosure statement as required by the Federal Deposit Insurance Corporation. This statement has not been reviewed, or confirmed for accuracy or relevance, by the Federal Deposit Insurance Corporation.

                            GATEWAY BANCSHARES, INC.

                                FINANCIAL REVIEW

                                      1999

     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
                                  OF OPERATIONS

The Annual Report, including the Management's Discussion and Analysis which follows, contains forward-looking statements in addition to historical information, including, but not limited to statements regarding Management's beliefs, current expectations, estimates and projections about the financial services industry, the economy, and about the Company and the Bank in general. Such forward-looking statements are subject to certain factors that could cause actual results to differ materially from historical results or anticipated events, trends or results. These factors include, but are not limited to (i) increased competition with other financial institutions, (ii) lack of sustained growth in the economy in Catoosa County, (iii) rapid fluctuations in interest rates, (iv) the inability of the Bank to maintain regulatory capital standards, and (v) changes in the legislative and regulatory environment. These and other factors affecting the Company's future performance are further detailed in publicly available reports filed from time to time by the Company with the Securities and Exchange Commission, such as the Company's Annual Report on Form 10-KSB for the year ended December 31, 1999 (the "1999 10-KSB").

The purpose of the following discussion is to address information relating to the financial condition and results of operations of the Company that may not be readily apparent from a review of the consolidated financial statements and notes thereto, which are included in this Annual Report. This discussion should be read in conjunction with information provided in the Company's consolidated financial statements and accompanying footnotes; and with the statistical information appearing in the 1999 10-KSB under the caption "Selected Statistical Information." Unless otherwise noted, the discussion of net interest income in this financial review is presented on a taxable equivalent basis to facilitate performance comparisons among various taxable and tax-exempt assets.


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

Jobs are created in significant proportion in the manufacture of tufted and durable goods, as well as in retail and service sectors. Counties served by the Company had an unemployment-averaging 2.5% compared to the average 3.4% experienced in the entire state of Georgia. Catoosa County is centrally located for employment opportunities being situated on the I-75 corridor between Chattanooga, TN and Dalton, GA. The majority of the area's residents work in Tennessee while a smaller number are employed in adjacent counties. In the Company's markets, population growth over the last five years has surpassed the rate for the state. The current economic prospects in the company's markets are good, and the Company attempts to assist those prospects by returning the deposits of its customers to the communities from which they come in the form of loans.

EARNINGS

The Company's net income of $505,137 for 1999 represents an increase of $271,305 over the Company's net income in 1998 of $233,832. The increase in net income relates to the growth in the Bank's deposit and loan base during 1999. Earnings per share was $0.74 in 1999 compared with $0.34 in 1998.

RESULTS OF OPERATIONS

NET INTEREST INCOME

Net interest income is the principal source of a financial institution's earnings stream and represents the difference or spread between interest and fee income generated from earning assets and the interest expense paid on deposits and borrowed funds. Fluctuations in interest rates as well as volume and mix changes in earning assets and interest-bearing liabilities materially impact net interest income. (All discussions in this section assume a taxable equivalent basis unless otherwise noted.) Net interest income was $2,920,123 in 1999, as compared to $1,852,289 in 1998, representing an increase of $1,067,834, or 57.6%. This increase was caused primarily by the growth of the Bank's deposit base and loan portfolio. Interest and fees on loans increased from $2,839,315 in 1998 to $4,866,731 in 1999 (an increase of 71.4%).

Interest earned on investments increased $204,727, (16.5%) from $1,240,761 in 1998 to $1,445,488 in 1999. The increase is due primarily to an increase in the average value of investments from funds made available due to the growth in deposits.

The trend in net interest income is also evaluated in terms of average rates using the net interest margin and the interest rate spread. The net interest margin, or the net yield on earning assets, is computed by dividing fully taxable equivalent net interest income by average earning assets. This ratio represents the difference between the average yield returned on average earning assets and the average rate paid for funds used to support those earning assets, including both interest-bearing and noninterest-bearing sources. The net interest margin for 1999 was 3.88 percent compared with a net interest margin of 4.17% in 1998. This decrease was due primarily due to the growth of the Bank related specifically to a decrease in interest earning assets as a percentage of interest bearing liabilities.

The interest rate spread measures the difference between the average yield on earning assets and the average rate paid on interest-bearing sources of funds. The interest rate spread eliminates the impact of noninterest-bearing funds and gives a more direct perspective to the effect of market interest rate movements. The net interest spread for 1999 was 3.31% from earning assets compared to a net interest spread of 3.47% in 1998.

The following tabulation presents certain net interest income data without modification for assumed tax equivalency:

                                                                    YEARS ENDED DECEMBER 31,
                                            --------------------------------------------------------------------------
                                                  1999                        1998                        1997
                                            ------------------      ----------------------      ----------------------

Rate earned on earnings assets............        8.43%                       8.96%                       8.80%

Rate paid on borrowed funds...............        5.12%                       5.49%                       5.05%

Interest rate spread......................        3.31%                       3.47%                       3.75%

Net yield on earning assets...............        3.88%                       4.17%                       5.65%

INTEREST EXPENSES

Total interest expense increased $1,096,556 (47.1%) from $2,326,944 in 1998 to $3,423,500 in 1999. This increase was the combined effect of an increase in the average balance of interest bearing deposits from approximately $41,294,000 in 1998 to approximately $65,013,000 in 1999 and a decrease in the average rate paid on deposits from 5.49% in 1998 to 5.11% in 1999. The effect of these changes increased the interest expense on interest bearing deposits from $2,265,832 in 1998 to $3,320,842 in 1999.

NONINTEREST INCOME

Noninterest income for 1999 and 1998 totaled $417,502 and $367,304, respectively. These amounts are primarily from service charges on deposit accounts, mortgage loan fees and fees on services to customers. Noninterest income increased primarily due to the effects of growth in the Bank's deposit base.

                                                                 YEARS ENDED DECEMBER 31,
                                                ---------------------------------------------------------
                                                      1999               1998                  1997
                                                --------------     -----------------      ---------------
Service charges on deposits..................   $    213,572       $       138,915        $        41,142
Mortgage loan fees...........................        140,086               175,113                 57,258
Insurance commissions........................          6,821                 4,375                  1,881
Investment securities gains..................          9,618                12,170                    -0-
Other........................................         47,405                36,731                 11,480
                                                ------------       ---------------        ---------------
                                                $    417,502       $       367,304        $       111,761
                                                ============       ===============         ==============

NONINTEREST EXPENSES

Noninterest expenses totaled $2,089,727 in 1999 and $1,696,470 in 1998. Salaries and benefits increased $254,192 (33.3%) to $1,018,784, which reflects the Bank's increased staffing to accommodate the growth in the Bank's loans and deposits. Furniture and equipment expense increased $42,263 (39.4%) due to increased depreciation and maintenance costs on equipment. Professional and regulatory fees increased $134,574 (168.4%) due to increased services provided to the bank for the settlement of the claim relating to fraudulent use of debit cards, and quarterly and annual reporting requirements. Data processing fees increased $51,760 (31.1%) and postage increased $11,309 (25.8%) due to the increased volume of transactions from the growth of deposits and loans of the Bank.

                                                                YEARS ENDED DECEMBER 31,
                                                    --------------------------------------------------
                                                         1999              1998                1997
                                                    --------------    -------------       ------------

Salaries and employee benefits.................     $  1,018,784      $    764,592        $    571,089
Occupancy expenses.............................          107,703            95,620              76,044
Furniture and equipment expense................          149,506           107,243             107,243
Director and committee fees....................              -0-               -0-                 -0-
Advertising....................................           55,576            70,785              55,683
Data processing................................          218,250           166,490              64,852
Insurance......................................           14,462            14,311              10,343
Postage and express............................           55,111            43,802              19,408
Printing and supplies..........................           85,029            61,443              61,902
Professional and regulatory fees...............          214,482            79,908              71,363
Taxes and licenses.............................            9,420             7,500               5,782
Allowance for loss on debit card fraud.........              -0-           150,000                 -0-
Other..........................................          161,402           134,776              85,680
                                                    ------------      ------------        ------------

                                                    $  2,089,727      $  1,696,470        $  1,083,789
                                                    ============      ============        ============

INCOME TAXES

The Company attempts to maximize its net income through active tax planning. Due to net operating losses sustained by the Company since incorporation, the Company did not begin paying income taxes until first quarter 1999. Net operating losses of approximately $146,000 were carried forward from 1998 and applied to 1999 taxable income. A more detailed explanation of income tax expense is included in the accompanying Notes to Consolidated Financial Statements.

FINANCIAL CONDITION

EARNING ASSETS

Average earning assets in 1999 were approximately $75,248,000 or 94.7% of average total assets compared to $48,570,000 or 92.3% of average total assets in 1998. The mix of average earning assets comprised the following percentages:


                                              1999          1998           1997
                                            --------      --------       ---------

Federal funds sold...................            0.8%          3.3%            9.1%
Investment securities................           31.3%         40.4%           48.6%
Loans................................           67.9%         56.3%           42.3%
                                            --------      --------       ---------
                                               100.0%        100.0%          100.0%
                                            ========      ========       =========

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

LOANS

Loans made up the largest component of the Bank's earning assets. At December 31, 1999, the Bank's total loans were $62,564,092 compared to $36,464,131 at the end of 1998. In 1999 average net loans represented 67.9% of average earning assets and 64.3% of average total assets, compared to 56.3% of average earning assets and 51.9% of average total assets in 1998. This was the result of an increase in loan demand in the Bank's market area, combined with an increase in the Bank's market share of loans in such area. The ratio of total loans to total deposits increased from 53.0% in 1998 to 77.1% in 1999.

NONPERFORMING ASSETS

The following table presents information concerning outstanding balances of nonperforming assets at December 31:

                                                       1999              1998
                                                       ----              ----
                                                            (in Thousands)
Nonaccruing loans.............................      $      145          $    -0-
Loans past due 90 days or more................              39               -0-
Restructured loans............................             -0-               -0-
                                                    ----------          --------
Total nonperforming loans.....................             184               -0-
Nonaccruing securities........................             -0-               -0-
Other real estate.............................             138               -0-
                                                    ----------          --------
Total nonperforming assets....................      $      322          $    -0-
                                                    ==========          ========
Ratios:
Loan loss allowance to
   total nonperforming assets.................           2.177             24.40
                                                    ==========          ========
Total nonperforming loans to total
   loans (net of unearned interest)...........          0.0029            0.0004
                                                    ==========          ========
Total nonperforming assets to total assets....          0.0036            0.0002
                                                    ==========          ========

NONPERFORMING ASSETS - CONCLUDED

It is the general policy of the Company to stop accruing interest income and place the recognition of interest on a cash basis when any commercial, industrial or real estate loan is past due as to principal or interest and the ultimate collection of either is in doubt. Accrual of interest income on consumer installment loans is suspended when any payment of principal or interest, or both, is more than ninety days delinquent. When a loan is placed on a nonaccrual basis any interest previously accrued but not collected is reversed against current income unless the collateral for the loan is sufficient to cover the accrued interest or a guarantor assures payment of interest.

There has been no significant impact on the Company's financial statements as a result of the provisions of Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan, or Statement of Accounting Standards No. 118, Accounting by Creditors for Impairment of a Loan Income Recognition and Disclosures.

PROVISION FOR LOAN LOSSES, NET CHARGE-OFFS AND ALLOWANCE FOR LOAN LOSSES

The provision for loan losses, which is charged to operations, is based on the growth of the loan portfolio, the amount of net loan losses incurred and management's estimation of potential future losses based on an evaluation of the risk in the loan portfolio. Management believes that the $701,234 in the allowance for loan losses at December 31, 1999 (1.12% total net outstanding loans at that date) was adequate to absorb known risks in the portfolio based upon the Company's historical experience. No assurance can be given, however, that increased loan volume, adverse economic conditions or other circumstances will not result in increased losses in the Company's loan portfolio.

The following table sets forth certain information with respect to the Company's loans, net of unearned income, and the allowance for loan losses for the years ended December 31, 1999 and 1998.

                         SUMMARY OF LOAN LOSS EXPERIENCE

                                                            1999          1998
                                                            ----          ----
                                                            (in Thousands)
Allowance for loan losses at beginning of year .....      $   366       $   170

Total loans charged off -- consumer loans ..........          114            39
Recoveries on loans previously charged off .........          -0-           -0-
                                                          -------       -------
Net loans charged off ..............................          114            39

Provision for loan losses ..........................          449           235
                                                          -------       -------

Allowance for loan losses at end of period .........      $   701       $   366
                                                          =======       =======

Loans, net of unearned income, at end of period ....      $62,564       $36,464
                                                          =======       =======

Average loans, net of unearned income,
   outstanding for the period ......................      $51,119       $27,335
                                                          =======       =======
Ratios:
Allowance at end of period to loans, net of
   unearned income .................................         1.12%         1.00%
Allowance at end of period to average loans,
   net of unearned income ..........................         1.37%         1.34%
Net charge-offs to average loans, net of
   unearned income .................................         0.22%         0.14%
Net charge-offs to allowance at end of period ......        16.26%        10.66%
Recoveries to prior year charge-offs ...............         0.00%         0.00%

PROVISION FOR LOAN LOSSES, NET CHARGE-OFFS, AND ALLOWANCE FOR LOAN LOSSES - CONCLUDED

In assessing adequacy, management relies predominantly on its ongoing review of the loan portfolio, which is undertaken both to ascertain whether there are probable losses which must be charged off and to assess the risk characteristics of the portfolio in the aggregate. This review takes into consideration the judgments of the responsible lending officers and senior management, and also those of bank regulatory agencies that review the loan portfolio as part of the regular bank examination process.

In evaluating the allowance, management also considers the loan loss experience of Gateway Bancshares, Inc. & Subsidiary, the amount of past due and nonperforming loans, current and anticipated economic conditions, lender requirements and other appropriate information.

Management allocated the reserve for loan losses to specific loan classes as follows:

                     ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

                                                        DECEMBER 31, 1999           December 31, 1998
                                                    -------------------------     ---------------------
                                                                     PERCENT                  Percent
                                                    AMOUNT           OF TOTAL      Amount     Of Total
                                                    ------           --------      ------     --------
                                                         (in Thousands)              (in Thousands)
Domestic loans (1):
  Commercial, financial and
    agricultural ..........................          $373              53.2%        $110        30.0%
  Real estate - construction and other ....           220              31.4%          66        18.1%
  Consumer ................................           108              15.4%         190        51.9%
                                                     ----             -----         ----       -----
                                                     $701             100.0%        $366       100.0%
                                                     ====             =====         ====       =====

(1)       The Company had no foreign loans.

INVESTMENT SECURITIES AND FEDERAL FUNDS SOLD

The Bank has classified its investment securities as either available for sale or held to maturity, depending on whether the Bank has the intent and ability to hold such securities to maturity. At December 31, 1999, $16,014,879 of the Bank's investment securities were classified as available for sale, compared to $24,526,907 at year end 1998. Securities classified as held to maturity were $4,729,974 at year end 1999, as compared to $7,562,904 at year end 1998.

Restricted investments consisted of stock in the Federal Home Loan Bank, the purchase of which was required in order to become a member and participate in available lines of credit. These investments were $230,800 at year end 1999 and $118,300 at year end 1998.

The composition of the Company's investment securities portfolio reflects the Company's investment strategy of maximizing portfolio yields subject to risk and liquidity considerations. The primary objectives of the Company's investment strategy are to maintain an appropriate level of liquidity and provide a tool to assist in controlling the Company's interest rate position while at the same time producing adequate levels of interest income. For securities classified as investment securities available-for-sale and held-to-maturity, it is the intention to hold such securities for the foreseeable future. Management of the maturity of the portfolio is necessary to provide liquidity and to control interest rate risk. During 1999 gross investment securities sales were approximately $7.9 million and maturities and calls were $6.1 million, representing 33.6% and 25.9%, respectively, of the average portfolio for the year. Gains associated with the sales totaled $9,618, accounting for 2.3% of noninterest income, while losses totaled $(8,466), accounting for 0.4% of noninterest

INVESTMENT SECURITIES AND FEDERAL FUNDS SOLD - CONCLUDED

expenses. Gross unrealized gains in the portfolio amounted to $-0- and unrealized losses amounted to $1,122,640 at year end 1999. During 1998, gross investment securities sales were approximately $7.3 million and maturities and calls were $13.5 million, representing 37.2% and 68.9%, respectively, of the average portfolio for the year. Gains associated with the sales were $12,170, accounting for 3.3% of noninterest income, while losses totaled $517, accounting for .03% of noninterest expense. Gross unrealized gains in the portfolio amounted to $88,007 and unrealized losses were $9,230 at year end 1998.

Mortgaged-backed securities have varying degrees of risk of impairment of principal, as opposed to U.S. Treasury and U.S. government agency obligations, which are considered to contain virtually no default or prepayment risks. Impairment risk is primarily associated with accelerated prepayments, particularly with respect to longer maturities purchased at a premium and interest-only strip securities. The Bank's purchase of mortgage-backed securities during 1999 did not include securities with these characteristics. The recoverability of the Bank's investment in mortgage-backed securities is reviewed periodically, and if necessary, appropriate adjustments would be made to income for impaired values.

Management maintains federal funds sold as a tool in managing its daily cash needs. Federal funds sold decreased from $4,700,000 at year end 1998 to $600,000 at year end 1999. Average federal funds sold for 1999 was approximately $608,000 or 0.8% of average earning assets, compared with approximately $1,605,000 or 3.3% of average earning assets for 1998. The decrease of 62.1% in average federal funds sold from 1998 reflects an emphasis by management on improving profitability by deploying more funds into higher earning assets.


DEPOSITS

The Bank's primary source of funds is derived from deposits of Bank customers. Average deposits increased 58.4% from approximately $44,800,000 in 1998 to approximately $70,976,000 in 1999. At December 31, 1999, total deposits were $81,144,347, of which $75,104,608 (92.6%) were interest-bearing and $6,039,739
(7.4%) were noninterest-bearing. At year-end 1998, total deposits were $68,835,372, of which $62,586,245 (91%) were interest-bearing and $6,249,127
(9.0%) were noninterest-bearing. Continued enhancement of existing products and emphasis upon better customer service fuels the growth in the deposit base. Emphasis has been placed upon attracting consumer deposits. The Bank plans to expand its consumer base in order to continue to fund asset growth.


SHAREHOLDERS' EQUITY

Shareholders' equity decreased $(71,727) from December 31, 1998 to December 31, 1999, due to net earnings of $505,137 and the decrease in unrealized gains on securities available for sale totaling ($576,864), net of deferred tax liability.


LIQUIDITY AND CAPITAL RESOURCES

LIQUIDITY MANAGEMENT

Liquidity is defined as the ability of a company to convert assets into cash or cash equivalents without significant loss. Liquidity management involves maintaining the Company's ability to meet the day-to-day cash flow requirements of the Banks' customers, whether they are depositors wishing to withdraw funds or borrowers requiring funds to meet their credit needs. Without proper liquidity management, the Company would not be able to perform the primary function of a financial intermediary and would, therefore, not be able to meet the production and growth needs of the communities it serves.

The primary function of assets and liabilities management is not only to assure adequate liquidity in order for the Company to meet the needs of its customer base, but to maintain an appropriate balance between interest-sensitive assets and

LIQUIDITY MANAGEMENT - CONCLUDED

interest-sensitive liabilities so that the Company can also meet the investment requirements of its shareholders. Daily monitoring of the sources and uses of funds is necessary to maintain an acceptable cash position that meets both requirements. In a banking environment, both assets and liabilities are considered sources of liquidity funding and both are, therefore, monitored on a daily basis.

The asset portion of the balance sheet provides liquidity primarily through loan principal repayments or sales of investment and trading account securities. Real estate-construction and commercial, financial and agricultural loans that mature in one year or less equaled approximately $17.7 million or 28.3 percent of the total loan portfolio at December 31, 1999 and investment securities maturing in one year or less equaled $1.7 million or 8.1 percent of the portfolio. Other sources of liquidity include short-term investments such as Federal funds sold.

The liability portion of the balance sheet provides liquidity through various customers' interest-bearing and noninterest-bearing deposit accounts. Funds are also available through the purchase of federal funds from other commercial banks from an available line of up to $4.5 million. Liquidity management involves the daily monitoring of the sources and uses of funds to maintain an acceptable company cash position.

In an effort to maintain and improve the liquidity position of the Bank, management made application for membership with the Federal Home Loan Bank of Atlanta in 1998. As a member of the Federal Home Loan Bank, the Bank is able to improve its ability to manage liquidity and reduce interest rate risk by having a funding source to match longer term loans. The application was approved in 1998, and the Bank received a credit line of up to $3,500,000. The Bank has made a $1,000,000 draw from the available credit with the Federal Home Loan Bank. See
Note 9 to the Notes to Consolidated Financial Statements herein.

CAPITAL RESOURCES

A strong capital position is vital to the continued profitability of the Company because it promotes depositor and investor confidence and provides a solid foundation for future growth of the organization. The Company has provided the majority of its capital requirements through the proceeds of its initial stock offering in 1997 and the retention of earnings.

Bank regulatory authorities are placing increased emphasis on the maintenance of adequate capital. In 1990, new risk-based capital requirements became effective. The guidelines take into consideration risk factors, as defined by regulators, associated with various categories of assets, both on and off the balance sheet. Under the guidelines, capital strength is measured in two tiers, which are used in conjunction with risk-adjusted assets to determine the risk-based capital ratios. The Bank's Tier 1 capital, which consists of common equity, amounted to $6.3 million at December 31, 1999. Tier II capital components include supplemental capital components such as qualifying allowance for loan losses and qualifying subordinated debt. Tier I capital plus the Tier II capital components is referred to as Total Risk-based capital and was $7 million at year-end 1999. The percentage ratios, as calculated under the guidelines were 8.6 percent and
9.6 percent for Tier I and Total Risk-based capital, respectively, at year-end 1999. Both levels currently exceed the minimum ratios of four percent and eight percent, respectively.

Another important indicator of capital adequacy in the banking industry is the leverage ratio. The leverage ratio is defined as the ratio the Bank's Tier 1 capital minus specific intangible assets to total average assets minus specific intangible assets. The Bank's leverage ratios as of December 31, 1999 exceeded the regulatory minimum requirements which are generally 3% plus an additional cushion of at least 100-200 basis points depending on risk profiles and other factors.

CAPITAL RESOURCES - CONCLUDED

The table below illustrates the Bank's regulatory capital ratios at December 31, 1999 and 1998 under the year end 1999 requirements.


                                                                 CAPITAL ADEQUACY RATIOS
                                                        -------------------------------------------

                                                                  YEAR ENDED DECEMBER 31,
                                                        -------------------------------------------
                                                              1999                        1998
                                                        --------------                -------------
                                                                      (in thousands)

Tier 1 Capital.......................................   $        6,252                $       6,265
Tier 2 Capital.......................................              701                          366
                                                        --------------                -------------

Total Qualifying Capital.............................   $        6,953                $       6,631
                                                        ==============                =============

Risk Adjusted Total Assets
(including off-balance sheet exposures)..............   $       72,406                $      51,983
                                                        ==============                =============

Tier 1 Risk-Based Capital Ratio......................             8.64%                       12.05%

Total Risk-Based Capital Ratio.......................             9.60%                       12.76%

Leverage Ratio.......................................             7.21%                        9.21%


DBF Capital Requirement. In addition to the capital standards imposed by federal banking regulators, the Georgia Department of Banking and Finance (DBF) imposed a 7.50% primary capital ratio as a condition to the approval to the Bank's charter. This standard, which exceeds the FDIC capital standard, is calculated as the ratio of total equity to total assets. This heightened requirement is imposed during the first three years of the Bank's operation. At December 31, 1999, the capital ratio as calculated under the DBF standard was 7.81%. The Bank's capital ratio as calculated by the DBF was in compliance as of December 31, 1999 and 1998. Upon the third anniversary of the Bank's operations on April 21, 2000, the Bank's required capital ratio will reduce to 4.50%.



INTEREST RATE SENSITIVITY MANAGEMENT

Interest rate sensitivity is a function of the repricing characteristics of the Company's portfolio of assets and liabilities. These repricing characteristics are the time frames within which the interest-bearing assets and liabilities are subject to change in interest rates either at replacement or maturity during the life of the instruments. Sensitivity is measured as the difference between the volume of assets and liabilities in the Company's current portfolio that are subject to repricing in future time periods. The differences are known as interest sensitivity gaps and are usually calculated separately for segments of time ranging from zero to thirty days, thirty-one to ninety days, ninety-one days to one year, one to five year, over five year and on a cumulative basis. The following tables show interest sensitivity gaps for these different intervals as of December 31, 1999.

INTEREST RATE SENSITIVITY MANAGEMENT - CONCLUDED

                       INTEREST RATE SENSITIVITY ANALYSIS

                                               0-30            31-90         91-365          1-5         Over 5
                                               Days             Days          Days          Years         Years          Total
                                               ----             ----          ----          -----         -----          -----
                                                                               (in thousands)
AT DECEMBER 31, 1999
Interest-earning assets (1)
Loans ..................................     $ 10,157      $     20,314     $  3,081      $    28,745     $    267      $62,564
Investment Securities:
   Taxable .............................          -0-               -0-        1,004            5,381       14,366       20,751
   Tax exempt ..........................          -0-               -0-          -0-              -0-          225          225
Federal funds sold .....................          600               -0-          -0-              -0-          -0-          600
                                             --------      ------------     --------      -----------     --------      -------
                                               10,757            20,314        4,085           34,126       14,858       84,140
                                             --------      ------------     --------      -----------     --------      -------
Interest-bearing liabilities (2)
Demand deposits ........................        2,861             2,861        2,860              -0-          -0-        8,582
Savings deposits .......................        3,640             3,640        3,639              -0-          -0-       10,919
Time deposits ..........................        4,811             5,689       24,397           20,707          -0-       55,604
Long-term borrowings ...................          -0-               -0-          -0-            1,000          -0-        1,000
                                             --------      ------------     --------      -----------     --------      -------
                                               11,312            12,190       30,896           21,707          -0-       76,105
                                             --------      ------------     --------      -----------     --------      -------

Interest sensitivity gap ...............     $   (555)     $      8,124     $(26,811)     $    12,419     $ 14,858      $ 8,035
                                             ========      ============     ========      ===========     ========      =======

Cumulative interest sensitivity gap ....     $   (555)     $      7,569     $(19,242)     $    (6,823)    $  8,035
                                             ========      ============     ========      ===========     ========

Ratio of interest-earning assets to
     interest-bearing liabilities ......          .95              1.67          .13             1.57           --
                                             ========      ============     ========      ===========     ========

Cumulative ratio .......................          .95              1.32          .65              .91         1.11
                                             ========      ============     ========      ===========     ========

Ratio of cumulative gap to total
     to interest-bearing assets ........         (.01)              .09         (.23)            (.08)         .10
                                             ========      ============     ========      ===========     ========

---------------
(1) Excludes nonaccrual loans and securities.
(2) Excludes matured certificates which have not been redeemed by the customer and on which no interest is accruing.
(3) Demand and savings deposits and other short term borrowings are assumed to be subject to movement into other deposit instruments in equal amounts during the 0-30 day period, the 31-90 day period, and the 91-365 day period.


The above table indicates that in a rising interest rate environment, the Company's earnings may be adversely affected in the 0-365 day periods where liabilities will reprice faster than assets. As seen in the preceding table, for the first 30 days of repricing opportunity there is an excess of interest-bearing liabilities over interest-earnings assets of $555 thousand. For the first 365 days, interest-bearing liabilities exceed earning assets by $19.2 million. During this one year time frame, 71.5 percent of all interest bearing liabilities will reprice compared to 41.8 percent of all interest-earning assets. Changes in the mix of earning assets or supporting liabilities can either increase or decrease the net interest margin without affecting interest rate sensitivity. In addition, the interest rate spread between an asset and its supporting liability can vary significantly while the timing of repricing for both the asset and the liability remain the same, thus impacting net interest income. It should be noted, therefore, that a matched interest-sensitive position by itself will not ensure maximum net interest income. Management continually evaluates the condition of the economy, the pattern of market interest rates and other economic data to determine the types of investments that should be made and at what maturities. Using this analysis, management from time to time assumes calculated interest sensitivity gap positions to maximize net interest income based upon anticipated movements in the general level of interest rates.

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

Various information shown elsewhere in this Report will assist in the understanding of how well the Bank is positioned to react to changing interest rates and inflationary trends. In particular, the summary of net interest income, the maturity distribution, the composition of the loan and security portfolios and the data on the interest sensitivity of loans and deposits should be considered.


CONCLUSION

The Bank has experienced continued growth since its opening in 1997. It has enjoyed continued increase in its customer base, as shown by the rapid increase in deposits and loans for the 1999 fiscal year. While management remains optimistic about the prospects for continued growth and profitability, management does not anticipate that growth will be at the level experienced during the Bank's initial two years of operation. No assurance can be given that the Bank will continue to grow and be profitable.

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

In meeting its responsibility both for the integrity and fairness of these statements and information, management depends on the accounting systems and related internal accounting controls that are designed to provide reasonable assurances that (i) transactions are authorized and recorded in accordance with established procedures, (ii) assets are safeguarded and (iii) proper and reliable records are maintained.

The concept of reasonable assurance is based on the recognition that the cost of internal control systems should not exceed the related benefits. As an integral part of internal control systems, the Company, through its audit committee, utilizes a professional staff of internal auditors who monitor compliance and assess the effectiveness of internal control systems and coordinate audit coverage with independent certified public accountants.

The responsibility of the Company's independent certified public accountants is limited to an expression of their opinion as to the fairness of the financial statements presented. Their opinion is based on an audit conducted in accordance with generally accepted auditing standards as described in their report.

The Board of Directors is responsible for insuring that both management and the independent certified public accountants fulfill their respective responsibilities with regard to the financial statements. The Audit Committee meets periodically with both management and the independent certified public accountants to assure that each is carrying out its responsibilities. The independent certified public accountants have full and free access to the Audit Committee and the Board of Directors and may meet with them, with and without management being present, to discuss auditing and financial reporting matters.

GATEWAY BANCSHARES, INC. & SUBSIDIARY

Index to Consolidated Financial Statements                                                                  Page(s)

Independent Auditors' Report................................................................................     14

Consolidated Statements of Financial Condition as of December 31, 1999 and 1998.............................     15

Consolidated Statements of Income for the years ended
  December 31, 1999, 1998 and 1997..........................................................................     16

Consolidated Statements of Changes in Shareholders' Equity for the years ended
  December 31, 1999, 1998 and 1997..........................................................................     17

Consolidated Statements of Cash Flows for the years ended
  December 31, 1999, 1998 and 1997..........................................................................     18

Notes To Consolidated Financial Statements..................................................................  19-37

                          INDEPENDENT AUDITORS' REPORT




To the Board of Directors and Shareholders of Gateway Bancshares, Inc. & Subsidiary

We have audited the accompanying consolidated statements of financial condition of Gateway Bancshares, Inc. & Subsidiary as of December 31, 1999 and 1998 and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the years ended December 31, 1999, 1998 and 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Gateway Bancshares, Inc. & Subsidiary as of December 31, 1999 and 1998, and the results of their operations and their cash flows for the years ended December 31, 1999, 1998 and 1997, in conformity with generally accepted accounting principles.


/s/  Land & Associates, P.C., CPAs

Ellijay, Georgia
February 14, 2000

                     GATEWAY BANCSHARES, INC. & SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                           DECEMBER 31, 1999 AND 1998

                                                                                1999                     1998
                                                                            ------------             ------------
ASSETS
    Cash .......................................................            $  1,354,182             $    397,459
    Due from banks .............................................               1,024,353                1,015,443
    Federal funds sold .........................................                 600,000                4,700,000

    Securities available for sale ..............................              16,014,879               24,526,907
    Securities held to maturity, estimated fair value
      of $4,470,405 for 1999 and $7,630,715 for 1998 ...........               4,729,974                7,562,904
    Restricted investments .....................................                 230,800                  118,300

    Loans ......................................................              62,564,092               36,464,131
    Allowance for loan losses ..................................                (701,234)                (366,158)
                                                                            ------------             ------------
            NET LOANS ..........................................              61,862,858               36,097,973

    Premises and equipment, net ................................               1,956,568                1,694,514
    Accrued interest ...........................................                 780,543                  678,770
    Other assets ...............................................                 545,417                  146,841
                                                                            ------------             ------------

            TOTAL ASSETS .......................................            $ 89,099,574             $ 76,939,111
                                                                            ============             ============

LIABILITIES AND SHAREHOLDERS' EQUITY
    LIABILITIES
      Deposits:
         Noninterest-bearing ...................................            $  6,039,739             $  6,249,127
         Interest-bearing ......................................              75,104,608               62,586,245
                                                                            ------------             ------------
           TOTAL DEPOSITS ......................................              81,144,347               68,835,372

      Long-term debt ...........................................               1,000,000                1,000,000
      Accrued interest .........................................                 363,948                  276,995
      Other liabilities ........................................                  76,389                  240,127
                                                                            ------------             ------------

           TOTAL LIABILITIES ...................................              82,584,684               70,352,494
                                                                            ------------             ------------

    SHAREHOLDERS' EQUITY
      Common stock, par value $5 per share,
            10,000,000 shares authorized, 679,048
            shares issued and outstanding ......................               3,395,240                3,395,240
      Capital surplus ..........................................               3,357,637                3,357,637
      Accumulated earnings (deficit) ...........................                 331,640                 (173,497)
      Accumulated other comprehensive income ...................                (569,627)                   7,237
                                                                            ------------             ------------

           TOTAL SHAREHOLDERS' EQUITY ..........................               6,514,890                6,586,617
                                                                            ------------             ------------

           TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY ..........            $ 89,099,574             $ 76,939,111
                                                                            ============             ============

                See notes to consolidated financial statements.

                     GATEWAY BANCSHARES, INC. & SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


                                                              1999                 1998                 1997
                                                           -----------          -----------          -----------
REVENUE FROM EARNING ASSETS
    Interest and fees on loans ...................         $ 4,866,731          $ 2,839,315          $   686,705
    Interest on investment securities:
     Taxable securities ..........................           1,438,356            1,240,761              391,393
     Tax exempt ..................................               7,132                  -0-                  -0-
    Interest on federal funds sold ...............              30,532               99,157               66,444
    Interest on deposits in other banks ..........                 872                  -0-                  -0-
                                                           -----------          -----------          -----------
           TOTAL REVENUE FROM EARNING ASSETS .....           6,343,623            4,179,233            1,144,542
                                                           -----------          -----------          -----------

INTEREST EXPENSE
    Interest on deposits .........................           3,320,842            2,265,832              428,696
    Interest on borrowed funds ...................             102,658               61,112                  927
                                                           -----------          -----------          -----------
           TOTAL INTEREST EXPENSE ................           3,423,500            2,326,944              429,623
                                                           -----------          -----------          -----------

NET INTEREST INCOME ..............................           2,920,123            1,852,289              714,919
    Provision for loan losses ....................             449,000              235,000              171,075
                                                           -----------          -----------          -----------

NET INTEREST INCOME
    AFTER PROVISION FOR LOAN LOSSES ..............           2,471,123            1,617,289              543,844
                                                           -----------          -----------          -----------

NONINTEREST INCOME
    Service charges on deposits ..................             213,572              138,915               41,142
    Mortgage loan fees ...........................             140,086              175,113               57,258
    Insurance commissions ........................               6,821                4,375                1,881
    Investment securities gains ..................               9,618               12,170                  -0-
    Other operating income .......................              47,405               36,731               11,480
                                                           -----------          -----------          -----------
    TOTAL NONINTEREST INCOME .....................             417,502              367,304              111,761
                                                           -----------          -----------          -----------

NONINTEREST EXPENSES
    Salaries and employee benefits ...............           1,018,784              764,592              571,089
    Occupancy expense ............................             107,703               95,620               76,044
    Furniture and equipment expense ..............             149,506              107,243               61,643
    Investment securities losses .................               8,466                  517                  662
    Other operating expenses .....................             805,268              728,498              374,351
                                                           -----------          -----------          -----------
    TOTAL NONINTEREST EXPENSES ...................           2,089,727            1,696,470            1,083,789
                                                           -----------          -----------          -----------

Cumulative effect of change in accounting
    principle, net of income tax effect ..........             (24,592)                 -0-                  -0-
                                                           -----------          -----------          -----------

NET INCOME (LOSS) BEFORE INCOME TAXES ............             774,306              288,123             (428,184)

Income tax (expense) benefit .....................            (269,169)             (54,291)             154,445
                                                           -----------          -----------          -----------

NET INCOME (LOSS) ................................         $   505,137          $   233,832          $  (273,739)
                                                           ===========          ===========          ===========

EARNINGS (LOSS) PER COMMON SHARE -
BASIC AND DILUTIVE:
Net income (loss) per common share ...............         $      0.74          $      0.34          $     (0.40)
Basic weighted average shares outstanding ........             679,048              679,048              679,048
Diluted earnings per common share ................         $      0.74          $      0.34          $     (0.40)
Diluted weighted average shares outstanding ......             680,079              679,048              679,048

                See notes to consolidated financial statements.

                     GATEWAY BANCSHARES, INC. & SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                                                                     ACCUMULATED
                                                                                  ACCUMULATED           OTHER
                                                COMMON            CAPITAL          EARNINGS         COMPREHENSIVE
                                                 STOCK            SURPLUS          (DEFICIT)           INCOME             TOTAL
                                             -------------      -------------     ------------      -------------      -----------

Balance at December 31, 1996 ..........      $   3,395,240      $   3,357,637      $  (133,590)      $    (3,947)      $ 6,615,340

Comprehensive Income:
    Net Loss - 1997 ...................                -0-                -0-         (273,739)              -0-          (273,739)
    Change in net unrealized gain
      (loss) on securities available
      for sale, net of tax effect .....                -0-                -0-              -0-            18,812            18,812
                                             -------------      -------------      -----------       -----------       -----------
                                                                                                                          (254,927)

Balance at December 31, 1997 ..........          3,395,240          3,357,637         (407,329)           14,865         6,360,413

Comprehensive Income:
    Net Income - 1998 .................                -0-                -0-          233,832               -0-           233,832
    Change in net unrealized gain
      (loss) on securities available
      for sale, net of tax effect .....                -0-                -0-              -0-            (7,628)           (7,628)
                                             -------------      -------------      -----------       -----------       -----------
                                                                                                                           226,204

Balance at December 31, 1998 ..........          3,395,240          3,357,637         (173,497)            7,237         6,586,617

COMPREHENSIVE INCOME:
    NET INCOME - 1999 .................                -0-                -0-          505,137               -0-           505,137
    CHANGE IN NET UNREALIZED GAIN
      (LOSS) ON SECURITIES AVAILABLE
      FOR SALE, NET OF TAX EFFECT .....                -0-                -0-              -0-          (576,864)         (576,864)
                                             -------------      -------------      -----------       -----------       -----------
                                                                                                                           (71,727)

BALANCE AT DECEMBER 31, 1999 ..........      $   3,395,240      $   3,357,637      $   331,640       $  (569,627)      $ 6,514,890
                                             =============      =============      ===========       ===========       ===========

                See notes to consolidated financial statements.

                     GATEWAY BANCSHARES, INC. & SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                                            1999                 1998                 1997
                                                                        ------------         ------------         ------------
OPERATING ACTIVITIES:
  Net income (loss) ............................................        $    505,137         $    233,832         $   (273,739)
  Adjustments to reconcile net income (loss) to net
     cash provided by (used in) operating activities:
  Provision for depreciation and amortization ..................             174,210              133,617               90,100
  Amortization of investment security premiums
     and accretion of discounts ................................              (1,071)             (19,610)             (25,239)
  Provision for loan losses ....................................             449,000              235,000              171,075
  Deferred tax (benefit) .......................................              11,000               54,291             (155,610)
  Realized investment security gains ...........................                (858)             (11,653)                 662
  Increase in accrued interest receivable ......................            (101,773)            (399,720)            (236,206)
  Increase in accrued interest payable .........................              86,953              185,698               91,297
  Other ........................................................            (174,900)             221,740              (82,471)
                                                                        ------------         ------------         ------------
     NET CASH (USED IN) OPERATING ACTIVITIES ...................             947,698              633,195             (420,131)
                                                                        ------------         ------------         ------------

INVESTING ACTIVITIES:
  Proceeds from sales of securities held to maturity ...........           2,500,937                  -0-                  -0-
  Proceeds from sale of securities available for sale ..........           5,440,748            7,346,633              693,357
  Proceeds from maturities,calls and pay-downs of
     securities ................................................           6,125,128           13,493,225            3,680,783
  Purchase of securities available for sale ....................          (3,369,356)         (30,149,745)         (13,414,894)
  Purchase of securities held to maturity ......................            (337,106)          (7,668,713)            (943,852)
  Net increase in loans to customers ...........................         (26,352,388)         (19,307,505)         (17,196,543)
  Capital expenditures .........................................            (399,003)             (90,770)          (1,258,125)
                                                                        ------------         ------------         ------------
     NET CASH USED IN INVESTING ACTIVITIES .....................         (16,391,040)         (36,376,875)         (28,439,274)
                                                                        ------------         ------------         ------------

FINANCING ACTIVITIES:
  Net increase (decrease) in demand deposits, NOW,
     accounts and savings accounts .............................          (3,695,104)          12,811,816           18,862,014
  Net increase in certificates of deposit ......................          16,004,079           25,912,348           11,249,194
  Net proceeds from (repayments on) notes payable ..............                 -0-            1,000,000                  -0-
                                                                        ------------         ------------         ------------
     NET CASH PROVIDED BY FINANCING ACTIVITIES .................          12,308,975           39,724,164           30,111,208
                                                                        ------------         ------------         ------------

Net increase (decrease) in cash and cash equivalents............          (3,134,367)           3,980,484            1,251,803

Cash and cash equivalents at beginning of year .................           6,112,902            2,132,418              880,615
                                                                        ------------         ------------         ------------

CASH AND CASH EQUIVALENTS AT END OF YEAR .......................        $  2,978,535         $  6,112,902         $  2,132,418
                                                                        ============         ============         ============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
  Interest .....................................................        $  3,336,547         $  2,141,246         $    338,326
  Income taxes .................................................             256,000                  -0-                  -0-
Schedule of non-cash investing and financing activities:
  Loans transferred to foreclosed real estate during
     the year ..................................................             138,503                  -0-                  -0-
  Net increase (decrease) in unrealized gains on
     securities available for sale .............................            (576,864)              (7,628)              18,812

                See notes to consolidated financial statements.

                     GATEWAY BANCSHARES, INC. & SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          DECEMBER 31, 1999 AND 1998


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations: Gateway Bancshares, Inc. ("the Company") is a bank holding company whose principal activity is the ownership and management of its wholly-owned subsidiary, Gateway Bank & Trust (the "Bank"). The Bank generates commercial (including agricultural), mortgage and consumer loans and receives deposits from customers located primarily in Catoosa County, Georgia and the surrounding areas. The Bank operates under a state bank charter and provides full banking services. As a state bank, the Bank is subject to regulation by the Georgia Department of Banking and Finance and the Federal Deposit Insurance Corporation.

Business: The Company began organizational activities on July 11, 1995 and was incorporated on October 3, 1995 in the State of Georgia. On December 11, 1995, the Bank's charter was approved by the Georgia Department of Banking and Finance. On December 13, 1995, the Bank was incorporated under the laws of the State of Georgia. The Company completed its stock offering on June 15, 1996. The Bank opened for business on April 21, 1997. The Bank operated as a development stage company in the period prior to its opening for business. The Bank provides a full range of banking services to individual and corporate customers in Catoosa County, Georgia and the surrounding areas.

Basis of Consolidation: The consolidated financial statements include the accounts of Gateway Bancshares, Inc. and its wholly-owned subsidiary, Gateway Bank & Trust. All significant intercompany balances and transactions have been eliminated.

Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, and the valuation of foreclosed real estate, deferred tax assets, and trading activities.

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

                     GATEWAY BANCSHARES, INC. & SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          DECEMBER 31, 1999 AND 1998


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

Investments in Securities: Debt securities that management has the positive intent and ability to hold to maturity are classified as "held-to-maturity" and reflected at amortized cost. Debt securities not classified as "held-to-maturity" including equity securities with readily determinable fair value, are classified as "available-for-sale" and reflected at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income.

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

Restricted investment securities consists of equity stock in which the purchase of such security was required as a condition of obtaining borrowings. These investments are recorded at cost. Fair value is determined by the ultimate recoverability of par value.

Loans: The Bank grants mortgage, commercial and consumer loans to customers in the Northwest Georgia area. The ability of the Bank's debtors to honor their contracts is dependent upon the real estate and general economic sectors in this area. The Bank's loans are generally secured by specific items of collateral including real property, consumer assets, and business assets.

Loans are stated at unpaid principal balances, less the allowance for loan losses and net deferred loan fees and unearned discounts.

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

                     GATEWAY BANCSHARES, INC. & SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          DECEMBER 31, 1999 AND 1998


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

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

Earnings Per Common Share: Earnings per common share are calculated on the basis of the weighted average number of common shares outstanding

Income Taxes: Income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of the allowance for loan losses and accumulated depreciation. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets and liabilities are reflected at income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. The Company files consolidated income tax returns with its subsidiary bank.

Employee Benefit Plan: The Bank has a 401-K profit-sharing plan covering substantially all of its employees. Eligible participating employees may elect to contribute tax deferred contributions. Bank contributions to the plan are determined by the Board of Directors, after operating losses from prior years have been fully recovered.

Intangibles: Intangibles assets consist primarily of legal, consulting and regulatory fees charged to organizational costs. Organizational costs are generally amortized over 5 years using the straight-line method. In April 1998, the American Institute of Certified Public Accountants Statement of Position 98-5, "Reporting on the Costs of Start-up Activities," was issued, which requires the costs of organizational and start-up activities to be expensed as they are incurred. Costs that entities previously capitalized as start-up costs should now be expensed, effective for years beginning after December 15, 1998. The Company adopted this statement in 1999. The adjustment is accounted for as the cumulative effect of a change in accounting principle, net of the income tax effect.

                     GATEWAY BANCSHARES, INC. & SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          DECEMBER 31, 1999 AND 1998


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

The Bank also has available as a source of short-term financing the purchase of federal funds from other correspondent banks from an available line of up to $4.5 million.

Other matters: The consolidated financial statements include disclosure items required by the Federal Deposit Insurance Corporation (the "FDIC"). These statements has not been reviewed, or confirmed for accuracy or relevance, by the FDIC.

Certain amounts in the prior year have been reclassified to conform with the current year presentation.

Comprehensive Income: The Company adopted the Financial Accounting Standards Board's Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income," as of January 1, 1998. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items along with net income, are components of comprehensive income. The adoption of SFAS No. 130 had no effect on the Company's consolidated net income or shareholders' equity.

Segment Information: The Bank adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," effective for its years ending December 31, 1998 and 1997. This Statement, which establishes standards for the way that public business enterprises report information about operating segments in annual financial statements, requires the reporting of selected financials and descriptive information about its reportable operating segments. The Company operates a commercial bank, through its wholly-owned subsidiary, and provides financial services to its customers in the Northwest Georgia area. The services provided constitute one business segment, and are all related to accepting deposits from customers, providing loans for customers, related banking and financial services and management of the bank's assets and liabilities. The Company's internal reporting considers all activities as one business segment. The Company considers its entire operations as one operating segment. The adoption of SFAS No. 131 had no effect on the Company's consolidated net income or stockholders' equity.

Pensions and Other Post-retirement Benefits: The Company adopted SFAS No. 132, "Employers' Disclosures about Pensions and Other Post-retirement Benefits," as of January 1, 1998. This statement, which standardizes the disclosure requirements for pensions and other post-retirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain other disclosures previously required. The adoption of SFAS No. 132 had no effect on the Company's consolidated net income or shareholders' equity.

                     GATEWAY BANCSHARES, INC. & SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          DECEMBER 31, 1999 AND 1998


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONCLUDED

Other Pronouncements: In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." SFAS No. 125 was amended by SFAS No. 127, which deferred the effective date of certain provisions of SFAS No. 125 until January 1, 1998. SFAS No. 125 is to be applied prospectively to transfers and servicing of financial assets and extinguishments of liabilities after December 31, 1996. This statement utilizes the financial components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognized the financial and servicing assets it controls and the liabilities when extinguished. Adoption of SFAS No. 125 did not have an impact on the Company's consolidated financial statements.

In December 1996, the FASB issued SFAS No. 126, "Exemption from Certain Required Disclosures about Financial Instruments for Certain Nonpublic Entities," which amends FASB No. 107, "Disclosures about Fair Value of Financial Instruments." This statement allows an entity to be exempt from SFAS No. 107 disclosures if the following criteria are met: a) the entity is a nonpublic entity, b) the entity's total assets are less than $100 million on the date of the financial statements, and (c) the entity has not held or issued any derivative financial instruments, as defined in FASB No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments," other than loan commitments, during the reporting period. This statement did not have an impact the Company's consolidated financial statements.

In February 1997, the FASB issued SFAS No. 128, "Earnings Per Share," which simplifies previous standards for reporting earnings per share. Under SFAS No. 128, earnings per share is stated on the income statement based on two separate measurements: basic and diluted. Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that shared in the earnings of the entity. The adoption of this statement did not have a material effect on the Company's consolidated financial statements.

NOTE 2 - RESTRICTIONS ON CASH AND DUE FROM BANK ACCOUNTS

The Bank is required to maintain average reserve balances either in vault cash or on deposit with the Federal Reserve Bank. The Bank was in compliance with these requirements.


             (The remainder of this page intentionally left blank.)

                     GATEWAY BANCSHARES, INC. & SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          DECEMBER 31, 1999 AND 1998


NOTE 3 - INVESTMENT SECURITIES

At December 31, 1999, the Company's available-for-sale securities reflected net unrealized losses of $863,071, which resulted in a decrease in other comprehensive income of $569,627, net of deferred tax benefit. At December 31, 1998, the Company's available-for-sale securities reflected net unrealized gains of $10,966, which resulted in an increase in other comprehensive income of $7,237, net of deferred tax liability.

The carrying amounts of investment securities as shown in the statement of financial condition of the Bank and their approximate fair values at December 31, 1999 and 1998 are presented below.

                                                                                      GROSS               GROSS
                                                AMORTIZED        UNREALIZED         UNREALIZED          ESTIMATED
                                                  COST             GAINS              LOSSES            FAIR VALUE
                                              ------------       ----------        ------------        ------------

AS OF DECEMBER 31, 1999:
SECURITIES AVAILABLE-FOR-SALE:
     U.S. GOVERNMENT AND AGENCY
        SECURITIES ...................        $  6,037,984        $     -0-        $    368,815        $  5,669,169
     MORTGAGE-BACKED SECURITIES ......          10,339,966              -0-             473,631           9,866,335
     EQUITY SECURITIES ...............             500,000              -0-              20,625             479,375
                                              ------------        ---------        ------------        ------------
                                              $ 16,877,950        $     -0-        $    863,071        $ 16,014,879
                                              ============        =========        ============        ============

SECURITIES HELD-TO-MATURITY:
     U.S. GOVERNMENT AND AGENCY
       SECURITIES ....................        $  4,505,225        $     -0-        $    245,070        $  4,260,155
     MUNICIPAL SECURITIES ............             224,749              -0-              14,499             210,250
                                              ------------        ---------        ------------        ------------
                                              $  4,729,974        $     -0-        $    259,569        $  4,470,405
                                              ============        =========        ============        ============

As of December 31, 1998:
Securities Available-for-Sale:
     U.S. government and agency
        securities ...................        $ 12,312,094        $  19,886        $        -0-        $ 12,331,980
     Mortgage-backed securities ......          12,203,847              310               9,230          12,194,927
                                              ------------        ---------        ------------        ------------
                                              $ 24,515,941        $  20,196        $      9,230        $ 24,526,907
                                              ============        =========        ============        ============

Securities Held-to-Maturity:
     U.S. government and agency
       securities ....................        $  7,512,918        $  67,811        $        -0-        $  7,580,729
     Municipal securities ............              49,986              -0-                 -0-              49,986
                                              ------------        ---------        ------------        ------------
                                              $  7,562,904        $  67,811        $        -0-        $  7,630,715
                                              ============        =========        ============        ============

                                                                                 BOOK VALUE (AT COST)
                                                                           --------------------------------
RESTRICTED INVESTMENTS:                                                       1999                   1998
-----------------------                                                    ----------            ----------

    Federal Home Loan Bank stock.............................              $  230,800            $  118,300
                                                                           ==========            ==========

                     GATEWAY BANCSHARES, INC. & SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          DECEMBER 31, 1999 AND 1998


NOTE 3 - INVESTMENT SECURITIES - CONCLUDED

The contractual maturities of securities available for sale at December 31, 1999 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                              AMORTIZED                      ESTIMATED
                                                                                COST                        FAIR VALUE
                                                                           ----------------              ----------------

AS OF DECEMBER 31, 1999:
Securities Available-for-Sale:
     Due in one year or less..................................             $            -0-              $            -0-
     Due after one year through five years....................                    4,580,264                     4,391,051
     Due after five years through ten years...................                   10,092,415                     9,549,358
     Due after ten years......................................                    2,205,271                     2,074,470
     Restricted equity securities.............................                      230,800                       230,800
                                                                           ----------------              ----------------
                                                                           $     17,108,750              $     16,245,679
                                                                           ================              ================
Securities Held-to-Maturity:
     Due in one year or less..................................             $      1,003,926              $        960,900
     Due after one year through five years....................                    1,002,239                       966,540
     Due after five years through ten years...................                    2,499,060                     2,332,715
     Due after ten years......................................                      224,749                       210,250
                                                                           ----------------              ----------------
                                                                           $      4,729,974              $      4,470,405
                                                                           ================              ================

Proceeds from sales of available-for-sale securities were $5,440,748, $7,346,633, and $693,357 for the years ended December 31, 1999, 1998 and 1997, respectively. Gross realized gains and losses on investments in debt securities available-for-sale for the years ended December 31 were as follows:

                                                                             1999           1998           1997
                                                                          ----------     ----------     ---------

       Gross realized gains.....................................          $    9,618     $   12,170     $     -0-
       Gross realized losses....................................               8,466            517           662

The carrying value of investment securities pledged to secure public funds on deposit and for other purposes as required by law amounted to approximately $8,868,029 and $11,369,000 at December 31, 1999 and 1998.


             (The remainder of this page intentionally left blank.)

                     GATEWAY BANCSHARES, INC. & SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          DECEMBER 31, 1999 AND 1998


NOTE 4 - LOANS

The Bank grants loans to customers primarily in the Northwest Georgia area. The major classifications of loans as of December 31, 1999 and 1998 were as follows (000's omitted):

                                                              1999                     1998
                                                            --------                 --------

Commercial, financial and agricultural .....                $ 15,064                 $ 10,421
Real estate - construction .................                   7,222                    6,008
Real estate - other ........................                  31,638                   13,289
Consumer ...................................                   8,576                    6,713
Other loans ................................                      64                       33
                                                            --------                 --------
                                                              62,564                   36,464
Allowance for loan losses ..................                    (701)                    (366)
                                                            --------                 --------
Net loans ..................................                $ 61,863                 $ 36,098
                                                            ========                 ========

As of December 31, 1999, the total recorded investment in impaired loans, all of which had allowances determined in accordance with SFAS No. 114 and No. 118, amounted to approximately $362,000. As of December 31, 1998, there were loans which the Bank had specifically classified as impaired. The allowance for loan losses related to impaired loans amounted to approximately $96,000 and $-0- at December 31, 1999 and 1998, respectively. Other nonaccrual loans at December 31, 1999 and 1998 amounted to $145,074 and $15,508, respectively. For the year ended December 31, 1999 and 1998, the difference between gross interest income that would have been recorded in such period if nonaccruing loans had been current in accordance with their original terms and the amount of interest income on those loans that was included in such period's net income was negligible.

The Bank has no commitments to loan additional funds to the borrowers of nonaccrual loans.

NOTE 5 - ALLOWANCE FOR LOAN LOSSES

Changes in the allowance for loan losses for the year ended December 31, 1999 and 1998 were as follows:

                                                              1999                     1998
                                                            --------                 --------

Balance at beginning of year ...............                $366,158                 $170,000
                                                            --------                 --------

Charge-offs ................................                (114,017)                 (38,842)
Recoveries .................................                      93                      -0-
                                                            --------                 --------
      Net chargeoffs .......................                (113,924)                 (38,842)
                                                            --------                 --------

Provision for loan losses ..................                 449,000                  235,000
                                                            --------                 --------

Balance at end of year .....................                $701,234                 $366,158
                                                            ========                 ========

                     GATEWAY BANCSHARES, INC. & SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          DECEMBER 31, 1999 AND 1998


NOTE 6 - FORECLOSED REAL ESTATE

At December 31, 1999, the Bank had foreclosed real estate expected to be disposed of in the near term of $138,503. There were no foreclosure losses in 1999 and 1998, nor were there any losses on subsequent write-downs in 1999 and 1998.

NOTE 7 - PREMISES AND EQUIPMENT

Premises and equipment as of December 31, 1999 and 1998 were as follows:

                                                             1999                     1998
                                                          ----------               ----------

Buildings and improvements .................              $1,139,784               $1,137,774
Furniture and equipment ....................                 741,097                  695,691
Vehicles ...................................                  68,997                   68,997
Construction in progress ...................                 351,587                      -0-
                                                          ----------               ----------
                                                           2,301,465                1,902,462
Less allowance for depreciation ............                (344,897)                (207,948)
                                                          ----------               ----------

                                                          $1,956,568               $1,694,514
                                                          ==========               ==========

The provision for depreciation charged to occupancy and furniture and equipment expense for the years ended December 31, 1999, 1998 and 1997, was $136,949, $121,719, and $81,051, respectively.

NOTE 8 - DEPOSITS

The major classifications of deposits as of December 31, 1999 and 1998 were as follows:

                                                                1999                     1998
                                                            ------------             ------------

Noninterest-bearing demand .................                $  6,039,739             $  6,249,127
Interest-bearing demand ....................                   8,581,674               13,291,271
Savings ....................................                  10,919,377                9,694,496
Time .......................................                  34,808,877               25,306,466
Certificates of deposit of $100,000 or more                   20,794,680               14,294,012
                                                            ------------             ------------

                                                            $ 81,144,347             $ 68,835,372
                                                            ============             ============

The maturities of time certificates of deposit and other time deposits issued by the Bank at December 31, 1999 are as follows (000's omitted):


      2000.......................    $ 34,896
      2001-2002..................      19,816
      2003-2007..................         892
                                     --------
                                     $ 55,604
                                     ========

                      GATEWAY BANCSHARES, INC. & SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1999 AND 1998

NOTE 9 - LONG-TERM DEBT

Notes payable consists of:                                                                1999                       1998
                                                                                   ----------------           ----------------
Note payable on a $1 million line of credit at Federal Home Loan Bank, with a maturity date of January 13, 2003; interest rate of 5.72 per cent; secured by
interest in mortgage loans of the Company.....................................     $      1,000,000           $      1,000,000
                                                                                   ================           ================

Maturities of long-term debt following December 31, 1999 are as follows:

                         2000...............................                       $            -0-
                         2001...............................                                    -0-
                         2002...............................                                    -0-
                         2003...............................                              1,000,000
                                                                                   ----------------
                                                                                   $      1,000,000
                                                                                   ================

NOTE 10 - OTHER OPERATING EXPENSES

Other operating expenses consist of the following:

                                                                                   YEARS ENDED DECEMBER 31,
                                                             ------------------------------------------------------------------
                                                                  1999                       1998                      1997
                                                             -------------              -------------             -------------
 Advertising and marketing............................       $      55,576              $      70,785             $      55,683
 Data processing......................................             218,250                    166,490                    64,852
 Insurance............................................              14,462                     14,311                    10,343
 Postage, freight and express.........................              55,111                     43,802                    19,408
 Printing and supplies................................              85,029                    111,477                   117,871
 Professional and regulatory fees.....................             214,482                     79,908                    71,363
 Taxes and licenses...................................               9,420                      7,500                     5,782
 Other ...............................................             152,938                     84,225                    29,049
 Allowance for losses on debit card transactions......                 -0-                    150,000                       -0-
                                                             -------------              -------------             -------------

   Total other operating expenses.....................       $     805,268              $     728,498             $     374,351
                                                             =============              =============             =============





             (The remainder of this page intentionally left blank.)

                      GATEWAY BANCSHARES, INC. & SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1999 AND 1998



NOTE 11 - INCOME TAXES

There were current taxes payable of approximately $40,000 as of December 31, 1999.

The consolidated provision for income tax benefit (expense) consists of the following:

                                                                                        YEARS ENDED DECEMBER 31,
                                                            ---------------------------------------------------------------------
                                                                 1999                       1998                      1997
                                                            ----------------          -----------------          ----------------
 Current:
   Federal............................................      $   (256,000)             $       (-0-)              $         -0-
 Deferred:
   Federal............................................           (13,169)                  (54,291)                    154,445
                                                            ------------              ------------               -------------

                                                            $   (269,169)             $    (54,291)              $     154,445
                                                            ============              ============               =============

The provision for federal income taxes differs from that computed by applying federal statutory rates to income before federal income tax expense, as indicated in the following analysis:

                                                                        YEARS ENDED DECEMBER 31,
                                                            ------------------------------------------------
                                                               1999               1998                1997
                                                            ----------          --------           ---------
 Federal statutory rate of 34% ...................          $ 263,264           $ 97,962           $(145,582)
 Deduct tax effect of:
   Tax-exempt interest ...........................             (4,675)              (992)                900
   Other adjustments .............................             10,580             (3,342)             (9,763)
   Valuation allowance ...........................                -0-            (46,021)                -0-
                                                            ---------           --------           ---------

 Income tax expense (benefit) ....................          $ 269,169           $ 54,291           $(154,445)
                                                            =========           ========           =========

A cumulative net deferred tax asset is included in other assets. The components of the asset as of December 31, 1999 and 1998 are as follows:

                                                                                  1999              1998
                                                                                ---------         ---------
Deferred tax asset: ..................................................          $ 512,968         $ 143,184
Deferred tax liability ...............................................           (108,296)          (46,758)
                                                                                ---------         ---------
                                                                                $ 404,672         $  96,426
                                                                                =========         =========

Net operating loss carryover .........................................          $     -0-         $  12,449
Net unrealized losses (gains) on securities available for sale .......            293,444            (3,728)
Depreciation .........................................................           (108,296)          (43,030)
Provision for loan losses ............................................            210,069           105,889
Other ................................................................              9,455            24,846
                                                                                ---------         ---------
                                                                                $ 404,672         $  96,426
                                                                                =========         =========

                      GATEWAY BANCSHARES, INC. & SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1999 AND 1998


NOTE 12 - LEASES

As Lessee: The Company has entered into a lease arrangement for real estate for which rental expenses amounted to $23,426, $20,480 and $20,480 in 1999, 1998 and 1997, respectively. This lease has been classified as an operating lease, and relates to a ground lease of the Company's main office. Under the lease agreement, the Company is required to pay annual rent of $20,480 for the first three years. Subsequent to the third year, the Company will pay annual rent as adjusted by the Consumer Price Index through the end of its 20 year term. The Company has three options to renew the lease for 10 years for each option. Future minimum rentals (assuming no change in the Consumer Price Index) under the lease agreement are:

             2000.................................       $    23,426
             2001.................................            23,426
             2002.................................            23,426
             2003.................................            23,426
             2004.................................            23,426
            Thereafter............................           257,686
                                                         -----------
                                                         $   374,816
                                                         ===========


NOTE 13 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

Financial instruments whose contract amount represents credit risk were as follows:

                                                                                       1999                   1998
                                                                                   ------------            -----------
  Commitments to extend credit...........................................          $  7,791,000            $ 6,227,000
  Standby letters of credit..............................................               232,960                 48,287


Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-cash basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income-producing commercial properties.

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

The Bank has not been required to perform on any financial guarantees during the past two years. The Bank has not incurred any losses on its commitments in 1999 or 1998.

                      GATEWAY BANCSHARES, INC. & SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1999 AND 1998


NOTE 14 - COMMITMENTS AND CONTINGENCIES

Litigation: The Bank may become party to litigation and claims arising in the normal course of business. Management, after consultation with legal counsel, believes that the liabilities, if any, arising from such litigation and claims are not material to the financial statements.

NOTE 15 - CONCENTRATIONS OF CREDIT

All of the Bank's loans, commitments and standby letters of credit have been granted to customers in the Bank's market area. Substantially all such customers are depositors of the Bank. The concentrations of credit by type of loan are set forth in Note 4. The commitments to extend credit relate primarily to unused real estate draw lines.

The Bank maintains its cash accounts at various commercial banks. The total cash balances are insured by the FDIC up to $100,000. Total uninsured balances held at other commercial banks amount to $95,196 and $635,767 at December 31, 1999 and 1998, respectively.

NOTE 16 - EMPLOYEE BENEFIT PLAN

The Company adopted a defined contribution plan covering substantially all employees; the plan is qualified under Section 401(k) of the Internal Revenue Code. Under the provisions of the plan, eligible participating employees may elect to contribute up to the maximum amount of tax deferred contribution allowed by the Internal Revenue Code. The Bank's contribution to the plan is determined by the Board of Directors and is currently subject to regulatory restriction. Contributions in the amount of $24,000 were made by the Bank in 1999. No contributions were made by the Bank in 1998 and 1997.

NOTE 17 - STOCK OPTION PLAN

In 1999, the Company adopted plans under which options for 164,350 common shares were issued to its directors and executive officers at an exercise price of $12 per share, the market value of the shares at the time of issuance. Stock option transactions as of December 31, are as follows:

                                                                  1999
                                                              ------------
      Shares outstanding at beginning of year (plan).......            -0-
      Granted..............................................        171,850
      Exercised............................................
                                                                       -0-
      Canceled.............................................
                                                                       -0-
                                                              ------------
      Shares outstanding at end of year....................        171,850
                                                              ============

      Exercisable at end of year...........................            -0-
                                                              ============

Under the plan, options to purchase common stock shares vest beginning one year from the grant date in 1999 on an equal incremental basis over a period of five years. Options not exercised by the tenth anniversary date or upon leaving employment are canceled.

                      GATEWAY BANCSHARES, INC. & SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1999 AND 1998



NOTE 17 - STOCK OPTION PLAN - CONCLUDED

The Company applies APB Opinion 25, Accounting for Stock Issued to Employees, and related Interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its fixed stock option plans. No compensation cost has been charged against income for its stock option plan. Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of FASB Statement 123, Accounting for Stock-Based Compensation, the Company's net income would have been reduced to the pro-forma amounts indicated below:

                                                                    1999
                                                               ------------
      Net income
        As reported........................................    $    505,137
        Pro forma..........................................    $    496,631

NOTE 18- SHAREHOLDERS' EQUITY

The Company raised $6,790,480 in capital as part of its initial offering of which $3,395,240 was allocated to common stock and $3,395,240 was allocated to capital surplus. Legal, printing and other costs of issuance of stock amounting to $37,603, were applied against capital surplus.

The Board of Directors of any state-chartered bank in Georgia may declare and pay cash dividends on its outstanding capital stock without any request for approval of the Company's regulatory agency if the following conditions are met:

1. Total classified assets at the most recent examination of the Bank do not exceed 80% of equity capital.
2. The aggregate amount of dividends declared in the calendar year does not exceed 50% of the prior year's net income.
3. The ratio of equity capital to adjusted assets shall not be less than 6%. (8% during the first 3 years of the Bank's operation). In addition, the Bank must recover net operating losses incurred to date prior to declaring dividends.

As of December 31, 1999 and 1998, the Bank could not declare dividends without regulatory consent.

NOTE 19 - REGULATORY CAPITAL

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in following table) of total risk-based capital and Tier 1 capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier I capital (as defined) to adjusted total assets (as defined). Management believes,

                      GATEWAY BANCSHARES, INC. & SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1999 AND 1998


NOTE 19 - REGULATORY CAPITAL - CONCLUDED

as of December 31, 1999 and 1998, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 1999 the Bank had not received notification from the regulatory authorities categorizing the Bank's capitalization status. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since notification that management believes have changed the Bank's category.

The Company's actual capital amounts (000's omitted) and ratios are also presented in this table.


                                                                                                             TO BE WELL
                                                                                                        CAPITALIZED UNDER
                                                                           FOR CAPITAL                  PROMPT CORRECT
                                                    ACTUAL               ADEQUACY PURPOSES               ACTION PROVISIONS
                                               -----------------        -------------------            --------------------
                                               AMOUNT      RATIO        AMOUNT        RATIO            AMOUNT         RATIO
                                               ------      -----        ------        -----            ------         -----
AS OF DECEMBER 31, 1999:
TOTAL CAPITAL
  (TO RISK-WEIGHTED ASSETS)                    $6,953      9.60%        >$5,792       >8.0%           >$7,241         >10.0%
                                                                        -             -               -               -
TIER 1 CAPITAL
  (TO RISK-WEIGHTED ASSETS)                    $6,252      8.64%        >$2,896       >4.0%           >$4,344         > 6.0%
                                                                        -             -               -               -
TIER 1 CAPITAL
  (TO AVERAGE ASSETS)                          $6,252      7.21%        >$3,471       >4.0%           >$4,338         > 5.0%
                                                                        -             -               -               -


As of December 31, 1998:
Total Capital
  (to Risk-Weighted Assets)                    $6,631     12.76%        >$4,159       >8.0%           >$5,198         >10.0%
                                                                        -             -               -               -
Tier 1 Capital
  (to Risk-Weighted Assets)                    $6,265     12.05%        >$2,079       >4.0%           >$3,119         > 6.0%
                                                                        -             -               -               -
Tier 1 Capital
  (to Average Assets)                          $6,265      9.21%        >$2,719       >4.0%           >$3,399         > 5.0%
                                                                        -             -               -               -

Bank regulatory authorities also impose restrictions on the amounts of dividends that may be declared by the subsidiary bank. The primary source of funds available to the Company to pay shareholder dividends and other expenses is from its subsidiary bank. As of December 31, 1999, the Company could not declare dividends without regulatory consent.

NOTE 20 - RELATED PARTY TRANSACTIONS

Loans: Certain directors, executive officers and principal shareholders, including their immediate families and associates were loan customers of the Bank during 1999 and 1998. Such loans are made in the ordinary course of business at normal credit terms, including interest rates and collateral and do not represent more than a normal risk of collection. An analysis of related party activity during 1999 and 1998 is presented below.

                      GATEWAY BANCSHARES, INC. & SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1999 AND 1998



NOTE 20 - RELATED PARTY TRANSACTIONS - CONCLUDED

                                                                                   1999                   1998
                                                                            --------------           ---------------
Beginning of Year.......................................................... $      965,322           $       527,404
New Loans..................................................................         50,000                   823,004
Reductions.................................................................        (72,768)                 (385,086)
                                                                            --------------           ---------------

End of Year................................................................ $    1,088,090           $       965,322
                                                                            ==============           ===============

Deposits: Deposits held for related parties were $2,976,740 and $3,440,945 at December 31, 1999 and 1998, respectively.

Lease: The Bank leases the property on which the Bank's building is located. The lessor is an affiliate of one of the directors of the Bank. Rents paid under the lease agreements were comparable to those that would have been paid to unrelated parties.

NOTE 21 - CONDENSED PARENT INFORMATION

STATEMENT OF FINANCIAL CONDITION                                            DECEMBER 31,
--------------------------------                                  ------------------------------
                                                                      1999               1998
                                                                  ----------          ----------
ASSETS
Cash and cash equivalents ..............................          $  255,760          $  275,845
Investment in Subsidiary (equity method) eliminated upon
      consolidation ....................................           6,252,369           6,290,635
Other assets ...........................................              15,314              23,310
                                                                  ----------          ----------
         TOTAL ASSETS ..................................          $6,523,443          $6,589,790
                                                                  ==========          ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
      Other liabilities ................................          $    8,553          $    3,173
         TOTAL LIABILITIES .............................               8,553               3,173
         TOTAL SHAREHOLDERS' EQUITY ....................           6,514,890           6,586,617
                                                                  ----------          ----------

         TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY ....          $6,523,443          $6,589,790
                                                                  ==========          ==========

                      GATEWAY BANCSHARES, INC. & SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1999 AND 1998



NOTE 21 - CONDENSED PARENT INFORMATION - CONTINUED

                                                                                            YEARS ENDED DECEMBER 31,
                                                                            -------------------------------------------------------
 STATEMENT OF INCOME                                                             1999                 1998                1997
 -------------------                                                        ----------------    -----------------    --------------

 INCOME
   Interest income.................................................         $      10,868       $        36,033      $      38,077

 EXPENSES
   Other expenses..................................................                42,755                35,511             27,962
                                                                            -------------       ---------------      -------------

 Income before equity in undistributed earnings (loss) of
 subsidiary........................................................               (31,887)                  522             10,115

 Equity in undistributed earnings (loss) of subsidiary.............               526,524               221,236           (288,668)

 Income tax benefit................................................                10,500                12,074              4,814
                                                                            -------------       ---------------      -------------

 NET INCOME (LOSS).................................................         $     505,137       $       233,832      $    (273,739)
                                                                            =============       ===============      =============


                                                                                            YEARS ENDED DECEMBER 31,
                                                                            -------------------------------------------------------
 STATEMENT OF CASH FLOWS                                                         1999                 1998                1997
 -----------------------                                                    ----------------    -----------------   ---------------

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)..................................................           $   505,137         $   233,832         $  (273,739)
Adjustments to reconcile net income to net cash
provided by operating activities:
  Provision for amortization.......................................                 6,422               2,569               2,569
  Equity in undistributed (income) loss of
         subsidiary................................................              (526,524)           (221,236)            288,668
  Other                                                                            (5,120)            (10,400)             (3,314)
                                                                              -----------         -----------         -----------
    NET CASH PROVIDED BY (USED IN) OPERATING
            ACTIVITIES.............................................               (20,085)              4,765              14,184
                                                                              -----------         -----------         -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
Contribution of capital to subsidiary..............................                   -0-            (500,000)                -0-
Maturity of investment securities..................................                   -0-                 -0-             498,931
                                                                              -----------         -----------         -----------

    NET CASH PROVIDED BY (USED IN) INVESTING
            ACTIVITIES.............................................                   -0-            (500,000)            498,931
                                                                              -----------         -----------         -----------


                                                                     (continued)

                      GATEWAY BANCSHARES, INC. & SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1999 AND 1998



NOTE 21 - CONDENSED PARENT INFORMATION - CONCLUDED

                                                                                            YEARS ENDED DECEMBER 31,
                                                                            -------------------------------------------------------
STATEMENT OF CASH FLOWS - CONCLUDED                                              1999                 1998                1997
-----------------------------------                                         ----------------    -----------------   ---------------

CASH FLOWS FROM FINANCING ACTIVITIES                                                   -0-                 -0-                 -0-
                                                                               -----------         -----------         -----------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                               (20,085)           (495,235)            513,115

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                     275,845             771,080             257,965
                                                                               -----------         -----------         -----------

CASH AND CASH EQUIVALENTS AT END OF YEAR                                       $   255,760         $   275,845         $   771,080
                                                                               ===========         ===========         ===========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
   Cash paid during the year for:
      Interest........................................................         $       -0-         $       -0-         $       -0-
      Income taxes....................................................                 -0-                 -0-                 -0-
      Non-cash investing and financing activities.....................                 -0-                 -0-                 -0-

                      GATEWAY BANCSHARES, INC. & SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1999 AND 1998



CORPORATE INFORMATION

There is no established trading market for Bank Shares, which have been traded inactively in private transactions. Therefore, no reliable information is available as to trades of shares of the Company's common stock, or as to the prices at which such shares have traded. Management has reviewed the limited information available as to the ranges at which shares of the Company's common stock have sold. The following data regarding shares is provided for information purposes only, and should not be viewed as indicative of the actual or market value of shares of the Company's common stock.

                                                                                ESTIMATED PRICE RANGE PER SHARE
                                                           -----------------------------------------------------------------------
                                                                          1999                                   1998
                                                           ------------------------------------   --------------------------------
                                                                HIGH                 LOW               High               Low
                                                           ----------------    ----------------   ----------------    ------------

First Quarter......................................        $   18.00           $   12.00          $   11.00           $   11.00
Second Quarter.....................................            18.00               12.50              11.00               11.00
Third Quarter......................................            12.50               12.50              12.50               11.00
Fourth Quarter.....................................            12.50               12.00              12.50               11.00

The Company's Common Stock was held by approximately 662 shareholders of record at December 31, 1999.


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

FORM 10-KSB

A copy of the Company's 1999 Annual Report on Form 10-KSB, filed with the Securities and Exchange Commission, is available at no charge to each shareholder upon written request to:

Jeff Hensley
Gateway Bancshares, Inc.
P O. Box 129
Ringgold, Georgia  30736



General Counsel
Powell, Goldstein, Frazer & Murphy, LLP
Atlanta, Georgia

Independent Auditors
Land & Associates, P.C.
Ellijay, Georgia