Form 10KSB, Exhibit 13
period 2000-12-31
GATEWAY BANCSHARES INC /GA/
filed 2001-03-27
CIK 1007029

Exhibit 13.1


                           GATEWAY  BANCSHARES,  INC.

                                FINANCIAL  REVIEW

                                      2000

    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

The Annual Report, including the Management's Discussion and Analysis which follows, contains forward-looking statements in addition to historical information, including, but not limited to statements regarding Management's beliefs, current expectations, estimates and projections about the financial services industry, the economy, and about the Company and the Bank in general. Such forward-looking statements are subject to certain factors that could cause actual results to differ materially from historical results or anticipated events, trends or results. These factors include, but are not limited to (i) increased competition with other financial institutions, (ii) lack of sustained growth in the economy in Catoosa County, (iii) rapid fluctuations in interest rates, (iv) the inability of the Bank to maintain regulatory capital standards, and (v) changes in the legislative and regulatory environment. These and other factors affecting the Company's future performance are further detailed in publicly available reports filed from time to time by the Company with the Securities and Exchange Commission, such as the Company's Annual Report on Form 10-KSB for the year ended December 31, 2000 (the 2000 10-KSB).

The purpose of the following discussion is to address information relating to the financial condition and results of operations of the Company that may not be readily apparent from a review of the consolidated financial statements and notes thereto, which are included in this Annual Report. This discussion should be read in conjunction with information provided in the Company's consolidated financial statements and accompanying footnotes; and with the statistical information appearing in the 2000 10-KSB under the caption "Selected Statistical Information." Unless otherwise noted, the discussion of net interest income in this financial review is presented on a taxable equivalent basis to facilitate performance comparisons among various taxable and tax-exempt assets.

SUMMARY

Substantially all of the operations of the Company are conducted by its wholly-owned subsidiary, Gateway Bank & Trust (the Bank). Accordingly, the following discussion relates primarily to the Bank. The Company's principal market areas are located in the Catoosa County, Georgia and surrounding areas. Management believes that the economy of the area in which the Company serves is healthy and expanding, but not at a pace that threatens stability.

Jobs are created in significant proportion in the manufacture of tufted and durable goods, as well as in retail and service sectors. Counties served by the Company had unemployment of 2.5% compared to the average 3.4% experienced in the entire state of Georgia. Catoosa County is centrally located for employment opportunities being situated on the I-75 corridor between Chattanooga, TN and Dalton, GA. The majority of the area's residents work in Tennessee while a smaller number are employed in adjacent counties. In the Company's markets, population growth over the last five years has surpassed the rate for the state. The current economic prospects in the Company's markets are good, and the Company attempts to assist those prospects by returning the deposits of its customers to the communities from which they come in the form of loans.

EARNINGS

The Company's net income of $831,509 for 2000 represents an increase of $326,372 over the Company's net income in 1999 of $505,137. The increase in net income relates to the growth in the Bank's deposit and loan base during 2000. Earnings per share was $1.22 in 2000 compared with $0.74 in 1999.

RESULTS  OF  OPERATIONS

NET  INTEREST  INCOME

Net interest income is the principal source of a financial institution's earnings stream and represents the difference or spread between interest and fee income generated from earning assets and the interest expense paid on deposits and borrowed funds. Fluctuations in interest rates as well as volume and mix changes in earning assets and interest-bearing liabilities materially impact net interest income. (All discussions in this section assume a taxable equivalent basis unless otherwise noted.) Net interest income was $3,677,006 in 2000, as compared to $2,920,123 in 1999, representing an increase of $756,883, or 25.9%. This increase was caused primarily by the growth of the Bank's deposit base and loan portfolio. Interest and fees on loans increased from $4,866,731 in 1999 to $6,728,931 in 2000 (an increase of 38.3%).

Interest earned on securities decreased $36,442 (2.5%) from $1,445,488 in 1999 to $1,409,046 in 2000. The decrease is due primarily to a decrease in the average value of securities. During 2000 a larger portion of the Bank's earning assets were in loans and federal funds sold, and a smaller portion was in securities.

The trend in net interest income is also evaluated in terms of average rates using the net interest margin and the interest rate spread. The net interest margin, or the net yield on earning assets, is computed by dividing fully taxable equivalent net interest income by average earning assets. This ratio represents the difference between the average yield returned on average earning assets and the average rate paid for funds used to support those earning assets, including both interest-bearing and noninterest-bearing sources. The net interest margin for 2000 was 4.05% compared with a net interest margin of 3.88% in 1999. This increase was primarily due to the growth of the loan portfolio in proportion to the Bank's total assets. Loans generally provide a higher yield than other interest-earning assets.

The interest rate spread measures the difference between the average yield on earning assets and the average rate paid on interest-bearing sources of funds. The interest rate spread eliminates the impact of noninterest-bearing funds and gives a more direct perspective to the effect of market interest rate movements. The net interest spread for 2000 was 3.53% compared to a net interest spread of 3.31% in 1999.

The following tabulation presents certain net interest income data without modification for assumed tax equivalency:

                                       2000   1999
                                       -----  -----

Rate earned on earnings assets         9.03%  8.43%
Rate paid on borrowed funds            5.50%  5.12%
Interest rate spread                   3.53%  3.31%
Net yield on earnings assets           4.05%  3.88%

INTEREST  EXPENSE

Total interest expense increased $1,096,525 (32%) from $3,423,500 in 1999 to $4,520,025 in 2000. This increase was the combined effect of an increase in the average balance of interest bearing deposits from approximately $65,013,000 in 1999 to approximately $79,659,000 in 2000 and an increase in the average rate paid on deposits from 5.11% in 1999 to 5.42% in 2000. The effect of these changes increased the interest expense on interest-bearing deposits from $3,320,842 in 1999 to $4,317,165 in 2000.

NONINTEREST  INCOME

Noninterest income for 2000 and 1999 totaled $560,133 and $417,502, respectively. These amounts are primarily from service charges on deposit accounts, mortgage loan fees and fees on services to customers. Noninterest income increased primarily due to the effects of growth in the Bank's deposit base.

                               2000      1999
                             --------  --------

Service charge on deposits   $304,546  $213,572
Mortgage loan fees            124,463   140,086
Investment securities gains         -     9,618
Other                         131,124    54,226
                             --------  --------

                             $560,133  $417,502
                             ========  ========

NONINTEREST  EXPENSES

Noninterest expenses totaled $2,606,670 in 2000 and $2,089,727 in 1999. Salaries and benefits increased $345,751 (33.9%) to $1,364,535, which reflects the increased staffing to accommodate the Bank's new branch and growth in the Bank's loans and deposits. Occupancy expense increased $20,073 (18.6%) and furniture and equipment expense increased $4,791 (3.2%) due to increased depreciation and maintenance costs, some of which relate to the new branch. Printing and supplies costs increased $50,572 (59.5%) as a result of the documents needed for the new branch. Data processing fees increased $56,994 (26.1%), and postage costs increased $4,997 (9.1%) due to the increased volume of transactions from the growth of deposits and loans of the Bank. Professional and regulatory fees decreased $21,901 (10.2%) due to a decline in legal services needed by the Bank.

                                     2000        1999
                                  ----------  ----------
Salaries and employee benefits    $1,364,535  $1,018,784
Occupancy expenses                   127,776     107,703
Furniture and equipment expense      154,297     149,506
Advertising and marketing             62,709      55,576
Data processing                      275,244     218,250
Postage, freight and express          60,108      55,111
Printing and supplies                135,601      85,029
Professional and regulatory fees     192,581     214,482
Other                                233,819     185,286
                                  ----------  ----------

                                  $2,606,670  $2,089,727
                                  ==========  ==========

INCOME  TAXES

The  Company  attempts  to  maximize its net income through active tax planning.
The Company has utilized all net operating losses incurred during the start-up period and is subject to federal and state income taxes. A more detailed explanation of income tax expense is included in the accompanying Notes to Consolidated Financial Statements.

FINANCIAL  CONDITION

EARNING  ASSETS

Average earning assets in 2000 were approximately $90,794,000 or 94.7% of average total assets compared to $75,248,000 or 94.7% of average total assets in 1999. The mix of average earning assets comprised the following percentages:

                     2000    1999
                    ------  ------

Federal funds sold    1.0%    0.8%
Securities           24.1%   31.3%
Loans                74.9%   67.9%
                    ------  ------

                    100.0%  100.0%
                    ======  ======

The mix of average earning assets reflects management's attempt to maximize interest income while maintaining acceptable levels of risk.

LOANS

Loans made up the largest component of the Bank's earning assets. At December 31, 2000, the Bank's total loans were $72,363,307 compared to $62,564,092 at the end of 1999. In 2000 average net loans represented 74.9% of average earning assets and 70.9% of average total assets, compared to 67.9% of average earning assets and 64.3% of average total assets in 1999. This was the result of an increase in loan demand in the Bank's market area, combined with an increase in the Bank's market share of loans. The ratio of total loans to total deposits decreased from 77.1% at December 31, 1999, to 74.6% at December 31, 2000.

The Bank has no loans to finance leveraged buy-outs. In addition, the Bank has avoided exposure to lesser developed countries (LDC) debt, having no LDC loans in its portfolio.

NONPERFORMING  ASSETS

The following table presents information concerning outstanding balances of nonperforming assets at December 31, 2000 and 1999 (in thousands):

                                                     2000     1999
                                                    -------  -------
Nonaccruing loans                                   $    94  $   145

Loans past due 90 days or more                          202       39

Restructured loans                                        -        -
                                                    -------  -------

Total nonperforming loans                               296      184

Other real estate                                       138      138
                                                    -------  -------

Total nonperforming assets                          $   434  $   322
                                                    =======  =======

Ratios:

Loan loss allowance to total nonperforming assets    2.1429   2.1777
                                                    =======  =======

Total nonperforming loans to total loans
  (net of unearned interest)                         0.0041   0.0029
                                                    =======  =======

Total nonperforming assets to total assets           0.0040   0.0036
                                                    =======  =======

The Company stops accruing interest income and recognizes interest on a cash basis when any commercial, industrial or real estate loan is past due as to principal or interest and the ultimate collection of either is in doubt. Accrual of interest income on consumer installment loans is suspended when any payment of principal or interest, or both, is more than ninety days delinquent. When a loan is placed on a nonaccrual basis any interest previously accrued but not collected is reversed against current income unless the collateral for the loan is sufficient to cover the accrued interest or a guarantor assures payment of interest.

There has been no significant impact on the Company's financial statements as a result of the provisions of Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," or Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures."

PROVISION  FOR  LOAN  LOSSES,  NET  CHARGE-OFFS  AND  ALLOWANCE  FOR LOAN LOSSES

The provision for loan losses, which is charged to operations, is based on the growth of the loan portfolio, the amount of net loan losses incurred and management's estimation of potential future losses based on an evaluation of the risk in the loan portfolio. Management believes that the $930,473 in the allowance for loan losses at December 31, 2000 (1.29% total net outstanding loans at that date) was adequate to absorb known risks in the portfolio based upon the Company's historical experience. No assurance can be given, however, that increased loan volume, adverse economic conditions or other circumstances will not result in increased losses in the Company's loan portfolio.

The following table sets forth certain information with respect to the Company's loans, net of unearned income, and the allowance for loan losses for the years ended December 31, 2000 and 1999.

                             SUMMARY OF LOAN LOSS EXPERIENCE

                                                                        2000      1999
                                                                      --------  --------
                                                                    (amounts in thousands)
Balance, beginning of period                                          $   701   $   366

Total loans charged off                                                  (127)     (114)
Recoveries on loans previously charged off                                  1         -
                                                                      --------  --------

Net loans charged off                                                    (126)     (114)
                                                                      --------  --------

Provision for loan losses                                                 355       449
                                                                      --------  --------

Balance, end of period                                                $   930   $   701
                                                                      ========  ========

Loans, net of unearned income, at end of period                       $72,363   $62,564
                                                                      ========  ========

Average loans, net of unearned income                                 $68,003   $51,119
                                                                      ========  ========

Ratios:

Allowance at end of period to loans, net of unearned income              1.29%     1.12%

Allowance at end of period to average loans, net of unearned income      1.37%     1.37%

Net charge-offs to average loans, net of unearned income                 0.19%     0.22%

Net charge-offs to allowance at end of period                           13.55%    16.26%

Recoveries to prior year charge-offs                                     0.88%     0.00%

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

In evaluating the allowance, management also considers the loan loss experience of the Company and the Bank, the amount of past due and nonperforming loans, current and anticipated economic conditions, lender requirements and other appropriate information.

Management allocated the reserve for loan losses to specific loan classes as follows:

                     ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

                                         December 31,2000    December 31, 1999
                                        ------------------  ------------------
                                                 Percent              Percent
                                        Amount   of Total   Amount   of Total
                                        -------  ---------  -------  ---------

Domestic loans (1):
  Commercial and industrial             $   540      58.1%  $   373      53.2%
  Real estate - construction and other      158      17.0%      220      31.4%
  Consumer                                  232      24.9%      108      15.4%
                                        -------  ---------  -------  ---------

                                        $   930     100.0%  $   701     100.0%
                                        =======  =========  =======  =========

(1)  The  Company  had  no  foreign  loans.

SECURITIES  AND  FEDERAL  FUNDS  SOLD

The Bank has classified its securities as either available for sale or held to maturity, depending on whether the Bank has the intent and ability to hold such securities to maturity. At December 31, 2000, $20,469,637 of the Bank's securities were classified as available for sale, compared to $16,014,879 at year-end 1999. Securities classified as held to maturity were $4,724,788 at December 31, 2000, as compared to $4,729,974 at year-end 1999.

The purchase of the Federal Home Loan Bank stock is required in order to become a member of the Federal Home Loan Bank and participate in available lines of credit. These investments were $260,000 at December 31, 2000, and $230,800 at year-end 1999.

The composition of the Company's securities portfolio reflects the Company's investment strategy of maximizing portfolio yields subject to risk and liquidity considerations. The primary objectives of the Company's investment strategy are to maintain an appropriate level of liquidity and provide a tool to assist in controlling the Company's interest rate position while at the same time producing adequate levels of interest income. For securities classified as available-for-sale and held-to-maturity, it is the intention to hold such securities for the foreseeable future. Management of the maturity of the portfolio is necessary to provide liquidity and to control interest rate risk. During 2000 gross investment securities sales were approximately $686,000, representing 3.1% of the average portfolio for the year. There were no gains associated with the sales, while losses totaled $4,912, accounting for 0.19% of noninterest expenses. Gross unrealized gains in the portfolio amounted to $18,360, and unrealized losses amounted to $245,105 at year-end 2000. During 1999, gross investment securities sales were approximately $5.4 million and maturities and calls were $6.1 million, representing 23.1% and 25.9%, respectively, of the average portfolio for the year. Gains associated with the sales were $9,618, accounting for 2.3% of noninterest income, while losses totaled $8,466, accounting for 0.40% of noninterest expense. Gross unrealized losses were $1,122,640 at year-end 1999. There were no gross unrealized gains at December 31, 1999.

Mortgaged-backed securities have varying degrees of risk of impairment of principal, as opposed to U.S. Treasury and U.S. government agency obligations, which are considered to contain virtually no default or prepayment risks. Impairment risk is primarily associated with accelerated prepayments, particularly with respect to longer maturities purchased at a premium and interest-only strip securities. The Bank's purchase of mortgage-backed securities during 2000 did not include securities with these characteristics. The recoverability of the Bank's investment in mortgage-backed securities is reviewed periodically, and if necessary, appropriate adjustments would be made to income for impaired values.

Management maintains federal funds sold as a tool in managing its daily cash needs. Federal funds sold increased from $600,000 at year-end 1999 to $4,080,000 at year-end 2000. Average federal funds sold for 2000 was approximately $868,000 or 1.0% of average earning assets, compared with approximately
$608,000 or 0.8% of average earning assets for 1999. The increase in average federal funds sold reflects an emphasis by management on improving liquidity in order to adequately fund the Bank's expanding loan portfolio.

DEPOSITS

The Bank's primary source of funds is derived from deposits of Bank customers. Average deposits increased 20.6% from approximately $70,976,000 in 1999 to approximately $85,618,000 in 2000. At December 31, 2000, total deposits were $96,977,285, of which $89,682,342 (92.5%) were interest-bearing and $7,294,943
(7.5%) were noninterest-bearing. At year-end 1999, total deposits were $81,144,347, of which $75,104,608 (92.6%) were interest-bearing and $6,039,739
(7.4%) were noninterest-bearing. Continued enhancement of existing products and emphasis upon better customer service fuels the growth in the deposit base. Emphasis has been placed upon attracting consumer deposits. The Bank plans to expand its consumer base at its new branch in order to continue to fund asset growth.

SHAREHOLDERS'  EQUITY

Shareholders' equity increased $1,287,422 from December 31, 1999 to December 31, 2000, due to net earnings of $831,509 and a decrease in unrealized losses on securities available for sale of $455,913, net of deferred taxes.

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

The primary function of assets and liabilities management is not only to assure adequate liquidity in order for the Company to meet the needs of its customer base, but to maintain an appropriate balance between interest-sensitive assets and interest-sensitive liabilities so that the Company can also meet the investment requirements of its shareholders. Daily monitoring of the sources and uses of funds is necessary to maintain an acceptable cash position that meets both requirements. In a banking environment, both assets and liabilities are considered sources of liquidity funding and both are, therefore, monitored on a daily basis.

The asset portion of the balance sheet provides liquidity primarily through loan principal repayments or sales of securities. Construction loans and commercial and industrial loans that mature in one year or less equaled approximately $21.1 million or 29.2% of the total loan portfolio at December 31, 2000, and securities maturing in one year or less equaled $4.5 million or 17.9% of the portfolio. Other sources of liquidity include short-term investments such as federal funds sold.

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

In an effort to maintain and improve its liquidity position, the Bank became a member of the Federal Home Loan Bank of Atlanta in 1998. As a member of the Federal Home Loan Bank, the Bank is able to improve its ability to manage liquidity and reduce interest rate risk by having a funding source to match longer term loans. The Bank has received a credit line of up to $8,906,000. The Bank has drawn $2,000,000 from the available credit with the Federal Home Loan Bank. See the Notes to Consolidated Financial Statements herein for additional information.

CAPITAL  RESOURCES

A strong capital position is vital to the continued profitability of the Company because it promotes depositor and investor confidence and provides a solid foundation for future growth of the organization. The Company has provided the majority of its capital requirements through the proceeds of its initial stock offering in 1997 and the retention of earnings. In addition, the Company injected $1,000,000 of additional capital in the Bank in June 2000.

Bank regulatory authorities are placing increased emphasis on the maintenance of adequate capital. In 1990, new risk-based capital requirements became effective. The guidelines take into consideration risk factors, as defined by regulators, associated with various categories of assets, both on and off the balance sheet. Under the guidelines, capital strength is measured in two tiers, which are used in conjunction with risk-adjusted assets to determine the risk-based capital ratios. The Bank's Tier I capital, which consists of common equity, amounted to $8.7 million at December 31, 2000. Tier II capital components include supplemental capital components such as the allowance for loan losses. Tier I capital plus the Tier II capital components is referred to as Total Risk-based capital and was $9.6 million at year-end 2000. The percentage ratios, as calculated under the guidelines were 9.2% and 10.2% for Tier I and Total Risk-based capital, respectively, at year-end 2000. Both levels currently exceed the minimum ratios of 4% and 8%, respectively.

Another important indicator of capital adequacy in the banking industry is the leverage ratio. The leverage ratio is defined as the ratio the Bank's Tier I capital minus specific intangible assets to total average assets minus specific intangible assets. The Bank's leverage ratios as of December 31, 2000 exceeded the regulatory minimum requirements which are generally 3% plus an additional cushion of at least 100-200 basis points depending on risk profiles and other factors.

The table below illustrates the Bank's regulatory capital ratios at December 31, 2000 and 1999 under the year-end 2000 requirements.

                                                                      2000      1999
                                                                    --------  --------

Tier I Capital                                                      $ 8,698   $ 6,252
Tier II Capital                                                         930       701
                                                                    --------  --------

Total Qualifying Capital                                            $ 9,628   $ 6,953
                                                                    ========  ========

Risk Adjusted Total Assets (including off-balance sheet exposures)  $94,456   $72,406
                                                                    ========  ========

Tier I Risk-Based Capital Ratio                                         9.2%      8.6%

Total Risk-Based Capital Ratio                                         10.2%      9.6%

Leverage Ratio                                                          8.5%      7.2%

INTEREST  RATE  SENSITIVITY  MANAGEMENT

Interest rate sensitivity is a function of the repricing characteristics of the Company's portfolio of assets and liabilities. These repricing characteristics are the time frames within which the interest-bearing assets and liabilities are subject to change in interest rates either at replacement or maturity during the life of the instruments. Sensitivity is measured as the difference between the volume of assets and liabilities in the Company's current portfolio that are subject to repricing in future time periods. The differences are known as interest sensitivity gaps and are usually calculated separately for segments of time ranging from zero to thirty days, thirty-one to ninety days, ninety-one days to one year, one year to five years, over five years and on a cumulative basis. The following tables show interest sensitivity gaps for these different intervals as of December 31, 2000.

                               INTEREST RATE SENSITIVITY ANALYSIS


                                        0-30     31-90    91-365       1-5     Over 5
                                        Days      Days     Days       Years     Years    Total
                                      --------  -------  ---------  ---------  -------  --------
                                                            (in thousands)
Interest-earning assets (1)
---------------------------
Loans                                 $ 3,577   $33,376  $  2,812   $ 31,682   $   916  $ 72,363
Securities:
   Taxable                                  -         -     4,475      6,068    14,426    24,969
   Tax exempt                               -         -         -          -       225       225
Federal funds sold                      4,080         -         -          -         -     4,080
                                      --------  -------  ---------  ---------  -------  --------
                                        7,657    33,376     7,287     37,750    15,567   101,637
                                      --------  -------  ---------  ---------  -------  --------
Interest-bearing liabilities (2)(3)
-----------------------------------
Demand deposits                         4,791     4,791     4,791          -         -    14,373
Money market accounts                   2,576     2,577     2,577          -         -     7,730
Savings deposits                        2,622     2,623     2,623          -         -     7,868
Time deposits                           6,109    10,511    36,975     13,411         -    67,006
Long-term borrowings                        -         -         -      2,000     1,000     3,000
                                      --------  -------  ---------  ---------  -------  --------
                                       16,098    20,502    46,966     15,411     1,000    99,977
                                      --------  -------  ---------  ---------  -------  --------

Interest sensitivity gap              $(8,441)  $12,874  $(39,679)  $ 22,339   $14,567  $  1,660
                                      ========  =======  =========  =========  =======  ========

Cumulative interest sensitivity gap   $(8,441)  $ 4,433  $(35,246)  $(12,907)  $ 1,660
                                      ========  =======  =========  =========  =======

Ratio of interest-earning assets to
   interest-bearing liabilities          2.45       .48      1.63        .16     15.57
                                      ========  =======  =========  =========  =======
Cumulative ratio                          .48      1.12       .58        .87      1.02
                                      ========  =======  =========  =========  =======

Ratio of cumulative gap to total
   to interest-bearing assets            (.08)      .04      (.35)      (.13)      .02
                                      ========  =======  =========  =========  =======

________________________
(1)  Excludes  nonaccrual  loans  and  securities.
(2) Excludes matured certificates which have not been redeemed by the customer and on which no interest is accruing.
(3) Demand and savings deposits and other short term borrowings are assumed to be subject to movement into other deposit instruments in equal amounts during the 0-30 day period, the 31-90 day period, and the 91-365 day period.

The above table indicates that in a rising interest rate environment, the Company's earnings may be adversely affected in the 0-365 day periods where liabilities will reprice faster than assets. As seen in the preceding table, for the first 30 days of repricing opportunity there is an excess of interest-bearing liabilities over interest-earnings assets of approximately $8.4 million. For the first 365 days, interest-bearing liabilities exceed earning assets by $35.2 million. During this one year time frame, 83.6% of all interest-bearing liabilities will reprice compared to 47.5% of all interest-earning assets. Changes in the mix of earning assets or supporting liabilities can either increase or decrease the net interest margin without affecting interest rate sensitivity. In addition, the interest rate spread between an asset and its supporting liability can vary significantly while the timing of repricing for both the asset and the liability remain the same, thus impacting net interest income. It should be noted, therefore, that a matched interest-sensitive position by itself will not ensure maximum net interest income. Management continually evaluates the condition of the economy, the pattern of market interest rates and other economic data to determine the types of investments that should be made and at what maturities. Using this analysis, management establishes calculated interest sensitivity gap positions to maximize net interest income based upon anticipated movements in the general level of interest rates.

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

Various information shown elsewhere in this Annual Report will assist in the understanding of how well the Bank is positioned to react to changing interest rates and inflationary trends. In particular, the summary of net interest income, the maturity distribution, the composition of the loan and security portfolios and the data on the interest sensitivity of loans and deposits should be considered.

CONCLUSION

The Bank has experienced constant growth since its opening in 1997. It has increased its customer base, as shown by the continued increase in deposits and loans during 2000. While management remains optimistic about the prospects for continued growth and profitability, management does not anticipate that growth will be at the level experienced during the Bank's initial years of operation. No assurance can be given that the Bank will continue to grow and be profitable.

The foregoing is a forward-looking statement which reflects significant assumptions and subjective judgments believed by management to be reasonable as of the date of this Annual Report. It does not constitute a forecast or prediction of actual results, and actual performance and financial results may differ materially from those anticipated due to a variety of factors.

       MANAGEMENT'S STATEMENT OF RESPONSIBILITY FOR FINANCIAL INFORMATION

                     Gateway Bancshares, Inc. and Subsidiary


The management of Gateway Bancshares, Inc. and subsidiary is responsible for the preparation, integrity, and objectivity of the financial statements, related financial data, and other information in this Annual Report. The financial statements are prepared in accordance with generally accepted accounting principles and include amounts based on management's best estimates and judgment where appropriate. Financial information appearing throughout this Annual Report is consistent with the financial statements.

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

The concept of reasonable assurance is based on the recognition that the cost of internal control systems should not exceed the related benefits. As an integral part of internal control systems, the Company, through its audit committee, utilizes internal auditors who monitor compliance and assess the effectiveness of internal control systems and coordinate audit coverage of all areas of operations.

The responsibility of the Company's independent certified public accountants is limited to an expression of their opinion as to the fairness of the financial statements presented. Their opinion is based on an audit conducted in accordance with generally accepted auditing standards as described in their report.

The Board of Directors is responsible for ensuring that both management and the independent certified public accountants fulfill their respective responsibilities with regard to the financial statements. The Audit Committee meets periodically with both management and the independent certified public accountants to assure that each is carrying out its responsibilities. The independent certified public accountants have full and free access to the Audit Committee and the Board of Directors and may meet with them, with and without management being present, to discuss auditing and financial reporting matters.

On April 20, 2000, the Company dismissed its existing independent public accounting firm, Land & Associates, P.C., CPAs ("Land & Associates"), and hired Hazlett, Lewis & Bieter, PLLC to serve as its principal accountant to audit the Company's financial statements for the fiscal year-ending December 31, 2000. Neither of Land & Associates' reports on the Company's financial statements for the years ended December 31, 1998 or 1999 contained an adverse opinion or a disclaimer of opinion or was qualified or modified as to uncertainty, audit scope or accounting principles. The change of accountants was recommended by the audit committee and approved by the Board of Directors. The Company had no disagreements with Land & Associates during any of the years ended December 31, 1998 or 1999 or during the interim period through April 20, 2000 (date of change) on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure that would have caused that firm to make reference to the subject disagreement if it had not been resolved to Land & Associates' satisfaction.

                   GATEWAY  BANCSHARES,  INC.  AND  SUBSIDIARY

                 INDEX  TO  CONSOLIDATED  FINANCIAL  STATEMENTS




                                                                          Page
                                                                          ----

REPORT  OF  INDEPENDENT  CERTIFIED  PUBLIC  ACCOUNTANTS                    14

FINANCIAL  STATEMENTS

     Consolidated  balance  sheets                                         15
     Consolidated  statements  of  income                                  16
     Consolidated  statements  of  changes  in  stockholders'  equity      17
     Consolidated  statements  of  cash  flows                             18
     Notes  to  consolidated  financial  statements                       19-33

               Report of Independent Certified Public Accountants
               --------------------------------------------------




To the Stockholders  and
  Board of Directors
Gateway Bancshares, Inc.
Ringgold,  Georgia

     We have audited the accompanying consolidated balance sheet of Gateway Bancshares, Inc. and subsidiary as of December 31, 2000, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements of Gateway Bancshares, Inc. and subsidiary as of December 31, 1999, were audited by other auditors whose report dated February 14, 2000, expressed an unqualified opinion on those statements.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Gateway Bancshares, Inc. and subsidiary as of December 31, 2000, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.



/s/ Haglett, Lewis & Bieter, PLLC.

Chattanooga,  Tennessee
January  17,  2001

                   GATEWAY  BANCSHARES,  INC.  AND  SUBSIDIARY

                          CONSOLIDATED  BALANCE  SHEETS
                           December 31, 2000 and 1999

--------------------------------------------------------------------------------

                                                         2000           1999
                                                     -------------  ------------
      ASSETS

Cash and due from banks                              $  3,098,996   $ 2,378,535
Federal funds sold                                      4,080,000       600,000
                                                     -------------  ------------

      Total cash and cash equivalents                   7,178,996     2,978,535

Securities available for sale                          20,469,637    16,014,879
Securities held to maturity                             4,724,788     4,729,974
Federal Home Loan Bank stock, at cost                     260,000       230,800
Loans, net of allowance for loan losses of $930,473
  in 2000 and $701,234 in 1999                         71,432,834    61,862,858
Premises and equipment                                  3,126,038     1,956,568
Accrued interest receivable                               944,475       780,543
Other assets                                              437,868       545,417
                                                     -------------  ------------

      Total assets                                   $108,574,636   $89,099,574
                                                     =============  ============

      LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:
  Noninterest-bearing demand deposits                $  7,294,943   $ 6,039,739
  NOW accounts                                          7,078,122     7,051,862
  Money market accounts                                 7,730,117     1,764,128
  Savings deposits                                      7,868,556    10,919,377
  Time deposits                                        67,005,547    55,369,241
                                                     -------------  ------------

      Total deposits                                   96,977,285    81,144,347

Note payable                                            1,000,000             -
Federal Home Loan Bank advances                         2,000,000     1,000,000
Accrued interest payable                                  559,284       363,948
Other liabilities                                         235,755        76,389
                                                     -------------  ------------

      Total liabilities                               100,772,324    82,584,684
                                                     -------------  ------------

Stockholders' equity:
  Common stock, $5 par value; 10,000,000 shares
    authorized; 679,048 shares outstanding              3,395,240     3,395,240
  Additional paid-in capital                            3,357,637     3,357,637
  Retained earnings                                     1,163,149       331,640
  Accumulated other comprehensive income                 (113,714)     (569,627)
                                                     -------------  ------------

      Total stockholders' equity                        7,802,312     6,514,890
                                                     -------------  ------------

      Total liabilities and stockholders' equity     $108,574,636   $89,099,574
                                                     =============  ============

The Notes to Consolidated Financial Statements are an integral part of these statements.

                   GATEWAY  BANCSHARES,  INC.  AND  SUBSIDIARY

                      CONSOLIDATED  STATEMENTS  OF  INCOME
                     Years Ended December 31, 2000 and 1999

--------------------------------------------------------------------------------

                                                            2000        1999
                                                         ----------  -----------
INTEREST INCOME
  Loans                                                  $6,728,931  $4,866,731
  Securities                                              1,409,046   1,445,488
  Other                                                      59,054      31,404
                                                         ----------  -----------

    Total interest income                                 8,197,031   6,343,623

INTEREST EXPENSE                                          4,520,025   3,423,500
                                                         ----------  -----------

    Net interest income                                   3,677,006   2,920,123

Provision for loan losses                                   355,500     449,000
                                                         ----------  -----------

    Net interest income after provision for loan losses   3,321,506   2,471,123
                                                         ----------  -----------

NONINTEREST INCOME
  Service charges                                           304,546     213,572
  Other noninterest income                                  255,587     203,930
                                                         ----------  -----------

    Total noninterest income                                560,133     417,502
                                                         ----------  -----------

NONINTEREST EXPENSES
  Salaries and employee benefits                          1,364,535   1,018,784
  Occupancy expense                                         127,776     107,703
  Other operating expenses                                1,114,359     963,240
                                                         ----------  -----------

    Total noninterest expenses                            2,606,670   2,089,727
                                                         ----------  -----------

Cumulative effect of change in accounting
  principle, net of income tax effect                             -     (24,592)
                                                         ----------  -----------

    Income before income taxes                            1,274,969     774,306

Income taxes                                                443,460     269,169
                                                         ----------  -----------

    Net income                                           $  831,509  $  505,137
                                                         ==========  ===========

EARNINGS PER COMMON SHARE, BASIC AND DILUTED

  Net income per share                                   $     1.22  $     0.74

  Basic weighted average shares outstanding                 679,048     679,048

  Diluted earnings per common share                      $     1.22  $     0.74

  Diluted weighted average shares outstanding               680,222     680,079

The Notes to Consolidated Financial Statements are an integral part of these statements.

                                       GATEWAY  BANCSHARES,  INC.  AND  SUBSIDIARY

                             CONSOLIDATED  STATEMENTS  OF  CHANGES  IN  STOCKHOLDERS'  EQUITY
                                          Years Ended December 31, 2000 and l999

-------------------------------------------------------------------------------------------------------------------------

                                                                                                               Accumulated
                                                                 Total                  Additional  Retained      Other
                                               Comprehensive  Stockholders'  Common      Paid-in    Earnings  Comprehensive
                                                   Income       Equity       Stock       Capital    (Deficit)    Income
                                                 -----------  -----------  ----------  -----------  ----------  ---------
BALANCE, December 31, 1998                       $6,586,617   $3,395,240   $3,357,637  $ (173,497)  $   7,237

  Comprehensive income:
    Net income                                   $  505,137      505,137            -           -     505,137          -

    Other comprehensive income, net of tax:
      Unrealized holding gains (losses) on
         securities available for sale, net of
         reclassification adjustment               (576,864)    (576,864)           -           -           -   (576,864)
                                                 -----------  -----------  ----------  -----------  ----------  ---------

    Total comprehensive income (loss)            $  (71,727)
                                                 ===========


BALANCE, December 31, 1999                                     6,514,890    3,395,240   3,357,637     331,640   (569,627)

  Comprehensive income:
    Net income                                   $  831,509      831,509            -           -     831,509          -

    Other comprehensive income, net of tax:
      Unrealized holding gains (losses) on
         securities available for sale, net of
         reclassification adjustment                455,913      455,913            -           -           -    455,913
                                                 -----------  -----------  ----------  -----------  ----------  ---------
         reclassification adjustment
    Total comprehensive income                   $1,287,422
                                                 ===========


BALANCE, December 31, 2000                                    $7,802,312   $3,395,240   $3,357,637  $1,163,149 $(113,714)
                                                             ===========   ==========   ==========  ========== ==========

The Notes to Consolidated Financial Statements are an integral part of these statements.

                    GATEWAY  BANCSHARES,  INC.  AND  SUBSIDIARY

                     CONSOLIDATED  STATEMENTS  OF  CASH  FLOWS
                      Years Ended December 31, 2000 and 1999

----------------------------------------------------------------------------------

                                                          2000           1999
                                                      -------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                          $    831,509   $    505,137
  Adjustments to reconcile net income to net
    cash provided by operating activities:
      Depreciation                                         149,761        174,210
      Provision for loan losses                            355,500        449,000
      Deferred income taxes                                (15,040)        13,169
      Net amortization (accretion) on securities            29,453         (1,071)
      Change in operating assets and liabilities:
        Accrued interest receivable                       (163,932)      (101,773)
        Other assets                                      (107,363)       (12,020)
        Accrued interest payable                           195,336         86,953
        Other liabilities                                  159,366       (165,907)
                                                      -------------  -------------

          Net cash provided by operating activities      1,434,590        947,698
                                                      -------------  -------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of securities available for sale             (5,800,297)    (3,369,356)
  Purchase of securities held to maturity                        -       (337,106)
  Purchase of Federal Home Loan Bank stock                 (29,200)             -
  Proceeds from security transactions:
    Securities available for sale                        2,007,137     11,565,876
    Securities held to maturity                                  -      2,500,937
  Net increase in loans                                 (9,925,476)   (26,352,388)
  Purchase of premises and equipment                    (1,319,231)      (399,003)
                                                      -------------  -------------

          Net cash used in investing activities        (15,067,067)   (16,391,040)
                                                      -------------  -------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase in deposits                              15,832,938     12,308,975
  Advances from Federal Home Loan Bank                   3,000,000              -
  Repayment of advances from Federal Home Loan Bank     (2,000,000)             -
  Proceeds from note payable                             1,000,000              -
                                                      -------------  -------------

          Net cash provided by financing activities     17,832,938     12,308,975
                                                      -------------  -------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS     4,200,461     (3,134,367)

CASH AND CASH EQUIVALENTS, beginning of year             2,978,535      6,112,902
                                                      -------------  -------------

CASH AND CASH EQUIVALENTS, end of year                $  7,178,996   $  2,978,535
                                                      =============  =============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Cash paid during the year for:
    Interest                                          $  4,335,024   $  3,336,547
    Income taxes                                           534,338        256,000
                                                      =============  =============

The Notes to Consolidated Financial Statements are an integral part of these statements.

                    GATEWAY  BANCSHARES,  INC.  AND  SUBSIDIARY

                   NOTES  TO  CONSOLIDATED  FINANCIAL STATEMENTS
                            December 31, 2000 and 1999

--------------------------------------------------------------------------------

Note 1.   Summary  of  Significant  Accounting  Policies

          The accounting and reporting policies of the Company conform with generally accepted accounting principles and practices within the banking industry. The policies that materially affect financial position and results of operations are summarized as follows:

          Nature  of  operations:

          Gateway Bancshares, Inc. (the Company) is a bank holding company that owns 100 percent of the outstanding common stock of Gateway Bank & Trust (the Bank). The Bank provides a variety of financial services to individuals and corporate customers through its two locations in Ringgold and Fort Oglethorpe, Georgia. The Bank's primary deposit products are interest-bearing checking accounts and certificates of deposit. Its primary lending products are commercial, residential, and consumer loans.

          Principles  of  consolidation:

          The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All material intercompany accounts and transactions have been eliminated in consolidation.

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

          Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties.


          While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses on loans and foreclosed real estate. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowances for losses on loans and foreclosed real estate may change materially in the near term.

          Cash  and  cash  equivalents:

          For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold.

                    GATEWAY  BANCSHARES,  INC.  AND  SUBSIDIARY

                   NOTES  TO  CONSOLIDATED  FINANCIAL STATEMENTS
                            December 31, 2000 and 1999

--------------------------------------------------------------------------------

Note 1.   Summary  of  Significant  Accounting  Policies  (continued)

          Securities  available  for  sale:

          Securities available for sale consist of bonds, notes, debentures, and certain equity securities. Unrealized holding gains and losses, net of tax, on securities available for sale are reported as a net amount in a separate component of stockholders' equity until realized. Gains and losses on the sale of securities available for sale are determined using the specific-identification method. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

          Securities  held  to  maturity:

          Bonds, notes and debentures for which the Bank has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity.

          Loans:

          Loans are stated at unpaid principal balances, less the allowance for loan losses and net deferred loan fees.

          Loans are placed on nonaccrual when a loan is specifically determined to be impaired. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest income on other nonaccrual loans is recognized only to the extent of interest payments received.

          The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries.

          Premises  and  equipment:

          Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line depreciation method and accelerated depreciation methods for both financial statement purposes and income tax purposes. Premises are depreciated over 20 to 50 years and furniture, fixtures and equipment are depreciated over 3 to 20 years.

          Additions and major renewals and betterments are capitalized and depreciated over their estimated useful lives. Repairs, maintenance, and minor renewals are charged to operating expense as incurred. When property is replaced or otherwise disposed of, the cost of such assets and the related accumulated depreciation are removed from the accounts. The gain or loss, if any, is recorded in the statement of income.

                    GATEWAY  BANCSHARES,  INC.  AND  SUBSIDIARY

                   NOTES  TO  CONSOLIDATED  FINANCIAL STATEMENTS
                            December 31, 2000 and 1999

--------------------------------------------------------------------------------

Note  1.  Summary  of  Significant  Accounting  Policies  (continued)

          Foreclosed  real  estate:

          Real estate properties acquired through, or in lieu of, loan foreclosure are initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of (1) cost or (2) fair value minus estimated costs to sell. Revenue and expenses from operations and additions to the valuation allowance are included in the loss on foreclosed real estate. Foreclosed assets are not depreciated.

          Stock  options:

          The Company accounts for its stock option plan in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation."


          Earnings  per  common  share:

          Earnings per common share are calculated on the basis of the weighted average number of common shares outstanding.

          Deferred  income  taxes:

          Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period during which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

          Reclassifications:

          Certain amounts in the 1999 financial statements have been reclassified to conform to the presentation in the 2000 financial statements.

          New  Accounting  Standards:

          The Financial Accounting Standards Board has issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities," effective for fiscal years beginning after June 15, 2000. This statement requires derivative instruments, including certain derivative instruments embedded in other contracts, to be recorded at fair value as either an asset or a liability. The adoption of this statement is not expected to have an impact on the Company's consolidated financial statements.

                    GATEWAY  BANCSHARES,  INC.  AND  SUBSIDIARY

                   NOTES  TO  CONSOLIDATED  FINANCIAL STATEMENTS
                            December 31, 2000 and 1999

--------------------------------------------------------------------------------

Note  2.  Securities

          Securities have been classified in the balance sheet according to management's intent as either held to maturity or securities available for sale. The amortized cost and approximate market value of securities at December 31, 2000 and 1999, are as follows:

                                                            2000
                                    ---------------------------------------------------
                                                    Gross        Gross
                                     Amortized   Unrealized    Unrealized     Market
                                       Cost         Gains        Losses        Value
                                    -----------  -----------  ------------  -----------
Securities available for sale:
  Securities of U.S. Government
    agencies and corporations       $11,346,352  $    14,455  $  (106,963)  $11,253,844

  Mortgage-backed securities          8,450,031            -      (73,129)    8,376,902

  Other securities                      845,549            -       (6,658)      838,891
                                    -----------  -----------  ------------  -----------

                                    $20,641,932  $    14,455  $  (186,750)  $20,469,637
                                    ===========  ===========  ============  ===========

Securities held to maturity:
  Securities of U.S. Government
    agencies and corporations       $ 4,499,708  $     3,905  $   (57,288)  $ 4,446,325

  Municipal securities                  225,080            -       (1,067)      224,013
                                    -----------  -----------  ------------  -----------

                                    $ 4,724,788  $     3,905  $   (58,355)  $ 4,670,338
                                    ===========  ===========  ============  ===========

                                                            1999
                                    ---------------------------------------------------
                                                    Gross        Gross
                                     Amortized   Unrealized    Unrealized     Market
                                       Cost         Gains        Losses        Value
                                    -----------  -----------  ------------  -----------

Securities available for sale:
  Securities of U.S. Government
    agencies and corporations       $ 6,037,984  $         -  $  (368,815)  $ 5,669,169

  Mortgage-backed securities         10,339,966            -     (473,631)    9,866,335

  Other securities                      500,000            -      (20,625)      479,375
                                    -----------  -----------  ------------  -----------

                                    $16,877,950  $         -  $  (863,071)  $16,014,879
                                    ===========  ===========  ============  ===========

Securities held to maturity:
  Securities of U.S. Government
    agencies and corporations       $ 4,505,225  $         -  $  (245,070)  $ 4,260,155

  Municipal securities                  224,749            -      (14,499)      210,250
                                    -----------  -----------  ------------  -----------

                                    $ 4,729,974  $         -  $  (259,569)  $ 4,470,405
                                    ===========  ===========  ============  ===========

                    GATEWAY  BANCSHARES,  INC.  AND  SUBSIDIARY

                   NOTES  TO  CONSOLIDATED  FINANCIAL STATEMENTS
                            December 31, 2000 and 1999

--------------------------------------------------------------------------------

Note  2.  Securities  (continued)

          The amortized cost and market value of securities at December 31, 2000, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                 Securities                 Securities
                            Available for  Sale         Held  to  Maturity
                           ------------------------  -----------------------
                            Carrying     Estimated    Carrying    Estimated
                             Amount     Fair Value     Amount    Fair Value
                           -----------  -----------  ----------  -----------

  Due in one year or less  $ 4,461,082  $ 4,475,061  $        -  $         -
  Due after one year to
    Five years               3,607,895    3,567,141   2,500,563    2,491,250
  Due from five years to
    Ten years                4,402,457    4,325,323   1,999,145    1,955,075
  Due after ten years        8,170,498    8,102,112     225,080      224,013
                           -----------  -----------  ----------  -----------

                           $20,641,932  $20,469,637  $4,724,788  $ 4,670,338
                           ===========  ===========  ==========  ===========

          Proceeds from sales of securities were $685,730 in 2000 and $5,440,748 in 1999. There were no gross gains in 2000. In 1999, gross gains of $9,618 were realized on those sales. Gross losses realized were $4,912 in 2000 and $8,466 in 1999.

          Securities with a book value of approximately $6,561,000 and $8,868,000 at December 31, 2000 and 1999, respectively, were pledged to secure various deposits.

Note  3.  Loans  and  Allowance  for  Loan  Losses

          A summary of transactions in the allowance for loan losses for the years ended December 31, 2000 and 1999, is as follows:

                                               2000        1999
                                            ----------  ----------

  Balance, beginning of year                $ 701,234   $ 366,158
    Provision charged to operating expense    355,500     449,000
    Recoveries of loans charged off               829          93
    Loans charged off                        (127,090)   (114,017)
                                            ----------  ----------

  Balance, end of year                      $ 930,473   $ 701,234
                                            ==========  ==========

                    GATEWAY  BANCSHARES,  INC.  AND  SUBSIDIARY

                   NOTES  TO  CONSOLIDATED  FINANCIAL STATEMENTS
                            December 31, 2000 and 1999

--------------------------------------------------------------------------------

Note 3.   Loans  and  Allowance  for  Loan  Losses  (continued)

          At December 31, 2000 and 1999, the Bank's loans consist of the following (in thousands):

                                      2000      1999
                                    --------  --------
  Commercial and industrial loans   $21,142   $15,064
  Real estate loans - construction    7,310     7,222
  Real estate loans - other          34,308    31,638
  Consumer                            9,602     8,576
  Other                                   1        64
                                    --------  --------

    Total loans                      72,363    62,564

  Less - Allowance for loan losses     (930)     (701)
                                    --------  --------

  Net loans                         $71,433   $61,863
                                    ========  ========

          The Bank's only significant concentration of credit at December 31, 2000, occurred in real estate loans, which totaled approximately $41,618,000. While real estate loans accounted for 58 percent of total loans, these loans were primarily residential mortgage loans, commercial loans secured by commercial properties, and consumer loans. A minor portion of these loans were for construction, land acquisition, and development. All real estate loans are secured by properties located in Georgia and Tennessee.

          In the normal course of business, the Bank makes loans to directors and executive officers of the Bank on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other borrowers. Loans to directors and executive officers totaled $1,260,069 at December 31, 2000.

          At December 31, 2000 and 1999, loans that were specifically classified as impaired were insignificant in relation to the Bank's loan portfolio.

Note 4.   Premises  and  Equipment

          A summary of premises and equipment at December 31, 2000 and 1999, is as follows:

                                           2000         1999
                                        -----------  -----------
  Land                                  $  310,664   $        -
  Buildings and leasehold improvements   2,075,546    1,139,784
  Furniture, fixtures and equipment      1,149,307      741,097
  Vehicles                                  69,023       68,997
  Construction in progress                       -      351,587
                                        -----------  -----------
                                         3,604,540    2,301,465
  Accumulated depreciation                (478,502)    (344,897)
                                        -----------  -----------

                                        $3,126,038   $1,956,568
                                        ===========  ===========

                    GATEWAY  BANCSHARES,  INC.  AND  SUBSIDIARY

                   NOTES  TO  CONSOLIDATED  FINANCIAL STATEMENTS
                            December 31, 2000 and 1999

--------------------------------------------------------------------------------

Note 5.   Note  Payable

          During 2000 the Company obtained a $1,000,000 loan from Gilmer County Bank. The proceeds of this note were used to inject additional capital in the Bank. This note requires quarterly interest payments at the prime interest rate less one-half percent. Principal is due in full on September 20, 2002. The note is secured by 600,000 shares of Gateway Bank & Trust common stock.

Note  6.  Federal  Home  Loan  Bank  Advances

          At December 31, 2000 and 1999, Federal Home Loan Bank advances are secured by single-family first mortgage loans and consist of the following:

                                                   2000        1999
                                                ----------  ----------
  Advances requiring monthly interest payments
    at 5.72%, maturing January 13, 2003         $1,000,000  $1,000,000
  Advances requiring monthly interest payments
    at 6.09%, maturing September 15, 2010        1,000,000           -
                                                ----------  ----------

                                                $2,000,000  $1,000,000
                                                ==========  ==========

Note  7.  Other  Operating  Expenses

          Other operating expenses for the years ended December 31, 2000 and 1999, consist of the following:

                                       2000       1999
                                    ----------  --------

  Advertising and marketing         $   62,709  $ 55,576
  Data processing                      275,244   218,250
  Furniture and equipment expense      154,297   107,243
  Postage, freight, and express         60,108    55,111
  Printing and supplies                135,601    85,029
  Professional and regulatory fees     192,581   214,482
  Other                                233,819   227,549
                                    ----------  --------

    Total other operating expenses  $1,114,359  $963,240
                                    ==========  ========

                    GATEWAY  BANCSHARES,  INC.  AND  SUBSIDIARY

                   NOTES  TO  CONSOLIDATED  FINANCIAL STATEMENTS
                            December 31, 2000 and 1999

--------------------------------------------------------------------------------

Note  8.  Income  Taxes

          The provision for income taxes in the consolidated statements of income for the years ended December 31, 2000 and 1999, includes the following:

                                      2000       1999
                                    ---------  --------

  Current tax expense:
    Federal                         $420,800   $256,000
    State                             37,700          -
  Deferred income taxes (benefit):
    Federal                          (13,457)    13,169
    State                             (1,583)         -
                                    ---------  --------

  Provision for income taxes        $443,460   $269,169
                                    =========  ========

          The income tax provision is different than the expected tax provision computed by multiplying income before income taxes by the statutory federal income tax rates. The reasons for this difference are as follows:

                                                       2000       1999
                                                     ---------  ---------

  Expected tax at statutory rates                    $433,500   $263,264
  Increase (decrease) resulting from tax effect of:
    Tax-exempt interest on obligations
      of states and political subdivisions             (2,800)    (4,675)
    State income taxes, net of federal benefit         24,850          -
    Other                                             (12,090)    10,580
                                                     ---------  ---------

  Provision for income taxes                         $443,460   $269,169
                                                     =========  =========

          The components of the Company's deferred income tax assets and liabilities at December 31, 2000 and 1999, are as follows:

                                        2000        1999
                                     ----------  ----------

  Deferred tax assets:
    Allowance for loan losses        $ 266,350   $ 210,069
    Unrealized losses on securities     58,580     293,444
    Other                                7,275       9,455
                                     ----------  ----------

      Total deferred tax assets        332,205     512,968

  Deferred tax liabilities:
    Accumulated depreciation          (110,567)   (108,296)
                                     ----------  ----------

  Net deferred tax assets            $ 221,638   $ 404,672
                                     ==========  ==========

Exhibit 13.1

                    GATEWAY  BANCSHARES,  INC.  AND  SUBSIDIARY

                   NOTES  TO  CONSOLIDATED  FINANCIAL STATEMENTS
                            December 31, 2000 and 1999

--------------------------------------------------------------------------------

Note  9.  Time  Deposits

          The aggregate amount of time deposits in denominations of $100,000 or more was approximately $21,714,000 at December 31, 2000. At December 31, 2000, the scheduled maturities of time deposits are as follows:


                    2001          $53,594,539
                    2002 - 2003    13,298,931
                    2004 - 2008       112,077
                                  -----------

                                   67,005,547
                                 ============

Note 10.  Financial  Instruments  With  Off-Balance-Sheet  Risk

          The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include various commitments to extend credit and standby letters of credit. These instruments expose the Bank to varying degrees of credit and interest rate risk in excess of the amount recognized in the accompanying balance sheet. To manage this risk, the Bank uses the same management policies and procedures for financial instruments with off-balance-sheet risk as it does for financial instruments whose risk is reflected on the balance sheet.

          The credit risk of all financial instruments varies based on many factors, including the value of collateral held and other security arrangements. To mitigate credit risk, the Bank generally determines the need for specific covenant, guarantee, and collateral requirements on a case-by-case basis, depending on the customer's creditworthiness. The amount and type of collateral held to reduce credit risk varies but may include real estate, machinery, equipment, inventory, and accounts receivable as well as cash on deposit, stocks, bonds, and other marketable securities that are generally held in the Bank's possession. This collateral is valued and inspected on a regular basis to ensure both its existence and adequacy. The Bank requests additional collateral when appropriate.

          At December 31, 2000, commitments under standby letters of credit and undisbursed loan commitments aggregated $9,278,000. The Bank's credit exposure for these financial instruments is represented by their contractual amounts. The Bank does not anticipate any material losses as a result of the commitments under standby letters of credit and undisbursed loan commitments.

Note 11.  Contingencies

          The Bank is involved in certain claims arising from normal business activities. Management believes that those claims are without merit or that the ultimate liability, if any, resulting from them will not materially affect the Bank's financial position.

                    GATEWAY  BANCSHARES,  INC.  AND  SUBSIDIARY

                   NOTES  TO  CONSOLIDATED  FINANCIAL STATEMENTS
                            December 31, 2000 and 1999

--------------------------------------------------------------------------------

Note 12.  Liquidity  and  Capital  Resources

          The Company's primary source of funds with which to pay principal or interest on its indebtedness is the receipt of dividends from its subsidiary bank. Banking regulations limit the amount of dividends that the Bank may pay without prior approval of the Bank's regulatory agency.

Note 13.  Employee  Benefit  Plan

          The Bank has a 401(k) employee benefit plan covering substantially all employees who have completed one year of service and are 18 years of age or older. The annual contribution is discretionary and was $52,500 in 2000 and $24,000 in 1999.

Note 14.  Stock  Option  Plan

          The Company has a stock option plan that provides for both incentive stock options and nonqualified stock options. The maximum number of shares that can be sold or optioned under the plan is 200,000 shares. In the case of incentive stock options, the purchase price shall not be less than 100 percent (110 percent for persons owning more than 10 percent of the Company's outstanding common stock) of the fair market value of the common stock on the date of grant. In the case of nonqualified stock options, the purchase price may be equal to, less than, or more than the fair market value of the common stock on the date of grant. At December 31, 2000, all options have been granted at an exercise price of $12 per share, the fair market value of the shares at the date of grant. If not exercised, such options will expire in 2009. A summary of activity in the Company's stock option plan for the years ended December 31, 2000 and 1999, is as follows:

                                              Number
                                            of Shares
                                            ----------

     Shares outstanding, December 31, 1998          -

        Stock options granted                 171,850
                                            ----------

     Shares outstanding, December 31, 1999    171,850

        Stock options forfeited                (5,000)
                                            ----------

     Shares outstanding, December 31, 2000    166,850
                                            ==========

          Under the plan, options to purchase common stock shares vest beginning one year from the grant date on an equal incremental basis over a period of five years. At December 31, 2000, the number of options exercisable is 33,370.

                    GATEWAY  BANCSHARES,  INC.  AND  SUBSIDIARY

                   NOTES  TO  CONSOLIDATED  FINANCIAL STATEMENTS
                            December 31, 2000 and 1999

--------------------------------------------------------------------------------

Note 14.  Stock  Option  Plan  (continued)

          The Company has not recognized any compensation cost for stock options. If the Company had used the fair value based method of accounting for its stock option plan, as prescribed by Statement of Financial Accounting Standards No. 123, the Company's net income would have been reduced to the pro-forma amounts indicated below:

                                          2000      1999
                                        --------  --------

  Net income
    As reported                         $831,509  $505,137
    Pro forma                           $822,592  $496,631

  Earnings per share
    As reported                         $   1.22  $   0.74
    Pro forma                           $   1.21  $   0.73

  Earnings per share assuming dilution
    As reported                         $   1.22  $   0.74
    Pro forma                           $   1.21  $   0.73

Note 15.  Other  Comprehensive  Income

          Other comprehensive income consists of unrealized gains and losses on securities available for sale. A summary of other comprehensive income and the related tax effects for the years ended December 31, 2000 and 1999, is as follows:

                                                                Tax
                                                Before-Tax   (Expense)    Net-of-Tax
                                                  Amount      Benefit       Amount
                                               ------------  ----------  ------------
  Year ended December 31, 2000:
    Unrealized holding gains and losses
      arising during the period                $   685,865   $(232,997)  $   452,868

    Less reclassification adjustment for
      losses realized in net income                 (4,912)      1,867        (3,045)
                                               ------------  ----------  ------------

                                               $   690,777   $(234,864)  $   455,913
                                               ============  ==========  ============

  Year ended December 31, 1999:
    Unrealized holding gains and losses
      arising during the period                $  (929,274)  $ 353,124   $  (576,150)

    Less reclassification adjustment for
      gains realized in net income                   1,152        (438)          714
                                               ------------  ----------  ------------

                                               $  (930,426)  $ 353,562   $  (576,864)
                                               ============  ==========  ============

                    GATEWAY  BANCSHARES,  INC.  AND  SUBSIDIARY

                   NOTES  TO  CONSOLIDATED  FINANCIAL STATEMENTS
                            December 31, 2000 and 1999

--------------------------------------------------------------------------------

Note 16.  Regulatory  Matters

          The Bank is subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

          Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2000, that the Bank meets all capital adequacy requirements to which it is subject.

          As of December 31, 2000, the Bank had not received formal notification of the Bank's status under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. The Bank's actual capital amounts and ratios are also presented in the table. Dollar amounts are presented in thousands.

                                                                   To  be  Well
                                                                 Capitalized Under
                                                 For  Capital    Prompt Corrective
                                    Actual     Adequacy Purposes Action Provisions
                               ---------------  ---------------  ---------------
                               Amount   Ratio   Amount   Ratio   Amount   Ratio
                               -------  ------  -------  ------  -------  ------
At December 31, 2000:
  Total capital
    (to risk-weighted assets)  $ 9,628   10.2%  $ 7,556    8.0%  $ 9,446   10.0%
  Tier I capital
    (to risk-weighted assets)    8,698    9.2%    3,778    4.0%    5,667    6.0%
  Tier I capital
    (to average assets)          8,698    8.5%    4,087    4.0%    5,109    5.0%

At December 31, 1999:
  Total capital
    (to risk-weighted assets)  $ 6,953    9.6%  $ 5,792    8.0%    7,241   10.0%
  Tier I capital
    (to risk-weighted assets)    6,252    8.6%    2,896    4.0%    4,344    6.0%
  Tier I capital
    (to average assets)          6,252    7.2%    3,471    4.0%    4,338    5.0%

                    GATEWAY  BANCSHARES,  INC.  AND  SUBSIDIARY

                   NOTES  TO  CONSOLIDATED  FINANCIAL STATEMENTS
                            December 31, 2000 and 1999

--------------------------------------------------------------------------------

Note 17.  Fair  Value  of  Financial  Instruments

          Fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Bank's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature; involve uncertainties and matters of judgment; and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

          Fair value estimates are based on existing financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. The following methods and assumptions were used to estimate the fair value of each class of financial instruments:


          Cash  and  cash  equivalents:

          For cash and cash equivalents, the carrying amount is a reasonable estimate of fair value.

          Securities:

          The fair value of securities is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers. The carrying value of Federal Home Loan Bank stock approximates fair value based on the redemption provisions of the Federal Home Loan Bank.

          Loans:


          The fair value of loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates, adjusted for credit risk and servicing costs. The estimate of maturity is based on historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of current economic and lending conditions.

          Deposits:

          The fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits and NOW, savings and money market accounts, is equal to the amount payable on demand at the reporting date. The fair value of time deposits is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

          Note  payable  and  Federal  Home  Loan  Bank  advances:

          Rates currently available to the Bank for debt with similar terms and remaining maturities are used to estimate the fair value of existing debt.

                    GATEWAY  BANCSHARES,  INC.  AND  SUBSIDIARY

                   NOTES  TO  CONSOLIDATED  FINANCIAL STATEMENTS
                            December 31, 2000 and 1999

--------------------------------------------------------------------------------

Note 17.  Fair  Value  of  Financial  Instruments  (continued)

          The carrying amount and estimated fair value of the Bank's financial instruments at December 31, 2000, are as follows (in thousands):

                                       Carrying    Estimated
                                        Amount    Fair Value
                                       ---------  -----------
Assets:
  Cash and cash equivalents            $   3,099  $     3,099
  Federal funds sold                       4,080        4,080
  Securities                              25,194       25,140
  Federal Home Loan Bank stock               260          260
  Loans, net                              71,433       71,083

Liabilities:
  Noninterest-bearing demand deposits      7,295        7,295
  NOW accounts                             7,078        7,078
  Savings and money market accounts       15,599       15,599
  Time deposits                           67,006       67,089
  Note payable                             1,000        1,000
  Federal Home Loan Bank advances          2,000        2,000


Note 18.  Lease  Obligations

          The Bank leases the ground on which its main office is built. Rent expenses were $23,758 in 2000 and $23,426 in 1999. The 20-year lease requires the Bank to pay annual rent as adjusted by inflation. The Bank has three options to renew the lease for 10 years for each option. Future minimum rentals under the lease agreement are:


                              2001           $ 22,290
                              2002             22,290
                              2003             22,290
                              2004             22,290
                              2005             22,290
                              Thereafter      222,900
                                             --------

                                              334,350
                                             ========


Note 19.  Change  in  Accounting  Principle

          In April 1998 the American Institute of Certified Public Accountants issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities." This statement required the costs of start-up activities to be expensed as incurred. Any previously-capitalized start-up costs were also to be expensed. The Company adopted this statement in 1999. The adjustment from this change is accounted for as the cumulative effect of a change in accounting principle, net of the income tax effect.

                    GATEWAY  BANCSHARES,  INC.  AND  SUBSIDIARY

                   NOTES  TO  CONSOLIDATED  FINANCIAL STATEMENTS
                            December 31, 2000 and 1999

--------------------------------------------------------------------------------

Note 20.  Condensed  Parent  Information

                                  BALANCE  SHEETS
--------------------------------------------------------------------------------

                                                                                    2000         1999
                                                                                 -----------  -----------
ASSETS
  Cash                                                                           $  219,930   $  255,760
  Investment in subsidiary                                                        8,583,909    6,252,369
  Other assets                                                                       27,041       15,314
                                                                                 -----------  -----------

    Total assets                                                                 $8,830,880   $6,523,443
                                                                                 ===========  ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
  Note payable                                                                   $1,000,000   $        -
  Other liabilities                                                                  28,568        8,553
                                                                                 -----------  -----------
    Total liabilities                                                             1,028,568        8,553
  Stockholders' equity                                                            7,802,312    6,514,890
                                                                                 -----------  -----------

    Total liabilities and stockholders' equity                                   $8,830,880   $6,523,443
                                                                                 ===========  ===========

                               STATEMENTS OF INCOME
-------------------------------------------------------------------------------
INCOME
  Interest income                                                                $   10,336   $   10,868
                                                                                 -----------  -----------

EXPENSES
  Other operating expenses                                                           81,494       42,755
                                                                                 -----------  -----------
Loss before equity in undistributed earnings of subsidiary                          (71,158)     (31,887)

Equity in undistributed earnings of subsidiary                                      875,627      526,524

Income tax benefits                                                                  27,040       10,500
                                                                                 -----------  -----------

    Net income                                                                   $  831,509   $  505,137
                                                                                 ===========  ===========

                              STATEMENTS OF CASH FLOWS
-------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                                     $  831,509   $  505,137
  Adjustments to reconcile net income to net cash used in operating activities:
    Amortization                                                                          -        6,422
    Equity in undistributed income of subsidiary                                   (875,627)    (526,524)
    Other                                                                             8,288       (5,120)
                                                                                 -----------  -----------

        Net cash used in operating activities                                       (35,830)     (20,085)
                                                                                 -----------  -----------

CASH FLOWS FROM INVESTING ACTIVITIES
  Investment in subsidiary                                                        1,000,000            -
                                                                                 -----------  -----------

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from note payable                                                      1,000,000            -
                                                                                 -----------  -----------

NET DECREASE IN CASH AND CASH EQUIVALENTS                                           (35,830)     (20,085)

CASH AND CASH EQUIVALENTS, beginning of year                                        255,760      275,845
                                                                                 -----------  -----------

CASH AND CASH EQUIVALENTS, end of year                                           $  219,930   $  255,760
                                                                                 ===========  ===========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Cash paid (received) during the year for:
    Interest on notes payable                                                    $   23,932   $        -
    Income taxes                                                                    (27,388)           -
                                                                                 ===========  ===========

CORPORATE  INFORMATION

There is no established trading market for the Company's Shares, which have been traded inactively in private transactions. Therefore, no reliable information is available as to trades of shares of the Company's common stock, or as to the prices at which such shares have traded. Management has reviewed the limited information available as to the ranges at which shares of the Company's common stock have sold. The following data regarding shares is provided for information purposes only, and should not be viewed as indicative of the actual or market value of shares of the Company's common stock.

                  Estimated Price Range Per Share
                  ------------------------------
                       2000             1999
                  --------------  --------------
                   High    Low     High    Low
                  ------  ------  ------  ------
  First Quarter   $12.50  $12.50  $18.00  $12.00
  Second Quarter   12.00   12.00   18.00   12.50
  Third Quarter    12.50   12.00   12.50   12.50
  Fourth Quarter   12.00   12.00   12.50   12.00

The Company's Common Stock was held by approximately 655 shareholders of record at December 31, 2000.

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

FORM  10-KSB

A copy of the Company's 2000 Annual Report on Form 10-KSB, filed with the Securities and Exchange Commission, is available at no charge to each shareholder upon written request to:

Jeff  Hensley
Gateway  Bancshares,  Inc.
5102  Alabama  Highway
Ringgold,  Georgia  30736


General  Counsel
Powell, Goldstein, Frazer & Murphy LLP
Atlanta,  Georgia


Independent  Auditors
Hazlett, Lewis & Bieter, PLLC
Chattanooga,  Tennessee