Form 10KSB, Exhibit 13
period 2002-12-31
GATEWAY BANCSHARES INC /GA/
filed 2003-03-27
CIK 1007029

EXHIBIT 13.1

                           GATEWAY  BANCSHARES,  INC.

                                FINANCIAL  REVIEW

                                      2002

    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

The Annual Report, including the Management's Discussion and Analysis which follows, contains forward-looking statements in addition to historical information, including, but not limited to statements regarding Management's beliefs, current expectations, estimates and projections about the financial services industry, the economy, and about the Company and the Bank in general. Such forward-looking statements are subject to certain factors that could cause actual results to differ materially from historical results or anticipated events, trends or results. These factors include, but are not limited to (i) increased competition with other financial institutions, (ii) lack of sustained growth in the economy in Catoosa County, (iii) rapid fluctuations in interest rates, (iv) the inability of the Bank to maintain regulatory capital standards, and (v) changes in the legislative and regulatory environment. These and other factors affecting the Company's future performance are further detailed in publicly available reports filed from time to time by the Company with the Securities and Exchange Commission, such as the Company's Annual Report on Form 10-KSB for the year ended December 31, 2002 (the 2002 10-KSB).

The purpose of the following discussion is to address information relating to the financial condition and results of operations of the Company that may not be readily apparent from a review of the consolidated financial statements and notes thereto, which are included in this Annual Report. This discussion should be read in conjunction with information provided in the Company's consolidated financial statements and accompanying footnotes; and with the statistical information appearing in the 2002 10-KSB under the caption "Selected Statistical Information." Unless otherwise noted, the discussion of net interest income in this financial review is presented on a taxable equivalent basis to facilitate performance comparisons among various taxable and tax-exempt assets.

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

Jobs are created in significant proportion in the manufacture of tufted and durable goods, as well as in retail and service sectors. Catoosa County is centrally located for employment opportunities being situated on the I-75 corridor between Chattanooga, Tennessee and Dalton, Georgia. The majority of the area's residents work in Tennessee while a smaller number are employed in adjacent counties. In the Company's markets, population growth over the last five years has surpassed the rate for the state. Management believes the current economic prospects in the Company's markets are good, and the Company attempts to assist those prospects by returning the deposits of its customers to the communities from which they come in the form of loans.

EARNINGS

The Company's net income of $1,254,694 for 2002 represents an increase of $605,414 from the Company's net income in 2001 of $649,280. The increase in net income resulted primarily from higher net interest margins in 2002. Earnings per share was $1.84 in 2002 compared with $0.96 in 2001.

RESULTS  OF  OPERATIONS

NET  INTEREST  INCOME

Net interest income is the principal source of a financial institution's earnings stream and represents the difference or spread between interest and fee income generated from earning assets and the interest expense paid on deposits and borrowed funds. Fluctuations in interest rates as well as volume and mix changes in earning assets and interest-bearing liabilities materially impact net interest income. (All discussions in this section assume a taxable equivalent basis unless otherwise noted.) Net interest income was $4,650,824 in 2002, as compared to $3,650,173 in 2001, representing an increase of $1,000,651, or 27%. This increase was caused primarily by (1) a lower cost of funds throughout the year and (2) continued growth in the Bank's loan portfolio, which provides the highest rate of interest income. Interest rates were much more stable in 2002 as compared to the dramatic declines in 2001. As a result, the Bank's interest income was more predictable and the Bank was able to maintain higher net interest margins in 2002. During 2002 the prime interest rate dropped from 4.75% to 4.25%. During 2001 the prime interest rate dropped from 9.5% to 4.75%. At December 31, 2002, $28,807,105 (30.7%) of the Bank's loans had variable interest rates that adjusted with changes in the prime interest rate. Interest and fees on loans decreased from $6,835,135 in 2001 to $6,398,871 in 2002 (a decrease of 6.4%).

Interest earned on securities decreased $175,145 (13.2%) from $1,326,683 in 2001 to $1,151,538 in 2002. The decrease is due primarily to a decline in interest rates on securities. Total securities at year-end increased $1,878,812 from 2001 to 2002. During 2002 a slightly smaller portion of the Bank's earning assets were in federal funds sold, and a slightly larger portion was in securities, which typically earn a higher interest rate.

The trend in net interest income is also evaluated in terms of average rates using the net interest margin and the interest rate spread. The net interest margin, or the net yield on earning assets, is computed by dividing fully taxable equivalent net interest income by average earning assets. This ratio represents the difference between the average yield returned on average earning assets and the average rate paid for funds used to support those earning assets, including both interest-bearing and noninterest-bearing sources. The net interest margin for 2002 was 4.12% compared with a net interest margin of 3.54% in 2001. This increase was directly related to greater stability in interest rates in 2002, which allowed the Bank to adjust the average rate paid for funds more timely in relation to the yield on earning assets.

The interest rate spread measures the difference between the average yield on earning assets and the average rate paid on interest-bearing sources of funds. The interest rate spread eliminates the impact of noninterest-bearing funds and gives a more direct perspective to the effect of market interest rate movements. The net interest spread for 2002 was 3.71% compared to a net interest spread of 3.04% in 2001.

The following tabulation presents certain net interest income data without modification for assumed tax equivalency:

                                                   2002      2001
                                                   -----     -----

Rate  earned  on  earnings  assets                 6.65%     8.01%
Rate  paid  on  borrowed  funds                    2.94%     4.97%
Interest  rate  spread                             3.71%     3.04%
Net  yield  on  earnings  assets                   4.12%     3.54%

INTEREST  EXPENSE

Total interest expense decreased $1,691,386 (36.5%) from $4,637,003 in 2001 to $2,945,617 in 2002. This decrease resulted from the significant decline in rates offered on interest-bearing deposits that was implemented prior to the beginning of 2002. The magnitude of re-pricing of interest-bearing deposits was much less during 2002 than during the rapid declines that occurred in 2001. As a result, interest expense on interest-bearing deposits decreased from $4,467,821 in 2001 to $2,752,061 in 2002.

NONINTEREST  INCOME

Noninterest income for 2002 and 2001 totaled $1,481,134 and $967,514, respectively. These amounts are primarily from service charges on deposit accounts, mortgage loan fees and fees on services to customers. The increase in noninterest income was caused by mortgage loan fees generated from mortgage loan refinancings and growth in the Bank's deposit base.

                                                    2002           2001
                                                -----------     ---------

Service charge on deposits                      $   750,705     $ 392,064
Mortgage loan fees                                  404,345       349,057
Investment securities gains                          23,216        46,829
Other                                               302,868       179,564
                                                -----------     ---------

                                                $ 1,481,134     $ 967,514
                                                ===========     =========

NONINTEREST  EXPENSES

Noninterest expenses totaled $3,803,535 in 2002 and $3,172,821 in 2001. Salaries and benefits increased $511,323 (29.7%) to $2,233,129. The data processing expense increase of $42,447 (15.4%) is directly related to the growth in customer accounts. Furniture and equipment expense decreased $22,359 (10.8%) primarily due to lower depreciation. Professional and regulatory fees increased $50,033 (34.2%) due to an increase in legal and consulting services needed by the Bank.

                                                     2002            2001
                                                 -----------     -----------

Salaries and employee benefits                   $ 2,233,129     $ 1,721,806
Occupancy expenses                                   186,817         185,732
Advertising and marketing                             45,536          63,145
Data processing                                      317,653         275,206
Furniture and equipment expense                      184,873         207,232
Postage, freight and express                          89,563          69,886
Printing and supplies                                162,360         152,248
Professional and regulatory fees                     196,434         146,401
Other                                                387,170         351,165
                                                 -----------     -----------

                                                 $ 3,803,535     $ 3,172,821
                                                 ===========     ===========

INCOME  TAXES

The  Company  attempts  to  maximize its net income through active tax planning.
The Company is subject to federal and state income taxes. A more detailed explanation of income tax expense is included in the accompanying Notes to Consolidated Financial Statements.

FINANCIAL  CONDITION

EARNING  ASSETS

Average earning assets in 2002 were approximately $114,172,000 or 94.5% of average total assets compared to $103,476,000 or 93.1% of average total assets in 2001. The mix of average earning assets comprised the following percentages:

                                                            2002       2001
                                                           ------     ------

Federal funds sold                                           2.5%       2.8%
Securities                                                  25.2%      23.5%
Loans                                                       72.3%      73.7%
                                                           ------     ------

                                                           100.0%     100.0%
                                                           ======     ======

The mix of average earning assets reflects management's attempt to maximize interest income while maintaining acceptable levels of risk.

LOANS

Loans made up the largest component of the Bank's earning assets. At December 31, 2002, the Bank's total loans were $93,897,207 as compared to $79,616,337 at the end of 2001, representing an increase of $14,280,870 (17.9%). The Bank's increase in average loan balances during the year was $6,335,000 (8.3%), while the growth in the Bank's average earning assets was $10,696,000 (10.3%). As a result, loans were a slightly smaller portion of the Bank's average earning assets. In 2002 average net loans represented 72.3% of average earning assets and 68.3% of average total assets, compared to 73.7% of average earning assets and 68.6% of average total assets in 2001. The close proximity of these percentages reflects a proper balance of loan growth and growth in customer deposits. The ratio of total loans to total deposits increased from 70.4% at December 31, 2001, to 77% at December 31, 2002.

The Bank has no loans to finance leveraged buy-outs. In addition, the Bank has avoided exposure to lesser developed countries (LDC) debt, having no LDC loans in its portfolio.

RELATED  PARTY  TRANSACTIONS

In the normal course of business, the Bank makes loans to directors, executive officers and principal shareholders of the Bank on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other borrowers. Loans to directors, executive officers, and principal shareholders totaled $2,772,000 at December 31, 2002.

OFF-BALANCE  SHEET  ARRANGEMENTS

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include standby letters of credit and various commitments to extend credit. At December 31, 2002, commitments under standby letters of credit and undisbursed loan commitments aggregated $13,677,000. The Bank's credit exposure for these financial instruments is represented by their contractual amounts. The Bank does not anticipate any material losses as a result of the commitments under standby letters of credit and undisbursed loan commitments.

NONPERFORMING  ASSETS

The following table presents information concerning outstanding balances of nonperforming assets at December 31, 2002 and 2001 (in thousands):

                                                      2002    2001
                                                    -------  -------

Nonaccruing loans                                   $   111  $   101

Loans past due 90 days or more                          185      151

Restructured loans                                        -        -
                                                    -------  -------

Total nonperforming loans                               296      252

Other real estate                                       212      117
                                                    -------  -------

Total nonperforming assets                          $   508  $   369
                                                    =======  =======

Ratios:

Loan loss allowance to total nonperforming assets    2.5413   2.6992
                                                    =======  =======

Total nonperforming loans to total loans
  (net of unearned interest)                         0.0032   0.0032
                                                    =======  =======

Total nonperforming assets to total assets           0.0036   0.0029
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

PROVISION FOR LOAN LOSSES, NET CHARGE-OFFS AND ALLOWANCE FOR LOAN LOSSES

The provision for loan losses, which is charged to operations, is based on the growth of the loan portfolio, the amount of net loan losses incurred and management's estimation of potential future losses based on an evaluation of the risk in the loan portfolio. Management believes that the $1,291,097 in the allowance for loan losses at December 31, 2002 (1.37% of total net outstanding loans at that date) was adequate to absorb known risks in the portfolio based upon the Company's historical experience. No assurance can be given, however, that increased loan volume, adverse economic conditions or other circumstances will not result in increased losses in the Company's loan portfolio.

The following table sets forth certain information with respect to the Company's loans, net of unearned income, and the allowance for loan losses for the years ended December 31, 2002 and 2001.

                        SUMMARY OF LOAN LOSS EXPERIENCE


                                                                         2002          2001
                                                                     ------------  -------------
                                                                        (amounts in thousands)
Balance, beginning of period                                         $       996   $        930

Total loans charged off                                                     (149)          (422)
Recoveries on loans previously charged off                                     8              3
                                                                     ------------  -------------

Net loans charged off                                                       (141)          (419)
                                                                     ------------  -------------

Provision for loan losses                                                    436            485
                                                                     ------------  -------------

Balance, end of period                                               $     1,291   $        996
                                                                     ============  =============

Loans, net of unearned income, at end of period                      $    93,897   $     79,616
                                                                     ============  =============

Average loans, net of unearned income                                $    82,598   $     76,263
                                                                     ============  =============

Ratios:

Allowance at end of period to loans, net of unearned income                 1.37%          1.25%

Allowance at end of period to average loans, net of unearned income         1.56%          1.31%

Net charge-offs to average loans, net of unearned income                    0.17%          0.55%

Net charge-offs to allowance at end of period                              10.92%         42.07%

Recoveries to prior year charge-offs                                        1.91%          2.38%

In assessing adequacy, management relies predominantly on its ongoing review of the loan portfolio, which is undertaken both to ascertain whether there are probable losses that must be charged off and to assess the risk characteristics of the portfolio in the aggregate. This review takes into consideration the judgments of the responsible lending officers and senior management, and also those of bank regulatory agencies that review the loan portfolio as part of the regular bank examination process.

In evaluating the allowance, management also considers the loan loss experience of the Company and the Bank, the amount of past due and nonperforming loans, current and anticipated economic conditions, lender requirements and other appropriate information.

Management allocated the reserve for loan losses to specific loan classes as follows:

                     ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

                                        December 31, 2002   December 31, 2001
                                        ------------------  ------------------
                                                  Percent             Percent
                                        Amount   of Total   Amount   of Total
                                        -------  ---------  -------  ---------
Domestic loans (1):
  Commercial and industrial             $   822      63.7%  $   609      61.1%
  Real estate - construction and other      196      15.2%      154      15.5%
  Consumer                                  273      21.1%      233      23.4%
                                        -------  ---------  -------  ---------

                                        $ 1,291     100.0%  $   996     100.0%
                                        =======  =========  =======  =========

(1)  The Company had no foreign loans.

SECURITIES AND FEDERAL FUNDS SOLD

The Company classifies all of its securities as available for sale, reflecting management's intent to hold these securities for the foreseeable future. At December 31, 2002, securities available for sale were $29,374,441, compared to $27,495,629 at year-end 2001.

The purchase of the Federal Home Loan Bank stock is required in order to become a member of the Federal Home Loan Bank and participate in available lines of credit. These investments were $260,000 at December 31, 2002 and 2001.

The composition of the Company's securities portfolio reflects the Company's investment strategy of maximizing portfolio yields subject to risk and liquidity considerations. The primary objectives of the Company's investment strategy are to maintain an appropriate level of liquidity and provide a tool to assist in controlling the Company's interest rate position while at the same time producing adequate levels of interest income. Management of the maturity of the portfolio is necessary to provide liquidity and to control interest rate risk. During 2002 gross investment securities sales were approximately $2,743,000, representing 9.5% of the average portfolio for the year. Gains associated with the sales were $24,750, while losses totaled $1,534. The net gains of $23,216 represent 1.6% of noninterest income. Gross unrealized gains in the portfolio were $511,371, and unrealized losses were $11,080 at year-end 2002. During 2001 gross investment securities sales were approximately $7,273,000, representing 30% of the average portfolio for the year. Gains associated with the 2001 sales were $52,980, while losses totaled $6,151. The net gains of $46,829 represent 4.8% of noninterest income. Gross unrealized gains in the portfolio were $218,122, and unrealized losses were $79,829 at year-end 2001.

Mortgaged-backed securities have varying degrees of risk of impairment of principal, as opposed to U.S. Treasury and U.S. government agency obligations, which are considered to contain virtually no default or prepayment risks. Impairment risk is primarily associated with accelerated prepayments, particularly with respect to longer maturities purchased at a premium and interest-only strip securities. The Bank's purchase of mortgage-backed securities during 2002 did not include securities with these characteristics. The recoverability of the Bank's investment in mortgage-backed securities is reviewed periodically, and if necessary, appropriate adjustments would be made to income for impaired values.

Management maintains federal funds sold as a tool in managing its daily cash needs. Federal funds sold decreased from $10,680,000 at year-end 2001 to $7,450,000 at year-end 2002. Average federal funds sold for 2002 was approximately $2,838,000 or 2.5% of average earning assets, compared with approximately $2,921,000 or 2.8% of average earning assets for 2001. The relative consistency of these percentages are a result of active management of the Company's liquidity needs.

DEPOSITS

The Bank's primary source of funds is derived from deposits of Bank customers. Average deposits increased 7.7% from approximately $98,406,000 in 2001 to approximately $105,958,000 in 2002. At December 31, 2002, total deposits were $121,990,998, of which $114,174,960 (93.6%) were interest-bearing and $7,816,038
(6.4%) were noninterest-bearing. At year-end 2001, total deposits were $113,109,389, of which $101,399,383 (89.6%) were interest-bearing and
$11,710,006 (10.4%) were noninterest-bearing. Management has identified deposits of approximately $10,100,000 at December 31, 2002 that are considered volatile. These deposits consist of property tax deposits by Catoosa County that were withdrawn in early 2003. Management continues to develop its deposit products and emphasizes high-quality customer service to grow the deposit base.

SHAREHOLDERS'  EQUITY

Shareholders' equity increased $1,661,063 from December 31, 2001 to December 31, 2002. This increase is primarily due to net earnings of $1,254,694 and an increase in unrealized gains on securities available for sale of $224,440, net of deferred taxes. Activity in the stock option plan also increased stockholders' equity.

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

The asset portion of the balance sheet provides liquidity primarily through loan principal repayments or sales of securities. Construction loans and commercial and industrial loans that mature in one year or less equaled approximately
$24,641,000 or 26.2% of the total loan portfolio at December 31, 2002, and securities maturing in one year or less equaled $6,847,332 or 23.3% of the portfolio. Other sources of liquidity include short-term investments such as federal funds sold.

The liability portion of the balance sheet provides liquidity through various customers' interest-bearing and noninterest-bearing deposit accounts. Funds are also available through the purchase of federal funds from other commercial banks from an available line of up to $5,750,000. Liquidity management involves the daily monitoring of the sources and uses of funds to maintain an acceptable Company cash position.

In an effort to maintain and improve its liquidity position, the Bank became a member of the Federal Home Loan Bank of Atlanta in 1998. As a member of the Federal Home Loan Bank, the Bank is able to improve its ability to manage liquidity and reduce interest rate risk by having a funding source to match longer term loans. The Bank has received a credit line of up to $8,906,000. The Bank has drawn $4,000,000 from the available credit with the Federal Home Loan Bank. See the Notes to Consolidated Financial Statements herein for additional information.

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

Bank regulatory authorities are placing increased emphasis on the maintenance of adequate capital. In 1990, risk-based capital requirements became effective. The guidelines take into consideration risk factors, as defined by regulators, associated with various categories of assets, both on and off the balance sheet. Under the guidelines, capital strength is measured in two tiers, which are used in conjunction with risk-adjusted assets to determine the risk-based capital ratios. The Bank's Tier I capital, which consists of common equity, amounted to $10,530,000 at December 31, 2002. Tier II capital components include supplemental capital components such as the allowance for loan losses. Tier I capital plus the Tier II capital components is referred to as Total Risk-based capital and was $11,821,000 at year-end 2002. The percentage ratios, as calculated under the guidelines were 10.0% and 11.2% for Tier I and Total Risk-based capital, respectively, at year-end 2002. Both levels currently exceed the minimum ratios of 4% and 8%, respectively.

Another important indicator of capital adequacy in the banking industry is the leverage ratio. The leverage ratio is defined as the ratio the Bank's Tier I capital minus specific intangible assets to total average assets minus specific intangible assets. The Bank's leverage ratios as of December 31, 2002, exceeded the regulatory minimum requirements which are generally 3% plus an additional cushion of at least 100-200 basis points depending on risk profiles and other factors.

The table below illustrates the Bank's regulatory capital ratios at December 31, 2002 and 2001, under the year-end 2001 requirements.

                                                      2002       2001
                                                    ---------  --------
Tier I Capital                                      $ 10,530   $ 9,354
Tier II Capital                                        1,291       996
                                                    ---------  --------

Total Qualifying Capital                            $ 11,821   $10,350
                                                    =========  ========

Risk Adjusted Total Assets (including off-balance
  sheet exposures)                                  $105,177   $88,870
                                                    =========  ========

Tier I Risk-Based Capital Ratio                         10.0%     10.5%

Total Risk-Based Capital Ratio                          11.2%     11.7%

Leverage Ratio                                           8.1%      8.1%

INTEREST  RATE  SENSITIVITY  MANAGEMENT

Interest rate sensitivity is a function of the repricing characteristics of the Company's portfolio of assets and liabilities. These repricing characteristics are the time frames within which the interest-bearing assets and liabilities are subject to change in interest rates either at replacement or maturity during the life of the instruments. Sensitivity is measured as the difference between the volume of assets and liabilities in the Company's current portfolio that are subject to repricing in future time periods. The differences are known as interest sensitivity gaps and are usually calculated separately for segments of time ranging from zero to thirty days, thirty-one to ninety days, ninety-one days to one year, one year to five years, over five years and on a cumulative basis. The following tables show interest sensitivity gaps for these different intervals as of December 31, 2002.

                                INTEREST RATE SENSITIVITY ANALYSIS

                                        0-30      31-90    91-365       1-5     Over 5
                                        Days      Days      Days       Years     Years    Total
                                      ---------  -------  ---------  ---------  -------  --------
                                                        (in thousands)
Interest-earning assets (1)
---------------------------
Loans                                 $  6,910   $44,149  $  9,478   $ 33,143   $   217  $ 93,897
Securities:
   Taxable                                 250     1,060     5,615      7,002    12,163    26,090
   Tax exempt                                -         -         -      2,354       930     3,284
Federal funds sold                       7,450         -         -          -         -     7,450
                                      ---------  -------  ---------  ---------  -------  --------
                                        14,610    45,209    15,093     42,499    13,310   130,721
                                      ---------  -------  ---------  ---------  -------  --------
Interest-bearing liabilities (2)(3)
-----------------------------------
Demand deposits                         15,029    15,029    15,029          -         -    45,087
Money market accounts                    1,535     1,536     1,536          -         -     4,607
Savings deposits                         3,004     3,005     3,005          -         -     9,014
Time deposits                            5,383     6,703    17,824     33,373         -    63,283
Repurchase agreements                    3,202         -         -          -         -     3,202
Long-term borrowings                         -         -     1,500      2,300     1,000     4,800
                                      ---------  -------  ---------  ---------  -------  --------
                                        28,153    26,273    38,894     35,673     1,000   129,993
                                      ---------  -------  ---------  ---------  -------  --------

Interest sensitivity gap              $(13,543)  $18,936  $(23,801)  $  6,826   $12,310  $    728
                                      =========  =======  =========  =========  =======  ========

Cumulative interest sensitivity gap   $(13,543)  $ 5,393  $(18,408)  $(11,582)  $   728
                                      =========  =======  =========  =========  =======

Ratio of interest-earning assets to
   interest-bearing liabilities           0.52      1.72      0.39       1.19     13.31
                                      =========  =======  =========  =========  =======
Cumulative ratio                          0.52      1.10      0.80       0.91      1.01
                                      =========  =======  =========  =========  =======

Ratio of cumulative gap to total
   interest-bearing assets               (0.10)     0.04     (0.14)     (0.09)     0.01
                                      =========  =======  =========  =========  =======


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

The above table indicates that in a rising interest rate environment, the Company's earnings may be adversely affected in the 0-365 day periods where liabilities will reprice faster than assets. As seen in the preceding table, for the first 30 days of repricing opportunity there is an excess of interest-bearing liabilities over interest-earnings assets of approximately $13,543,000. For the first 365 days, interest-bearing liabilities exceed earning assets by $18,408,000. During this one-year time frame, 71.8% of all interest-bearing liabilities will reprice compared to 57.3% of all interest-earning assets. Changes in the mix of earning assets or supporting liabilities can either increase or decrease the net interest margin without affecting interest rate sensitivity. In addition, the interest rate spread between an asset and its supporting liability can vary significantly while the timing of repricing for both the asset and the liability remain the same, thus impacting net interest income. It should be noted, therefore, that a matched interest-sensitive position by itself will not ensure maximum net interest income. Management continually evaluates the condition of the economy, the pattern of market interest rates and other economic data to determine the types of investments that should be made and at what maturities. Using this analysis, management establishes calculated interest sensitivity gap positions to maximize net interest income based upon anticipated movements in the general level of interest rates.

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

CONCLUSION

The Bank has experienced constant growth since its opening in 1997. It has increased its customer base, as shown by the continued increase in deposits and loans during 2002. While management remains optimistic about the prospects for continued growth and profitability, management does not anticipate that growth will be at the level experienced during the Bank's initial years of operation. No assurance can be given that the Bank will continue to grow and be profitable.

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

                    GATEWAY BANCSHARES, INC. AND SUBSIDIARY

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS




                                                                           Page
                                                                           ----

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS                          14

FINANCIAL STATEMENTS

   Consolidated balance sheets                                              15
   Consolidated statements of income                                        16
   Consolidated statements of changes in stockholders' equity               17
   Consolidated statements of cash flows                                    18
   Notes to consolidated financial statements                              19-35

               Report of Independent Certified Public Accountants
               --------------------------------------------------



To the Stockholders and
  Board of Directors
Gateway Bancshares, Inc.
Ringgold, Georgia

     We have audited the accompanying consolidated balance sheets of Gateway Bancshares, Inc. and subsidiary as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Gateway Bancshares, Inc. and subsidiary as of December 31, 2002 and 2001, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

     As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for stock options in 2002.


                                               /s/ Hazlett, Lewis & Bieter, PLLC
Chattanooga, Tennessee
February 21, 2003

                    GATEWAY BANCSHARES, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                           December 31, 2002 and 2001

---------------------------------------------------------------------------------

                                                           2002          2001
                                                       ------------  ------------
      ASSETS

Cash and due from banks                                $  7,049,445  $  4,283,268
Federal funds sold                                        7,450,000    10,680,000
                                                       ------------  ------------

      Total cash and cash equivalents                    14,499,445    14,963,268

Securities available for sale                            29,374,441    27,495,629
Federal Home Loan Bank stock, at cost                       260,000       260,000
Loans, net of allowance for loan losses of $1,291,097
  in 2002 and $996,301 in 2001                           92,606,110    78,620,036
Premises and equipment                                    2,930,060     3,029,915
Accrued interest receivable                                 723,943       772,557
Other assets                                              1,077,919       391,863
                                                       ------------  ------------

      Total assets                                     $141,471,918  $125,533,268
                                                       ============  ============

      LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:
  Noninterest-bearing demand deposits                  $  7,816,038  $ 11,710,006
  NOW accounts                                           37,271,002    23,556,092
  Money market accounts                                   4,607,482     9,959,876
  Savings deposits                                        9,013,671     8,056,405
  Time deposits                                          63,282,805    59,827,010
                                                       ------------  ------------

      Total deposits                                    121,990,998   113,109,389

Securities sold under agreements to repurchase            3,202,343             -
Note payable                                                800,000     1,000,000
Federal Home Loan Bank advances                           4,000,000     2,000,000
Accrued interest payable                                    288,629       375,336
Other liabilities                                           793,648       313,306
                                                       ------------  ------------

      Total liabilities                                 131,075,618   116,798,031
                                                       ------------  ------------

Stockholders' equity:
  Common stock, $5 par value; 10,000,000
    shares authorized; shares outstanding of
    681,758 in 2002 and 679,048 in 2001                   3,408,790     3,395,240
  Additional paid-in capital                              3,610,206     3,441,827
  Retained earnings                                       3,067,123     1,812,429
  Accumulated other comprehensive income                    310,181        85,741
                                                       ------------  ------------

      Total stockholders' equity                         10,396,300     8,735,237
                                                       ------------  ------------

      Total liabilities and stockholders' equity       $141,471,918  $125,533,268
                                                       ============  ============


The Notes to Consolidated Financial Statements are an integral part of these statements.

                    GATEWAY BANCSHARES, INC. AND SUBSIDIARY

                        CONSOLIDATED STATEMENTS OF INCOME
                     Years Ended December 31, 2002 and 2001

-------------------------------------------------------------------------------

                                                            2002        2001
                                                         ----------  ----------
INTEREST INCOME
  Loans                                                  $6,398,871  $6,835,135
  Securities                                              1,151,538   1,326,683
  Other                                                      46,032     125,358
                                                         ----------  ----------

    Total interest income                                 7,596,441   8,287,176

INTEREST EXPENSE                                          2,945,617   4,637,003
                                                         ----------  ----------

    Net interest income                                   4,650,824   3,650,173

Provision for loan losses                                   436,000     485,000
                                                         ----------  ----------

    Net interest income after provision for loan losses   4,214,824   3,165,173
                                                         ----------  ----------

NONINTEREST INCOME
  Service charges                                           750,705     392,064
  Mortgage loan fees                                        404,345     349,057
  Other noninterest income                                  326,084     226,393
                                                         ----------  ----------

    Total noninterest income                              1,481,134     967,514
                                                         ----------  ----------

NONINTEREST EXPENSES
  Salaries and employee benefits                          2,233,129   1,721,806
  Occupancy expense                                         186,817     185,732
  Other operating expenses                                1,383,589   1,265,283
                                                         ----------  ----------

    Total noninterest expenses                            3,803,535   3,172,821
                                                         ----------  ----------

    Income before income taxes                            1,892,423     959,866

Income taxes                                                637,729     310,586
                                                         ----------  ----------

    Net income                                           $1,254,694  $  649,280
                                                         ==========  ==========

EARNINGS PER COMMON SHARE, BASIC AND DILUTED

  Net income per share                                   $     1.84  $     0.96

  Basic weighted average shares outstanding                 681,624     679,048

  Diluted earnings per common share                      $     1.81  $     0.95

  Diluted weighted average shares outstanding               694,543     686,001


The Notes to Consolidated Financial Statements are an integral part of these statements.

                                              GATEWAY BANCSHARES, INC. AND SUBSIDIARY

                                     CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                              Years Ended December 31, 2002 and 2001

----------------------------------------------------------------------------------------------------------------------------------



                                                                                                                      Accumulated
                                                                    Total                   Additional                   Other
                                                Comprehensive   Stockholders'     Common      Paid-in     Retained   Comprehensive
                                                    Income          Equity        Stock       Capital     Earnings       Income
                                                --------------  --------------  ----------  ----------  -----------  -------------
BALANCE, December 31, 2000                                      $    7,802,312  $3,395,240  $3,357,637  $ 1,163,149  $   (113,714)

  Stock options compensation                                            84,190           -      84,190            -             -

  Comprehensive income:
    Net income                                  $      649,280         649,280           -           -      649,280             -

    Other comprehensive income, net of tax:
      Unrealized holding gains (losses) on
         securities available for sale, net of
         reclassification adjustment                   199,455         199,455           -           -            -       199,455
                                                --------------  --------------  ----------  ----------  -----------  -------------

    Total comprehensive income                  $      848,735
                                                ==============


BALANCE, December 31, 2001                                           8,735,237   3,395,240   3,441,827    1,812,429        85,741

  Exercise of stock options                                             32,520      13,550      18,970            -             -

  Stock options compensation                                           149,409           -     149,409            -             -

  Comprehensive income:
    Net income                                  $    1,254,694       1,254,694           -           -    1,254,694             -

    Other comprehensive income, net of tax:
      Unrealized holding gains (losses) on
         securities available for sale, net of
         reclassification adjustment                   224,440         224,440           -           -            -       224,440
                                                --------------  --------------  ----------  ----------  -----------  -------------

    Total comprehensive income                  $    1,479,134
                                                ==============


BALANCE, December 31, 2002                                      $   10,396,300  $3,408,790  $3,610,206  $3,067,123  $     310,181
                                                                ==============  ==========  ==========  ==========  ==============


The Notes to Consolidated Financial Statements are an integral part of these statements.

                          GATEWAY BANCSHARES, INC. AND SUBSIDIARY

                          CONSOLIDATED STATEMENTS OF CASH FLOWS
                          Years Ended December 31, 2002 and 2001


------------------------------------------------------------------------------------------

                                                                  2002           2001
                                                              -------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                  $  1,254,694   $    649,280
  Adjustments to reconcile net income to net
    cash provided by operating activities:
      Depreciation                                                 177,670        210,755
      Provision for loan losses                                    436,000        485,000
      Stock options compensation                                   149,409         84,190
      Deferred income taxes                                       (158,071)       (24,414)
      Net amortization on securities available for sale            255,055         75,078
      Change in operating assets and liabilities:
        Accrued interest receivable                                 48,614        171,918
        Other assets                                              (440,887)        46,737
        Accrued interest payable                                   (86,707)      (183,948)
        Other liabilities                                          342,782         77,551
                                                              -------------  -------------

          Net cash provided by operating activities              1,978,559      1,592,147
                                                              -------------  -------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of securities available for sale                    (18,056,362)   (26,187,246)
  Proceeds from securities available for sale                   16,307,711     24,168,381
  Net increase in loans                                        (14,532,388)    (7,806,482)
  Purchase of premises and equipment                               (77,815)      (114,632)
                                                              -------------  -------------

          Net cash used in investing activities                (16,358,854)    (9,939,979)
                                                              -------------  -------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase in deposits                                       8,881,609     16,132,104
  Advances from Federal Home Loan Bank                           2,000,000              -
  Increase in securities sold under agreements to repurchase     3,202,343              -
  Proceeds from stock options exercised                             32,520              -
  Principal payments on note payable                              (200,000)             -
                                                              -------------  -------------

          Net cash provided by financing activities             13,916,472     16,132,104
                                                              -------------  -------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS              (463,823)     7,784,272

CASH AND CASH EQUIVALENTS, beginning of year                    14,963,268      7,178,996
                                                              -------------  -------------

CASH AND CASH EQUIVALENTS, end of year                        $ 14,499,445   $ 14,963,268
                                                              =============  =============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Cash paid during the year for:
    Interest                                                  $  3,032,324   $  4,820,951
    Income taxes                                                   602,405        337,496
                                                              =============  =============


The Notes to Consolidated Financial Statements are an integral part of these statements.

                    GATEWAY BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001


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

          Basis  of  consolidation:

          The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All material intercompany balances and transactions have been eliminated in consolidation.

          Use  of  estimates:

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

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

                    GATEWAY BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001


--------------------------------------------------------------------------------

Note 1.   Summary of Significant Accounting Policies (continued)

          Cash and cash equivalents:

          For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold.

          Securities:

          Securities available for sale are carried at market value with unrealized gains and losses reported in other comprehensive income. The amortization of premiums and accretion of discounts are recognized in interest income using methods approximating the interest method over the period to maturity. Realized gains (losses) on securities available for sale are included in other income (expense) and, when applicable, are reported as a reclassification adjustment, net of tax, in other comprehensive income. Gains and losses on sales of securities are determined on the specific-identification method.

          Declines in the market value of individual available for sale securities below their cost that are other than temporary result in write-downs of the individual securities to their market value. The related write-downs are included in earnings as realized losses.

          Loans:

          Loans are stated at unpaid principal balances, less the allowance for loan losses and net deferred loan fees.

          Loan origination and commitment fees, as well as certain direct origination costs, are deferred and amortized as a yield adjustment over the lives of the related loans using the interest method. Amortization of deferred loan fees is discontinued when a loan is placed on nonaccrual status.

          The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well secured. Consumer loans are typically charged off no later than 180 days past due. In all cases, loans are placed on nonaccrual or are charged off at an earlier date if collection of principal or interest is considered doubtful.

          Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other impaired loans is recognized only to the extent of interest payments received.

                    GATEWAY BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001


--------------------------------------------------------------------------------

Note 1.   Summary  of  Significant  Accounting  Policies  (continued)

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

          Premises  and  equipment:

          Land is carried at cost. Other premises and equipment are carried at cost net of accumulated depreciation. Depreciation is computed using the straight-line and the declining balance methods based principally on the estimated useful lives of the assets. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.

          Foreclosed  real  estate:

          Real estate properties acquired through or in lieu of loan foreclosure are initially recorded at the lower of the Bank's carrying amount or fair value less estimated selling cost at the date of foreclosure. Any write-downs based on the asset's fair value at the date of acquisition are charged to the allowance for loan losses. After foreclosure, these assets are carried at the lower of their new cost basis or fair value less cost to sell. Costs of significant property improvements are capitalized, whereas costs relating to holding property are expensed. Valuations are periodically performed by management, and any subsequent write-downs are recorded as a charge to operations, if necessary, to reduce the carrying value of a property to the lower of its cost or fair value less cost to sell.

          Securities  sold  under  agreements  to  repurchase:

          The Company enters into sales of securities under agreements to repurchase identical securities the next day. The securities underlying the agreements are book-entry securities.

                    GATEWAY BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001


--------------------------------------------------------------------------------

Note 1.   Summary  of  Significant  Accounting  Policies  (continued)

          Earnings  per  common  share:

          Earnings per common share are calculated on the basis of the weighted average number of common shares outstanding.

          Stock  options:

          The  Company has a stock option plan, which is described more fully in
          Note 14. Prior to 2002, the Company accounted for its stock option plan under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. No stock-based employee compensation was reflected in previously issued results, as all options granted under the plan had an exercise price equal to the market value of the underlying common stock on the date of grant.
          Effective January 1, 2002, the Company adopted the fair value recognition provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," (SFAS No. 123) for stock-based employee compensation. All prior periods presented have been restated to reflect the compensation cost that would have been recognized had the recognition provisions of SFAS No. 123 been applied to all awards granted to employees after January 1, 1995.

          Income  taxes:

          Income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently due plus deferred income taxes related primarily to differences between the basis of the allowance for loan losses and accumulated depreciation. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets and liabilities are reflected at income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. The Company files consolidated income tax returns with its subsidiary.

          New  Accounting  Standards:

          In December of 2002, the Financial Accounting Standards Board issued Statement No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure" (SFAS 148). SFAS 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results.
          The Company has voluntarily elected to change to the fair value method. The accompanying consolidated financial statements include stock options compensation expense and the required disclosures are provided.

                    GATEWAY BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001


--------------------------------------------------------------------------------

Note 2.   Securities

          Securities have been classified in the balance sheet according to management's intent as securities available for sale. The amortized cost and approximate market value of securities at December 31, 2002 and 2001, are as follows:

                                                        2002
                                 ---------------------------------------------------
                                                 Gross        Gross
                                  Amortized   Unrealized    Unrealized     Market
                                    Cost         Gains        Losses        Value
                                 -----------  -----------  ------------  -----------
Securities available for sale:
  Securities of U.S. Government
    agencies and corporations    $ 7,347,043  $   146,441  $      (156)  $ 7,493,328

  Mortgage-backed securities      15,068,089      198,111       (9,176)   15,257,024

  Municipal securities             3,439,386      116,226       (1,748)    3,553,864

  Corporate debt securities        2,519,632       28,593            -     2,548,225

  Other securities                   500,000       22,000            -       522,000
                                 -----------  -----------  ------------  -----------

                                 $28,874,150  $   511,371  $   (11,080)  $29,374,441
                                 ===========  ===========  ============  ===========

                                                       2001
                                 ---------------------------------------------------
                                                 Gross        Gross
                                  Amortized   Unrealized    Unrealized     Market
                                    Cost         Gains        Losses        Value
                                 -----------  -----------  ------------  -----------
Securities available for sale:
  Securities of U.S. Government
    agencies and corporations    $13,430,704  $   103,191  $   (44,407)  $13,489,488

  Mortgage-backed securities       9,373,666       78,990       (8,553)    9,444,103

  Municipal securities             2,018,803        1,704      (26,869)    1,993,638

  Corporate debt securities        2,034,163       29,737            -     2,063,900

  Other securities                   500,000        4,500            -       504,500
                                 -----------  -----------  ------------  -----------

                                 $27,357,336  $   218,122  $   (79,829)  $27,495,629
                                 ===========  ===========  ============  ===========

                    GATEWAY BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001


--------------------------------------------------------------------------------

Note 2.   Securities (continued)

          The amortized cost and market value of securities at December 31, 2002, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                 Securities Available for Sale
                                               ---------------------------------
                                                   Amortized        Estimated
                                                     Cost           Fair Value
                                               -----------------  --------------
             Due in one year or less           $       6,751,204  $    6,847,332
             Due after one year to five years          9,191,858       9,381,238
             Due from five years to ten years          4,830,012       4,948,622
             Due after ten years                       8,101,076       8,197,249
                                               -----------------  --------------

                                               $      28,874,150  $   29,374,441
                                               =================  ==============

          Certain securities transactions for the years ended December 31, 2002 and 2001, are as follows:


                                                         2002        2001
                                                      ----------  ----------

             Proceeds from sales of securities        $2,743,385  $7,273,381
             Gross gains realized                         24,750      52,980
             Gross losses realized                         1,534       6,151


          Securities with a book value of approximately $18,010,000 and $12,655,000 at December 31, 2002 and 2001, respectively, were pledged to secure various deposits and Federal Home Loan Bank advances.

Note 3.   Loans  and  Allowance  for  Loan  Losses

          A summary of transactions in the allowance for loan losses for the years ended December 31, 2002 and 2001, is as follows:

                                                          2002         2001
                                                       -----------  ----------

             Balance, beginning of year                $  996,301   $ 930,473
               Provision charged to operating expense     436,000     485,000
               Recoveries of loans charged off              8,150       3,413
               Loans charged off                         (149,354)   (422,585)
                                                       -----------  ----------

             Balance, end of year                      $1,291,097   $ 996,301
                                                       ===========  ==========

                    GATEWAY BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001


--------------------------------------------------------------------------------

Note 3.   Loans  and  Allowance  for  Loan  Losses  (continued)

          At December 31, 2002 and 2001, the Bank's loans consist of the following (in thousands):

                                                 2002      2001
                                               --------  --------

             Commercial and industrial loans   $29,849   $25,517
             Real estate loans - construction    9,033     6,976
             Real estate loans - other          44,669    37,783
             Consumer                           10,251     9,267
             Other                                  95        73
                                               --------  --------
               Total loans                      93,897    79,616

             Less - Allowance for loan losses   (1,291)     (996)
                                               --------  --------

             Net loans                         $92,606   $78,620
                                               ========  ========

          The Bank's only significant concentration of credit at December 31, 2002, occurred in real estate loans, which totaled approximately $53,702,000. While real estate loans accounted for 57 percent of total loans, these loans were primarily residential mortgage loans, commercial loans secured by commercial properties, and consumer loans. A minor portion of these loans were for construction, land acquisition, and development. All real estate loans are secured by properties located in Georgia and Tennessee.

          In the normal course of business, the Bank makes loans to directors, executive officers and principal shareholders of the Bank on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other borrowers. Loans to directors, executive officers, and principal shareholders totaled $2,772,000 at December 31, 2002.

          At December 31, 2002 and 2001, loans that were specifically classified as impaired were insignificant in relation to the Bank's loan portfolio.

Note 4.   Premises  and  Equipment

          A summary of premises and equipment at December 31, 2002 and 2001, is as follows:

                                                      2002         2001
                                                   -----------  -----------
             Land                                  $  310,664   $  310,664
             Buildings and leasehold improvements   2,091,289    2,091,289
             Furniture, fixtures and equipment      1,226,021    1,222,850
             Vehicles                                  44,207       70,432
                                                   -----------  -----------
                                                    3,672,181    3,695,235
             Accumulated depreciation                (742,121)    (665,320)
                                                   -----------  -----------

                                                   $2,930,060   $3,029,915
                                                   ===========  ===========

                    GATEWAY BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001


--------------------------------------------------------------------------------

Note 5.   Note Payable

          The note payable requires quarterly interest payments at the prime interest rate less one-half percent. Principal is due in full on September 20, 2004. The note is secured by 600,000 shares of Gateway Bank & Trust common stock.


Note 6.   Federal Home Loan Bank Advances

          At December 31, 2002 and 2001, Federal Home Loan Bank advances are secured by single-family first mortgage loans and consist of the following:

                                                              2002        2001
                                                           ----------  ----------
             Advances requiring monthly interest payments
               at 5.72%, maturing January 13, 2003         $1,000,000  $1,000,000
             Advances requiring monthly interest payments
               at 2.24%, maturing August 27, 2003             500,000           -
             Advances requiring monthly interest payments
               in the range of 2.73% to 3.84%, maturing
               August 27, 2004 through August 28, 2006      1,500,000           -
             Advances requiring monthly interest payments
               at 6.09%, maturing September 15, 2010        1,000,000   1,000,000
                                                           ----------  ----------

                                                           $4,000,000  $2,000,000
                                                           ==========  ==========

Note 7.   Other Operating Expenses

          Other operating expenses for the years ended December 31, 2002 and 2001, consist of the following:

                                                  2002        2001
                                               ----------  ----------

             Advertising and marketing         $   45,536  $   63,145
             Data processing                      317,653     275,206
             Furniture and equipment expense      184,873     207,232
             Postage, freight, and express         89,563      69,886
             Printing and supplies                162,360     152,248
             Professional and regulatory fees     196,434     146,401
             Other                                387,170     351,165
                                               ----------  ----------

               Total other operating expenses  $1,383,589  $1,265,283
                                               ==========  ==========

                    GATEWAY BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001


--------------------------------------------------------------------------------

Note 8.   Income Taxes

          The provision for income taxes in the consolidated statements of income for the years ended December 31, 2002 and 2001, includes the following:

                                                  2002       2001
                                               ----------  ---------

             Current tax expense:
               Federal                         $ 729,700   $335,000
               State                              66,100          -
             Deferred income taxes (benefit):
               Federal                          (149,712)   (18,630)
             State                                (8,359)    (5,784)
                                               ----------  ---------

             Provision for income taxes        $ 637,729   $310,586
                                               ==========  =========

          The income tax provision is different than the expected tax provision computed by multiplying income before income taxes by the statutory federal income tax rates. The reasons for this difference are as follows:

                                                                   2002      2001
                                                                ---------  ---------

             Expected tax at statutory rates                    $643,000   $326,000
             Increase (decrease) resulting from tax effect of:
               Tax-exempt interest on municipal securities       (31,000)    (5,100)
               State income taxes, net of federal benefit         38,100          -
               Other                                             (12,371)   (10,314)
                                                                ---------  ---------

             Provision for income taxes                         $637,729   $310,586
                                                                =========  =========

          The components of the Company's deferred income tax assets and liabilities at December 31, 2002 and 2001, are as follows:

                                                    2002        2001
                                                 ----------  ----------
             Deferred tax assets:
               Allowance for loan losses         $ 386,000   $ 274,000
               Stock options compensation           88,800      31,959
               Other                                41,264      22,196
                                                 ----------  ----------

                 Total deferred tax assets         516,064     328,155
                                                 ----------  ----------

             Deferred tax liabilities:
               Accumulated depreciation           (167,162)   (138,208)
               Unrealized gains on securities     (190,111)    (52,551)
                                                 ----------  ----------

                 Total deferred tax liabilities   (357,273)   (190,759)
                                                 ----------  ----------

             Net deferred tax assets             $ 158,791   $ 137,396
                                                 ==========  ==========

                    GATEWAY BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001


--------------------------------------------------------------------------------

Note 9.   Time Deposits

          The aggregate amount of time deposits in denominations of $100,000 or more was approximately $20,655,000 at December 31, 2002. At December 31, 2002, the scheduled maturities of time deposits are as follows:

                             2003              $  29,909,891
                             2004 - 2005          32,540,002
                             2006 - 2010             832,912
                                               -------------

                                               $  63,282,805
                                               =============

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

          At December 31, 2002, commitments under standby letters of credit and undisbursed loan commitments aggregated $13,677,000. The Bank's credit exposure for these financial instruments is represented by their contractual amounts. The Bank does not anticipate any material losses as a result of the commitments under standby letters of credit and undisbursed loan commitments.

Note 11.  Contingencies

          The Bank is involved in certain claims arising from normal business activities. Management believes that those claims are without merit or that the ultimate liability, if any, resulting from them will not materially affect the Bank's financial position.

                    GATEWAY BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001


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


Note 13.  Employee Benefit Plan

          The Bank has a 401(k) employee benefit plan covering substantially all employees who have completed one year of service and are 18 years of age or older. The annual contribution is discretionary and was $102,000 in 2002 and $32,000 in 2001.

          During 2002 the Bank executed agreements to provide supplemental retirement benefits for certain key officers. Under the terms of the agreements, the Bank will provide quarterly payments for ten years following retirement to the officers or their beneficiaries. The Bank accrues the liability for these benefits over the seven-year vesting period. As of December 31, 2002, the liability was approximately $52,000. The Bank purchased single premium, whole life insurance policies to facilitate the funding of these benefits. The Bank is the sole owner and beneficiary of such policies. As of December 31, 2002, the cash surrender value of these policies was approximately $531,000. This amount is classified as other assets in the accompanying consolidated balance sheets.


Note 14.  Stock Option Plan

          The Company has a stock option plan that provides for both incentive stock options and nonqualified stock options. The maximum number of common shares that can be issued or optioned under the plan is 200,000 shares. In the case of incentive stock options, the exercise price shall not be less than 100 percent (110 percent for persons owning more than 10 percent of the Company's outstanding common shares) of the fair market value of the common shares on the date of grant. In the case of nonqualified stock options, the purchase price may be equal to, less than, or more than the fair market value of the common shares on the date of grant. All options have been granted at the fair market value of the common shares at the date of grant. If not exercised, the options will expire from 2009 to 2011. A summary of activity in the Company's stock option plan for the years ended
          December  31,  2002  and  2001,  is  as  follows:

                    GATEWAY BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001


--------------------------------------------------------------------------------

Note 14.  Stock Option Plan (continued)

                                                                  Weighted
                                                                  Average
                                                                   Number    Exercise
                                                                 of Shares     Price
                                                                 ----------  ---------
             Unexercised options outstanding, December 31, 2000    166,850   $   12.00

               Stock options granted                                14,000       13.00

               Stock options forfeited                             (10,840)      12.00
                                                                 ----------

             Unexercised options outstanding, December 31, 2001    170,010       12.08

               Stock options exercised                              (2,710)      12.00

               Stock options forfeited                              (1,000)      13.00
                                                                 ----------

             Unexercised options outstanding, December 31, 2002    166,300       12.08
                                                                 ==========

          Under the plan, options to purchase common shares vest beginning one year from the grant date on an equal incremental basis over a period of five years. At December 31, 2002, the number of options exercisable is 94,580. The range of exercise prices and weighted-average remaining contractual life of outstanding options under the stock option plan were $12.00 to $13.00 and 6.43 years, respectively.

          Under SFAS No. 123, the fair value of stock options at the date of grant is charged to compensation costs over the vesting period. Compensation costs recognized in the accompanying statements of income were $149,409 in 2002 and $84,190 in 2001.

          The weighted-average fair value of stock options granted in 2001 was $3.20 per share. This amount was estimated on the date of grant using the Black Scholes option-pricing model under the following assumptions:

               Risk-free interest rate                  3.37%
               Expected life                             7.5  years
               Expected volatility                        10%
               Expected dividends                      $   -

                    GATEWAY BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001


--------------------------------------------------------------------------------

Note 15.  Other Comprehensive Income

          Other comprehensive income consists of unrealized gains and losses on securities available for sale. A summary of other comprehensive income and the related tax effects for the years ended December 31, 2002 and 2001, is as follows:

                                                                    Tax
                                                    Before-Tax   (Expense)   Net of Tax
                                                      Amount      Benefit      Amount
                                                    -----------  ----------  -----------
            Year ended December 31, 2002:
              Unrealized holding gains and losses
                arising during the period           $   385,216  $(146,382)  $   238,834

              Less reclassification adjustment for
                gains realized in net income             23,216     (8,822)       14,394
                                                    -----------  ----------  -----------

                                                    $   362,000  $(137,560)  $   224,440
                                                    ===========  ==========  ===========

            Year ended December 31, 2001:
              Unrealized holding gains and losses
                arising during the period           $   368,531  $(140,042)  $   228,489

              Less reclassification adjustment for
                gains realized in net income             46,829    (17,795)       29,034
                                                    -----------  ----------  -----------

                                                    $   321,702  $(122,247)  $   199,455
                                                    ===========  ==========  ===========

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

          Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2002, that the Bank meets all capital adequacy requirements to which it is subject.

                    GATEWAY BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001


--------------------------------------------------------------------------------

Note 16.  Regulatory Matters (continued)

          As of December 31, 2002, the Bank had not received formal notification of the Bank's status under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. The Bank's actual capital amounts and ratios are also presented in the table. Dollar amounts are presented in thousands.

                                                                            To be Well
                                                                         Capitalized Under
                                                     For Capital         Prompt Corrective
                                   Actual         Adequacy Purposes      Action Provisions
                               ---------------  ---------------------  ----------------------
                               Amount   Ratio     Amount      Ratio      Amount      Ratio
                               -------  ------  ----------  ---------  ----------  ----------
At December 31, 2002:
  Total capital
    (to risk-weighted assets)  $11,821  11.24%  $    8,414      8.00%  $   10,518      10.00%
  Tier I capital
    (to risk-weighted assets)   10,530  10.01%       4,207      4.00%       6,311       6.00%
  Tier I capital
    (to average assets)         10,530   8.11%       5,192      4.00%       6,490       5.00%

At December 31, 2001:
  Total capital
    (to risk-weighted assets)   10,350  11.65%       7,110      8.00%       8,887      10.00%
  Tier I capital
    (to risk-weighted assets)    9,354  10.53%       3,555      4.00%       5,332       6.00%
  Tier I capital
    (to average assets)          9,354   8.14%       4,595      4.00%       5,744       5.00%

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

                    GATEWAY BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001


--------------------------------------------------------------------------------

Note 17.  Fair Value of Financial Instruments (continued)

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

          Securities  sold  under  agreements  to  repurchase:

          The estimated fair value of these liabilities, which are extremely short term, approximates their carrying value.

          Note payable and Federal Home Loan Bank advances:

          Rates currently available to the Bank for debt with similar terms and remaining maturities are used to estimate the fair value of existing debt.

                    GATEWAY BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001


--------------------------------------------------------------------------------

Note 17.  Fair  Value  of  Financial  Instruments  (continued)

          The carrying amount and estimated fair value of the Bank's financial instruments at December 31, 2002 and 2001, are as follows (in thousands):

                                               2002                    2001
                                       ----------------------  ----------------------
                                       Carrying    Estimated   Carrying    Estimated
                                        Amount    Fair Value    Amount    Fair Value
                                       ---------  -----------  ---------  -----------
Assets:
  Cash and due from banks              $   7,049  $     7,049  $   4,283  $     4,283
  Federal funds sold                       7,450        7,450     10,680       10,680
  Securities                              29,374       29,374     27,496       27,496
  Federal Home Loan Bank stock               260          260        260          260
  Loans, net                              92,606       92,653     78,620       76,171

Liabilities:
  Noninterest-bearing demand deposits      7,816        7,816     11,710       11,710
  NOW accounts                            37,271       37,271     23,556       23,556
  Savings and money market accounts       13,621       13,621     18,016       18,016
  Time deposits                           63,283       64,240     59,827       60,807
  Securities sold under agreements
    to repurchase                          3,302        3,302          -            -
  Note payable                               800          800      1,000        1,000
  Federal Home Loan Bank advances          4,000        4,000      2,000        2,000

Note 18.  Lease Obligations

          The Bank leases the ground on which its main office is built. Rent expenses were $24,994 in 2002 and $25,005 in 2001. The 20-year lease requires the Bank to pay annual rent as adjusted by inflation. The Bank has three options to renew the lease for 10 years for each option. Future minimum rentals under the lease agreement are:


                    2003        $ 25,067
                    2004          25,067
                    2005          25,067
                    2006          25,067
                    2007          25,067
                    Thereafter   200,536
                                --------

                                $325,871
                                ========

                    GATEWAY BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001


--------------------------------------------------------------------------------

Note 19.  Condensed Parent Information

                        BALANCE SHEETS
----------------------------------------------------------

                                                                2002         2001
                                                            ------------  -----------

ASSETS
  Cash                                                      $   255,118   $  274,625
  Investment in subsidiary                                   10,840,346    9,440,324
  Other assets                                                  113,355       86,855
                                                            ------------  -----------

    Total assets                                            $11,208,819   $9,801,804
                                                            ============  ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
  Note payable                                              $   800,000   $1,000,000
  Other liabilities                                              12,519       66,567
                                                            ------------  -----------
    Total liabilities                                           812,519    1,066,567
  Stockholders' equity                                       10,396,300    8,735,237
                                                            ------------  -----------

    Total liabilities and stockholders' equity              $11,208,819   $9,801,804
                                                            ============  ===========

                  STATEMENTS OF INCOME
----------------------------------------------------------

INCOME
  Interest income                                           $     4,776   $   12,184

EXPENSES
  Interest expense                                               42,347       62,132
  Other operating expenses                                      176,789       75,586
                                                            ------------  -----------

Loss before equity in undistributed earnings of subsidiary     (214,360)    (125,534)

Equity in undistributed earnings of subsidiary                1,375,583      746,959

Income tax benefits                                              93,471       27,855
                                                            ------------  -----------

      Net income                                            $ 1,254,694   $  649,280
                                                            ============  ===========

                  STATEMENTS OF CASH FLOWS
----------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                $ 1,254,694   $  649,280
  Adjustments to reconcile net income to net cash
  used in operating activities:
    Equity in undistributed income of subsidiary             (1,375,583)    (746,959)
    Other                                                        68,862       62,374
                                                            ------------  -----------

      Net cash used in operating activities                     (52,027)     (35,305)
                                                            ------------  -----------

CASH FLOWS FROM INVESTING ACTIVITIES
  Dividends from subsidiary                                     200,000       90,000
                                                            ------------  -----------

CASH FLOWS FROM FINANCING ACTIVITIES
  Principal payments on note payable                           (200,000)           -
  Proceeds from stock options exercised                          32,520            -
                                                            ------------  -----------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS            (19,507)      54,695

CASH AND CASH EQUIVALENTS, beginning of year                    274,625      219,930
                                                            ------------  -----------

CASH AND CASH EQUIVALENTS, end of year                      $   255,118   $  274,625
                                                            ============  ===========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Cash paid (received) during the year for:
   Interest on notes payable                                $    40,305   $   68,367
   Income taxes                                                 (17,567)     (37,329)
                                                            ============  ===========

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

                                  Estimated Price Range Per Share
                                  -------------------------------
                                        2002            2001
                                        ----            ----
                                    High    Low     High    Low
                                   ------  ------  ------  ------
        First Quarter              $13.00  $12.00  $12.50  $12.50
        Second Quarter              13.00   13.00   13.00   10.00
        Third Quarter               12.00   12.00   13.00   13.00
        Fourth Quarter              14.00   13.43   13.00   13.00


The Company's common stock was held by approximately 647 shareholders of record at December 31, 2002.

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

FORM  10-KSB

A copy of the Company's 2002 Annual Report on Form 10-KSB, filed with the Securities and Exchange Commission, is available at no charge to each shareholder upon written request to:

Jeff Hensley
Gateway Bancshares, Inc.
5102 Alabama Highway
Ringgold, Georgia 30736

General Counsel
Powell, Goldstein, Frazer & Murphy LLP
Atlanta, Georgia

Independent Auditors
Hazlett, Lewis & Bieter, PLLC
Chattanooga, Tennessee