Form 10KSB, Exhibit 13
period 2003-12-31
GATEWAY BANCSHARES INC /GA/
filed 2004-03-26
CIK 1007029

GATEWAY  BANCSHARES,  INC.

                                FINANCIAL  REVIEW

                                      2003

    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

The Annual Report, including the Management's Discussion and Analysis which follows, contains forward-looking statements in addition to historical information, including, but not limited to statements regarding Management's beliefs, current expectations, estimates and projections about the financial services industry, the economy, and about the Company and the Bank in general. Such forward-looking statements are subject to certain factors that could cause actual results to differ materially from historical results or anticipated events, trends or results. These factors include, but are not limited to (i) increased competition with other financial institutions, (ii) lack of sustained growth in the economy in Catoosa County, (iii) rapid fluctuations in interest rates, (iv) the inability of the Bank to maintain regulatory capital standards, and (v) changes in the legislative and regulatory environment. These and other factors affecting the Company's future performance are further detailed in publicly available reports filed from time to time by the Company with the Securities and Exchange Commission, such as the Company's Annual Report on Form 10-KSB for the year ended December 31, 2003 (the 2003 10-KSB).

The purpose of the following discussion is to address information relating to the financial condition and results of operations of the Company that may not be readily apparent from a review of the consolidated financial statements and notes thereto, which are included in this Annual Report. This discussion should be read in conjunction with information provided in the Company's consolidated financial statements and accompanying footnotes; and with the statistical information appearing in the 2003 10-KSB under the caption "Selected Statistical Information." Unless otherwise noted, the discussion of net interest income in this financial review is presented on a taxable equivalent basis to facilitate performance comparisons among various taxable and tax-exempt assets.

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

EARNINGS

The Company's net income of $1,571,773 for 2003 represents an increase of $317,079 from the Company's net income in 2002 of $1,254,694. The increase in net income resulted primarily from net loan growth, an increased net interest margin, and an increase in deposit service charges and mortgage loan fees in 2003. Earnings per share was $2.35 in 2003 compared with $1.84 in 2002.

RESULTS  OF  OPERATIONS

NET  INTEREST  INCOME

Net interest income is the principal source of a financial institution's earnings stream and represents the difference or spread between interest and fee income generated from earning assets and the interest expense paid on deposits and borrowed funds. Fluctuations in interest rates as well as volume and mix changes in earning assets and interest-bearing liabilities materially impact net interest income. (All discussions in this section assume a taxable equivalent basis unless otherwise noted.) Net interest income was $5,398,695 in 2003, as compared to $4,650,824 in 2002, representing an increase of $747,871, or 16%. This increase was caused primarily by (1) a slightly lower cost of funds during the year and (2) continued growth in the Bank's loan portfolio, which provides the highest rate of interest income. Interest rates were relatively stable during 2003 and 2002, allowing the Bank to maintain higher net interest margins. During 2003 the prime interest rate dropped from 4.25% to 4.00%. During 2002 the prime interest rate dropped from 4.75% to 4.25%. At December 31, 2003, $70,440,299 (59.4%) of the Bank's loans had variable interest rates that adjusted with changes in the prime interest rate. Interest and fees on loans increased from $6,398,871 in 2002 to $7,361,630 in 2003 (an increase of 15.05%).

Interest earned on securities decreased $268,394 (23.3%) from $1,151,538 in 2002 to $883,144 in 2003. The decrease is due primarily to a decline in interest rates on securities. Total securities at year-end increased $4,318,531 from 2002 to 2003. During 2003 a smaller portion of the Bank's earning assets were in federal funds sold and securities than in 2002.

The trend in net interest income is also evaluated in terms of average rates using the net interest margin and the interest rate spread. The net interest margin, or the net yield on earning assets, is computed by dividing fully taxable equivalent net interest income by average earning assets. This ratio represents the difference between the average yield returned on average earning assets and the average rate paid for funds used to support those earning assets, including both interest-bearing and noninterest-bearing sources. The net interest margin for 2003 was 4.03% compared with a net interest margin of 4.12% in 2002. This marginal decrease was caused by reductions in interest rates on earning assets at a slightly faster pace than reductions in interest rates on interest bearing liabilities.

The interest rate spread measures the difference between the average yield on earning assets and the average rate paid on interest-bearing sources of funds. The interest rate spread eliminates the impact of noninterest-bearing funds and gives a more direct perspective to the effect of market interest rate movements. The net interest spread for 2003 was 3.75% compared to a net interest spread of 3.71% in 2002.

The following tabulation presents certain net interest income data without modification for assumed tax equivalency:

                                                      2003   2002
                                                      -----  ----

Rate earned on earning assets                         6.10%  6.65%
Rate paid on borrowed funds                           2.35%  2.94%
Interest rate spread                                  3.75%  3.71%
Net yield on earnings assets                          4.03%  4.12%

INTEREST  EXPENSE

Total interest expense decreased $62,683 (2.1%) from $2,945,617 in 2002 to $2,882,934 in 2003. This decrease resulted from a moderate decline in 2003 of rates offered on interest-bearing deposits. Interest expense on interest-bearing deposits decreased from $2,752,061 in 2002 to $2,710,415 in 2003.

NONINTEREST  INCOME

Noninterest income for 2003 and 2002 totaled $2,042,690 and $1,481,134, respectively. These amounts are primarily from service charges on deposit accounts, mortgage loan fees and fees on services to customers. The increase in noninterest income was caused by significantly greater gains on sales of securities, an increase in the Bank's fee structure, and an increased demand for mortgage loans due to lower interest rates.

                                              2003       2002
                                           ----------  ----------

Service charge on deposits                 $  973,898  $  750,705
Mortgage loan fees                            517,710     404,345
Investment securities gains                   225,705      23,216
Other                                         325,377     302,868
                                           ----------  ----------

                                           $2,042,690  $1,481,134
                                           ==========  ==========

NONINTEREST  EXPENSES

Noninterest expenses totaled $4,411,365 in 2003 and $3,803,535 in 2002. Salaries and benefits increased $337,785 (15.1%) to $2,570,914 due to the hiring of additional staff and increased insurance premiums. The data processing expense increase of $91,011 (28.7%) and printing and supplies increase of $42,254 (26.0%) are directly related to the growth in customer accounts. Advertising and marketing expense increased $30,474 (66.9%) due to a new marketing plan implemented in 2003.

                                              2003       2002
                                          ----------  ----------
Salaries and employee benefits            $2,570,914  $2,233,129
Occupancy expenses                           201,203     186,817
Advertising and marketing                     76,010      45,536
Data processing                              408,664     317,653
Furniture and equipment expense              190,063     184,873
Postage, freight and express                 116,408      89,563
Printing and supplies                        204,614     162,360
Professional and regulatory fees             205,772     194,434
Other                                        437,717     387,170
                                          ----------  ----------

                                          $4,411,365  $3,803,535
                                          ==========  ==========

INCOME  TAXES

The  Company  attempts  to  maximize its net income through active tax planning.
The Company is subject to federal and state income taxes. A more detailed explanation of income tax expense is included in the accompanying Notes to Consolidated Financial Statements.

FINANCIAL  CONDITION

EARNING  ASSETS

Average earning assets in 2003 were approximately $135,769,000 or 94.1% of average total assets compared to $114,172,000 or 94.5% of average total assets in 2002. The mix of average earning assets comprised the following percentages:

                                                   2003    2002
                                                  ------  ------

Federal funds sold                                  1.8%    2.5%
Securities                                         22.2%   25.2%
Loans                                              76.0%   72.3%
                                                  ------  ------

                                                  100.0%  100.0%
                                                  ======  ======

The mix of average earning assets reflects management's attempt to maximize interest income while maintaining acceptable levels of risk.

LOANS

Loans made up the largest component of the Bank's earning assets. At December 31, 2003, the Bank's total gross loans were $118,557,379 as compared to $93,897,207 at the end of 2002, representing an increase of $24,660,172 (26.3%).
The Bank's increase in average loan balances during the year was $20,585,000 (24.9%), while the growth in the Bank's average earning assets was $21,597,000
(18.9%). As a result, loans were a greater portion of the Bank's average earning assets. In 2003 average net loans represented 76.0% of average earning assets and 71.5% of average total assets, compared to 72.3% of average earning assets and 68.3% of average total assets in 2002. These percentages result from loan growth outpacing growth in customer deposits. The ratio of total loans to total deposits increased from 77% at December 31, 2002, to 80% at December 31, 2003.

The Bank has no loans to finance leveraged buy-outs. In addition, the Bank has avoided exposure to lesser developed countries (LDC) debt, having no LDC loans in its portfolio.

RELATED  PARTY  TRANSACTIONS

In the normal course of business, the Bank makes loans to directors, executive officers and principal shareholders of the Bank on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other borrowers. Loans to directors, executive officers, and principal shareholders totaled approximately $3,763,000 at December 31, 2003.

OFF-BALANCE  SHEET  ARRANGEMENTS

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include standby letters of credit and various commitments to extend credit. At December 31, 2003, commitments under standby letters of credit and undisbursed loan commitments aggregated $24,948,000. The Bank's credit exposure for these financial instruments is represented by their contractual amounts. The Bank does not anticipate any material losses as a result of the commitments under standby letters of credit and undisbursed loan commitments.

NONPERFORMING  ASSETS

The following table presents information concerning outstanding balances of nonperforming assets at December 31, 2003 and 2002 (in thousands):

                                                      2003     2002
                                                    -------  -------

Nonaccruing loans                                   $   148  $   111

Loans past due 90 days or more                          210      185

Restructured loans                                        -        -
                                                    -------  -------

Total nonperforming loans                               358      296

Other real estate                                        86      212
                                                    -------  -------

Total nonperforming assets                          $   444  $   508
                                                    =======  =======

Ratios:

Loan loss allowance to total nonperforming assets    3.7500   2.5413
                                                    =======  =======

Total nonperforming loans to total loans
  (net of unearned interest)                         0.0030   0.0032
                                                    =======  =======

Total nonperforming assets to total assets           0.0026   0.0036
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

PROVISION FOR LOAN LOSSES, NET CHARGE-OFFS AND ALLOWANCE FOR LOAN LOSSES

The provision for loan losses, which is charged to operations, is based on the growth of the loan portfolio, the amount of net loan losses incurred and management's estimation of potential future losses based on an evaluation of the risk in the loan portfolio. Management believes that the $1,664,578 in the allowance for loan losses at December 31, 2003 (1.40% total net outstanding loans at that date) was adequate to absorb known risks in the portfolio based upon the Company's historical experience. No assurance can be given, however, that increased loan volume, adverse economic conditions or other circumstances will not result in increased losses in the Company's loan portfolio.

The following table sets forth certain information with respect to the Company's loans, net of unearned income, and the allowance for loan losses for the years ended December 31, 2003 and 2002.

                           SUMMARY OF LOAN LOSS EXPERIENCE

                                                                        2003       2002
                                                                      ---------  --------
                                                                    (amounts in thousands)

Balance, beginning of period                                          $  1,291   $   996

Total loans charged off                                                   (265)     (149)
Recoveries on loans previously charged off                                  15         8
                                                                      ---------  --------

Net loans charged off                                                     (250)     (141)
                                                                      ---------  --------

Provision for loan losses                                                  624       436
                                                                      ---------  --------

Balance, end of period                                                $  1,665   $ 1,291
                                                                      =========  ========

Loans, net of unearned income, at end of period                       $118,557   $93,897
                                                                      =========  ========

Average loans, net of unearned income                                 $103,183   $82,598
                                                                      =========  ========

Ratios:

Allowance at end of period to loans, net of unearned income               1.40%     1.37%

Allowance at end of period to average loans, net of unearned income       1.61%     1.56%

Net charge-offs to average loans, net of unearned income                  0.24%     0.17%

Net charge-offs to allowance at end of period                            15.02%    10.92%

Recoveries to prior year charge-offs                                     10.07%     1.91%

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

Management allocated the reserve for loan losses to specific loan classes as follows:

                     ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

                                        December 31, 2003   December 31, 2002
                                        ------------------  ------------------
                                                  Percent             Percent
                                        Amount   of Total   Amount   of Total
                                        -------  ---------  -------  ---------

Domestic loans (1):
  Commercial and industrial             $ 1,065      64.0%  $   822      63.7%
  Real estate - construction and other      267      16.0%      196      15.2%
  Consumer                                  333      20.0%      273      21.1%
                                        -------  ---------  -------  ---------

                                        $ 1,665     100.0%  $ 1,291     100.0%
                                        =======  =========  =======  =========

(1)  The Company had no foreign loans.

CRITICAL  ACCOUNTING  POLICIES

Management has determined that the accounting for the allowance for loan and lease losses is a critical accounting policy with respect to the determination of financial condition and reporting of results of operations.

Management determines the required allowances by classifying loans according to credit quality and collateral security and applying historical loss percentages to each category. Additionally, as necessary, management determines specific allowances related to impaired loans based on the present value of expected future cash flows discounted at the loan's effective interest rate, or the fair value of the collateral if the loan is collateral dependent. A key component in the accounting policy is management's ability to timely identify changes in credit quality, which may impact the Company's financial results.

Management recognizes that in making loans, credit losses will be experienced and that the risk of loss will vary with, among other things, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a secured loan, the quality of the security for the loan. Management's policy is to maintain an appropriate allowance for estimated loan and lease losses on the portfolio as a whole. The allowances are based on estimates of the historical loan loss experience, evaluation of economic conditions and regular periodic reviews of the Bank's loan portfolio by both internal personnel and a third party review firm. The Bank's loan portfolio consists mostly of commercial and real estate loans to companies in various industries, whose financial performance may be impacted differently by the local, regional or national economies and stage of the economic cycle. Management believes that the effects of any reasonably likely changes in the economy would be limited somewhat due to the diversification of the loan portfolio and the Bank's normal collateral requirements for such loans. While management uses available information to recognize losses on loans and leases, future adjustments in the allowance may be necessary based on changes in economic conditions, which could have a significant detrimental impact to the Company's financial condition and results of operation. Additionally, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loans and lease losses. Such agencies may require the Company to recognize additions to the allowance for loan and lease losses based on their judgment about information available to them at the time of their examination.

SECURITIES  AND  FEDERAL  FUNDS  SOLD

The Company classifies all of its securities as available for sale, reflecting management's intent to hold these securities for the foreseeable future. At December 31, 2003, securities available for sale were $33,692,972, compared to $29,374,441 at year-end 2002.

The purchase of the Federal Home Loan Bank stock is required in order to become a member of the Federal Home Loan Bank and participate in available lines of credit. These investments were $298,200 at December 31, 2003 and $260,000 at December 31, 2002.

The composition of the Company's securities portfolio reflects the Company's investment strategy of maximizing portfolio yields subject to risk and liquidity considerations. The primary objectives of the Company's investment strategy are to maintain an appropriate level of liquidity and provide a tool to assist in controlling the Company's interest rate position while at the same time producing adequate levels of interest income. Management of the maturity of the portfolio is necessary to provide liquidity and to control interest rate risk. During 2003 gross investment securities sales were approximately $10,896,000, representing 36.1% of the average portfolio for the year. Gains associated with the sales were $231,027, while losses totaled $5,322. The net gains of $225,705 represent 11% of noninterest income. Gross unrealized gains in the portfolio were $172,275, and unrealized losses were $235,439 at year-end 2003. During 2002 gross investment securities sales were approximately $2,743,000, representing 9.5% of the average portfolio for the year. Gains associated with the 2002 sales were $24,750, while losses totaled $1,534. The net gains of $23,216 represent 1.6% of noninterest income. Gross unrealized gains in the portfolio were $511,371, and unrealized losses were $11,080 at year-end 2002.

Mortgaged-backed securities have varying degrees of risk of impairment of principal, as opposed to U.S. Treasury and U.S. government agency obligations, which are considered to contain virtually no default or prepayment risks. Impairment risk is primarily associated with accelerated prepayments, particularly with respect to longer maturities purchased at a significant premium and interest-only strip securities. The Bank's purchase of mortgage-backed securities during 2003 did not include securities with these characteristics. The recoverability of the Bank's investment in mortgage-backed securities is reviewed periodically, and if necessary, appropriate adjustments would be made to income for impaired values.

Management maintains federal funds sold as a tool in managing its daily cash needs. Federal funds sold decreased from $7,450,000 at year-end 2002 to $4,340,000 at year-end 2003. Average federal funds sold for 2003 was approximately $2,399,000 or 1.8% of average earning assets, compared with approximately $2,838,000 or 2.5% of average earning assets for 2002. This decline resulted from maintaining a higher percentage of the Bank's earning assets in loans in 2003.

DEPOSITS

The Bank's primary source of funds is derived from deposits of Bank customers. Average deposits increased 18.9% from approximately $105,958,000 in 2002 to approximately $126,014,000 in 2003. At December 31, 2003, total deposits were $148,081,102, of which $135,772,401 (91.7%) were interest-bearing and
$12,308,701 (8.3%) were noninterest-bearing. At year-end 2002, total deposits were $121,990,998, of which $114,174,960 (93.6%) were interest-bearing and $7,816,038 (6.4%) were noninterest-bearing. Management has identified deposits of approximately $14,093,000 at December 31, 2003 that are considered volatile. These deposits consist of property tax deposits by Catoosa County that were withdrawn in early 2004. Management continues to develop its deposit products and emphasizes high-quality customer service to grow the deposit base.

SHAREHOLDERS'  EQUITY

Shareholders' equity increased $763,065 from December 31, 2002 to December 31, 2003. This increase is due primarily to net earnings of $1,571,773 for 2003. Activity in the stock option plan also increased stockholders' equity by $254,144. The equity adjustment for unrealized gains on securities available for sale decreased stockholders' equity by $349,342, net of deferred taxes.

On April 30, 2003, the Company initiated a tender offer to repurchase up to 110,000 shares of its outstanding common stock at a price of $17.72 per share. The tender offer expired on May 30, 2003. A total of 40,250 shares of the Company's common stock were repurchased during 2003 at a total cost of $713,510, decreasing stockholders' equity.

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

The asset portion of the balance sheet provides liquidity primarily through loan principal repayments or sales of securities. Construction loans and commercial and industrial loans that mature in one year or less equaled approximately
$34,418,000 or 29.0% of the total loan portfolio at December 31, 2003, and securities maturing in one year or less equaled $5,233,057 or 15.5% of the portfolio. Other sources of liquidity include short-term investments such as federal funds sold.

The liability portion of the balance sheet provides liquidity through various customers' interest-bearing and noninterest-bearing deposit accounts. Funds are also available through the purchase of federal funds from other commercial banks from an available line of up to $8,000,000. Liquidity management involves the daily monitoring of the sources and uses of funds to maintain an acceptable Company cash position.

In an effort to maintain and improve its liquidity position, the Bank became a member of the Federal Home Loan Bank of Atlanta in 1998. As a member of the Federal Home Loan Bank, the Bank is able to improve its ability to manage liquidity and reduce interest rate risk by having a funding source to match longer term loans. The Bank has received a credit line of up to $8,900,000. The Bank has drawn $2,500,000 from the available credit with the Federal Home Loan Bank. See the Notes to Consolidated Financial Statements herein for additional information.

CAPITAL  RESOURCES

A strong capital position is vital to the continued profitability of the Company because it promotes depositor and investor confidence and provides a solid foundation for future growth of the organization. The Company has provided the majority of its capital requirements through the proceeds of its initial stock offering in 1997 and the retention of earnings. In addition, the Company injected $1,750,000 of additional capital in the Bank in December 2003.

Bank regulatory authorities are placing increased emphasis on the maintenance of adequate capital. In 1990, risk-based capital requirements became effective. The guidelines take into consideration risk factors, as defined by regulators, associated with various categories of assets, both on and off the balance sheet. Under the guidelines, capital strength is measured in two tiers, which are used in conjunction with risk-adjusted assets to determine the risk-based capital ratios. The Bank's Tier I capital, which consists of common equity, amounted to $13,761,000 at December 31, 2003. Tier II capital components include supplemental capital components such as the allowance for loan losses. Tier I capital plus the Tier II capital components is referred to as Total Risk-based capital and was $15,335,000 at year-end 2003. The percentage ratios, as calculated under the guidelines were 10.9% and 12.2% for Tier I and Total Risk-based capital, respectively, at year-end 2003. Both levels currently exceed the minimum ratios of 4% and 8%, respectively.

Another important indicator of capital adequacy in the banking industry is the leverage ratio. The leverage ratio is defined as the ratio the Bank's Tier I capital minus specific intangible assets to total average assets minus specific intangible assets. The Bank's leverage ratios as of December 31, 2003, exceeded the regulatory minimum requirements which are generally 3% plus an additional cushion of at least 100-200 basis points depending on risk profiles and other factors.

The table below illustrates the Bank's regulatory capital ratios at December 31, 2003 and 2002, under the year-end 2003 requirements.

                                                                      2003       2002
                                                                    ---------  ---------

Tier I Capital                                                      $ 13,761   $ 10,530
Tier II Capital                                                        1,574      1,291
                                                                    ---------  ---------

Total Qualifying Capital                                            $ 15,335   $ 11,821
                                                                    =========  =========

Risk Adjusted Total Assets (including off-balance sheet exposures)  $125,883   $105,177
                                                                    =========  =========

Tier I Risk-Based Capital Ratio                                         10.9%      10.0%

Total Risk-Based Capital Ratio                                          12.2%      11.2%

Leverage Ratio                                                           8.9%       8.1%

INTEREST  RATE  SENSITIVITY  MANAGEMENT

Interest rate sensitivity is a function of the repricing characteristics of the Company's portfolio of assets and liabilities. These repricing characteristics are the time frames within which the interest-bearing assets and liabilities are subject to change in interest rates either at replacement or maturity during the life of the instruments. Sensitivity is measured as the difference between the volume of assets and liabilities in the Company's current portfolio that are subject to repricing in future time periods. The differences are known as interest sensitivity gaps and are usually calculated separately for segments of time ranging from zero to thirty days, thirty-one to ninety days, ninety-one days to one year, one year to five years, over five years and on a cumulative basis. The following tables show interest sensitivity gaps for these different intervals as of December 31, 2003.

                                 INTEREST RATE SENSITIVITY ANALYSIS

                                       0-30      31-90     91-365       1-5      Over 5
                                       Days       Days       Day       Years     Years      Total
                                     ---------  --------  ---------  ---------  --------  ---------
                                                            (in thousands)
Interest-earning assets (1)
---------------------------
Loans                                $  3,805   $73,543   $ 10,866   $ 30,310   $    33   $118,557
Securities:
  Taxable                               5,018         -          -      5,382    18,556     28,956
  Tax exempt                                -       215          -      2,047     2,475      4,737
Federal funds sold                      4,340         -          -          -         -      4,340
                                       13,163    73,758     10,866     37,739    21,064    156,590

Interest-bearing liabilities (2)(3)
-----------------------------------
Demand deposits                        22,607    22,607     22,608          -         -     67,822

Money market accounts                   2,913     2,914      2,914          -         -      8,741
Savings deposits                        2,935     2,936      2,936          -         -      8,807
Time deposits                           9,741    14,277     26,301     12,393         -     62,712
Repurchase agreements                   3,206         -          -          -         -      3,206
Long-term borrowings                        -     3,609        500      1,000     1,000      6,109
                                     ---------  --------  ---------  ---------  --------  ---------

                                       41,402    46,343     55,259     13,393     1,000    157,397
                                     ---------  --------  ---------  ---------  --------  ---------

Interest sensitivity gap             $(28,239)  $27,415   $(44,393)  $ 24,346   $20,064   $   (807)
                                     =========  ========  =========  =========  ========  =========

Cumulative interest
  sensitivity gap                    $(28,239)  $  (824)  $(45,217)  $(20,871)  $  (807)
                                     =========  ========  =========  =========  ========

Ratio of interest-earning assets
  to interest-bearing liabilities        0.32      1.59       0.20       2.82     21.06
                                     =========  ========  =========  =========  ========
Cumulative ratio                         0.32       .99       0.68       0.87       .99
                                     =========  ========  =========  =========  ========

Ratio of cumulative gap
  to total interest-bearing
  assets                                (0.18)    (0.01)     (0.29)     (0.13)    (0.01)
                                     =========  ========  =========  =========  ========

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

The above table indicates that in a rising interest rate environment, the Company's earnings may be adversely affected in the 0-365 day periods where liabilities will reprice faster than assets. As seen in the preceding table, for the first 30 days of repricing opportunity there is an excess of interest-bearing liabilities over interest-earnings assets of approximately $28,239,000. For the first 365 days, interest-bearing liabilities exceed earning assets by $45,217,000. During this one-year time frame, 90.9% of all interest-bearing liabilities will reprice compared to 62.5% of all interest-earning assets. Changes in the mix of earning assets or supporting liabilities can either increase or decrease the net interest margin without affecting interest rate sensitivity. In addition, the interest rate spread between an asset and its supporting liability can vary significantly while the timing of repricing for both the asset and the liability remain the same, thus impacting net interest income. It should be noted, therefore, that a matched interest-sensitive position by itself will not ensure maximum net interest income. Management continually evaluates the condition of the economy, the pattern of market interest rates and other economic data to determine the types of investments that should be made and at what maturities. Using this analysis, management establishes calculated interest sensitivity gap positions to maximize net interest income based upon anticipated movements in the general level of interest rates.

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

CONCLUSION

The Bank has experienced constant growth since its opening in 1997. It has increased its customer base, as shown by the continued increase in deposits and loans during 2003. While management remains optimistic about the prospects for continued growth and profitability, management does not anticipate that growth will be at the level experienced during the Bank's initial years of operation. No assurance can be given that the Bank will continue to grow and be profitable.

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

                    GATEWAY BANCSHARES, INC. AND SUBSIDIARY

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



                                                                            Page
                                                                            ----

REPORT  OF  INDEPENDENT  CERTIFIED  PUBLIC  ACCOUNTANTS                      15

FINANCIAL  STATEMENTS

     Consolidated  balance  sheets                                           16
     Consolidated  statements  of  income                                    17
     Consolidated  statements  of  changes  in  stockholders'  equity        18
     Consolidated  statements  of  cash  flows                               19
     Notes  to  consolidated  financial  statements                       20-40

               Report of Independent Certified Public Accountants
               --------------------------------------------------



To the Stockholders and
  Board of Directors
Gateway Bancshares, Inc.
Ringgold, Georgia

     We have audited the accompanying consolidated balance sheets of Gateway Bancshares, Inc. and subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Gateway Bancshares, Inc. and subsidiary as of December 31, 2003 and 2002, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.





/s/  Hazlett, Lewis & Bieter, PLLC
Hazlett, Lewis & Bieter, PLLC

Chattanooga,  Tennessee
February  27,  2004

                    GATEWAY BANCSHARES, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                           December 31, 2003 and 2002

----------------------------------------------------------------------------------

                                                           2003           2002
                                                       -------------  ------------
      ASSETS

Cash and due from banks                                $  8,989,083   $  7,049,445
Federal funds sold                                        4,340,000      7,450,000
                                                       -------------  ------------

      Total cash and cash equivalents                    13,329,083     14,499,445

Securities available for sale                            33,692,972     29,374,441
Federal Home Loan Bank stock, at cost                       298,200        260,000
Loans, net of allowance for loan losses of $1,664,578
  in 2003 and $1,291,097 in 2002                        116,892,801     92,606,110
Premises and equipment                                    2,956,709      2,930,060
Accrued interest receivable                                 772,900        723,943
Other assets                                              1,375,060      1,077,919
                                                       -------------  ------------

      Total assets                                     $169,317,725   $141,471,918
                                                       =============  ============

      LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:
  Noninterest-bearing demand deposits                  $ 12,308,701   $  7,816,038
  NOW accounts                                           55,512,617     37,271,002
  Money market accounts                                   8,741,306      4,607,482
  Savings deposits                                        8,806,886      9,013,671
  Time deposits                                          62,711,592     63,282,805
                                                       -------------  ------------

      Total deposits                                    148,081,102    121,990,998

Securities sold under agreements to repurchase            3,206,203      3,202,343
Long-term obligations                                     3,609,000        800,000
Federal Home Loan Bank advances                           2,500,000      4,000,000
Accrued interest payable                                    261,288        288,629
Other liabilities                                           500,767        793,648
                                                       -------------  ------------

      Total liabilities                                 158,158,360    131,075,618
                                                       -------------  ------------

Stockholders' equity:
  Common stock, $5 par value; 10,000,000
    shares authorized; shares outstanding of
    652,638 in 2003 and 681,758 in 2002                   3,263,190      3,408,790
  Additional paid-in capital                              3,296,440      3,610,206
  Retained earnings                                       4,638,896      3,067,123
  Accumulated other comprehensive income                    (39,161)       310,181
                                                       -------------  ------------

      Total stockholders' equity                         11,159,365     10,396,300
                                                       -------------  ------------

      Total liabilities and stockholders' equity       $169,317,725   $141,471,918
                                                       =============  ============

The Notes to Consolidated Financial Statements are an integral part of these statements.

                    GATEWAY BANCSHARES, INC. AND SUBSIDIARY

                        CONSOLIDATED STATEMENTS OF INCOME
                     Years Ended December 31, 2003 and 2002

--------------------------------------------------------------------------------

                                                            2003        2002
                                                         ----------  ----------
INTEREST INCOME
  Loans                                                  $7,361,630  $6,398,871
  Securities                                                883,144   1,151,538
  Other                                                      36,855      46,032
                                                         ----------  ----------

    Total interest income                                 8,281,629   7,596,441

INTEREST EXPENSE                                          2,882,934   2,945,617
                                                         ----------  ----------

    Net interest income                                   5,398,695   4,650,824

Provision for loan losses                                   624,170     436,000
                                                         ----------  ----------

    Net interest income after provision for loan losses   4,774,525   4,214,824
                                                         ----------  ----------

NONINTEREST INCOME
  Service charges                                           973,898     750,705
  Mortgage loan fees                                        517,710     404,345
  Net realized gains on securities                          225,705      23,216
  Other noninterest income                                  325,377     302,868
                                                         ----------  ----------

    Total noninterest income                              2,042,690   1,481,134
                                                         ----------  ----------

NONINTEREST EXPENSES
  Salaries and employee benefits                          2,570,914   2,233,129
  Occupancy expense                                         201,203     186,817
  Other operating expenses                                1,639,248   1,383,589
                                                         ----------  ----------

    Total noninterest expenses                            4,411,365   3,803,535
                                                         ----------  ----------

    Income before income taxes                            2,405,850   1,892,423

Income taxes                                                834,077     637,729
                                                         ----------  ----------

    Net income                                           $1,571,773  $1,254,694
                                                         ==========  ==========

EARNINGS PER COMMON SHARE, BASIC AND DILUTED

  Net income per share                                   $     2.35  $     1.84

  Basic weighted average shares outstanding                 669,057     681,624

  Diluted earnings per common share                      $     2.19  $     1.81

  Diluted weighted average shares outstanding               718,849     694,543

The Notes to Consolidated Financial Statements are an integral part of these statements.

                                           GATEWAY  BANCSHARES,  INC.  AND  SUBSIDIARY

                                 CONSOLIDATED  STATEMENTS  OF  CHANGES  IN  STOCKHOLDERS'  EQUITY
                                              Years Ended December 31, 2003 and 2002


---------------------------------------------------------------------------------------------------------------------------------


                                                                                                                    Accumulated
                                               Compre-         Total                     Additional                    Other
                                               hensive     Stockholders'     Common       Paid-in      Retained    Comprehensive
                                               Income         Equity          Stock       Capital      Earnings       Income
                                             -----------  ---------------  -----------  ------------  ----------  ---------------
BALANCE, December 31, 2001                                $    8,735,237   $3,395,240   $ 3,441,827   $1,812,429  $       85,741

  Exercise of stock options                                       32,520       13,550        18,970            -               -

  Stock options compensation                                     149,409            -       149,409            -               -

  Comprehensive income:
                                             $1,254,694        1,254,694            -             -    1,254,694               -
    Net income
    Other comprehensive income, net of tax:
      Unrealized holding gains (losses) on
        securities available for sale, net
        of reclassification adjustment          224,440          224,440            -             -            -         224,440
                                             -----------  ---------------  -----------  ------------  ----------  ---------------

Total comprehensive income                   $1,479,134
                                             ===========

BALANCE, December 31, 2002                                    10,396,300    3,408,790     3,610,206    3,067,123         310,181

  Exercise of stock options                                      134,560       55,650        78,910            -               -

  Repurchase of 40,250 shares of common
    stock, at cost                                              (713,510)    (201,250)     (512,260)           -               -

  Stock options compensation                                     119,584            -       119,584            -               -

  Comprehensive income:
    Net income                               $1,571,773        1,571,773            -             -    1,571,773               -

    Other comprehensive income, net of tax:
      Unrealized holding gains (losses) on
        securities available for sale, net
        of reclassification adjustment         (349,342)        (349,342)           -             -            -        (349,342)
                                             -----------  ---------------  -----------  ------------  ----------  ---------------

    Total comprehensive income               $1,222,431
                                             ===========


BALANCE, December 31, 2003                                $   11,159,365   $3,263,190   $ 3,296,440   $4,638,896  $      (39,161)
                                                          ===============  ===========  ============  ==========  ===============


The Notes to Consolidated Financial Statements are an integral part of these statements.

                        GATEWAY  BANCSHARES,  INC.  AND  SUBSIDIARY

                         CONSOLIDATED  STATEMENTS  OF  CASH  FLOWS
                          Years Ended December 31, 2003 and 2002

------------------------------------------------------------------------------------------


                                                                  2003           2002
                                                              -------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                  $  1,571,773   $  1,254,694
  Adjustments to reconcile net income to net
    cash provided by operating activities:
      Depreciation                                                 170,566        177,670
      Provision for loan losses                                    624,170        436,000
      Stock options compensation                                   119,584        149,409
      Deferred income taxes                                       (144,823)      (158,071)
      Net amortization on securities available for sale            472,130        255,055
      Net realized gains on securities                            (225,705)       (23,216)
      Change in operating assets and liabilities:
        Accrued interest receivable                                (48,957)        48,614
        Other assets                                                61,795       (417,671)
        Accrued interest payable                                   (27,341)       (86,707)
        Other liabilities                                         (292,881)       342,782
                                                              -------------  -------------

          Net cash provided by operating activities              2,280,311      1,978,559
                                                              -------------  -------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of securities available for sale                    (35,057,802)   (18,056,362)
  Proceeds from securities available for sale                   29,929,391     16,307,711
  Purchase of Federal Home Loan Bank stock                         (38,200)             -
  Net increase in loans                                        (24,910,861)   (14,532,388)
  Purchase of premises and equipment                              (197,215)       (77,815)
                                                              -------------  -------------

          Net cash used in investing activities                (30,274,687)   (16,358,854)
                                                              -------------  -------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase in deposits                                      26,090,104      8,881,609
  Advances from Federal Home Loan Bank                                   -      2,000,000
  Payments on Federal Home Loan Bank                            (1,500,000)             -
  Proceeds from long-term obligations                            3,909,000              -
  Principal payments on long-term obligations                   (1,100,000)      (200,000)
  Increase in securities sold under agreements to repurchase         3,860      3,202,343
  Proceeds from stock options exercised                            134,560         32,520
  Repurchase of common stock                                      (713,510)             -
                                                              -------------  -------------

          Net cash provided by financing activities             26,824,014     13,916,472
                                                              -------------  -------------

NET DECREASE IN CASH AND CASH EQUIVALENTS                       (1,170,362)      (463,823)

CASH AND CASH EQUIVALENTS, beginning of year                    14,499,445     14,963,268
                                                              -------------  -------------

CASH AND CASH EQUIVALENTS, end of year                        $ 13,329,083   $ 14,499,445
                                                              =============  =============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Cash paid during the year for:
    Interest                                                  $  2,910,275   $  3,032,324
    Income taxes                                                 1,052,032        602,405
                                                              =============  =============

The Notes to Consolidated Financial Statements are an integral part of these statements.

                    GATEWAY BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002

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

                    GATEWAY BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002

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

                    GATEWAY BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002

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

                    GATEWAY BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002

--------------------------------------------------------------------------------

Note 1.   Summary  of  Significant  Accounting  Policies  (continued)

          Earnings  per  common  share:

          Earnings per common share are calculated on the basis of the weighted average number of common shares outstanding.

          Stock  options:

          The  Company has a stock option plan, which is described more fully in
          Note 14. Prior to 2002, the Company accounted for its stock option plan under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Effective January 1, 2002, the Company adopted the fair value recognition provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," (SFAS No. 123) for stock-based employee compensation by applying the retroactive restatement method.

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

          Advertising  costs:

          The  Company  expenses  all  advertising  costs  as  incurred.

          Segment  reporting:

          Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" provides for the identification of reportable segments on the basis of discreet business units and their financial information to the extent such units are reviewed by an entity's chief decision maker (which can be an individual or group of management persons). The Statement permits aggregation or combination of segments that have similar characteristics. In the Company's operations, each branch is viewed by management as being a separately identifiable business or

                    GATEWAY BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002

--------------------------------------------------------------------------------

Note 1.   Summary  of  Significant  Accounting  Policies  (continued)

          Segment  reporting:  (continued)

          segment from the perspective of monitoring performance and allocation of financial resources. Although the branches operate independently and are managed and monitored separately, each is substantially similar in terms of business focus, type of customers, products and services. Accordingly, the Company's consolidated financial statements reflect the presentation of segment information on an aggregated basis in one reportable segment.

          New  accounting  standards:

          In April 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections." This statement eliminates Statement of Financial Accounting Standards No. 4, "Reporting Gains and Losses from Extinguishment of Debt" as amended by Statement of Financial Accounting Standards No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements." As a result, gains and losses from extinguishment of debt are required to be classified as extraordinary items if they meet the definition of unusual and infrequent as prescribed in Accounting Principles Board Opinion No. 30. Additionally, Statement of Financial Accounting Standards No. 145 amends Statement of Financial Accounting Standards No. 13, "Accounting for Leases" to require that lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. Statement of Financial Accounting Standards No. 145 addresses a number of additional issues that were not substantive in nature. The provisions of this statement were effective at various dates in 2002 and 2003 and did not have a material impact on the Company's consolidated financial statements.

          In June 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This statement requires that a liability for costs associated with an exit or disposal activity be recognized when the liability is probable and represents obligations to transfer assets or provide services as a result of past transactions. The provisions of the statement were effective for exit or disposal activities that are initiated after December 31, 2002, and did not have a material impact on the Company's consolidated financial statements.

          In October 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 147, "Acquisitions of Certain Financial Institutions - an Amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9." This statement removes acquisitions of financial institutions from the scope of both Statement

                    GATEWAY BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002

--------------------------------------------------------------------------------

Note 1.   Summary  of  Significant  Accounting  Policies  (continued)

          New  accounting  standards:  (continued)

          of Financial Accounting Standards No. 72 and Interpretation No. 9 and requires that those transactions be accounted for in accordance with Statement of Financial Accounting Standards No. 141, "Business Combinations" and No. 142, "Goodwill and Other Intangible Assets." As a result, the requirement in paragraph 5 of Statement 72 to recognize (and subsequently amortize) any excess of the fair value of liabilities assumed over the fair value of intangible assets acquired as an unidentifiable intangible asset (SFAS No. 72 goodwill) no longer applies to acquisitions within the scope of the statement. Adoption of this Standard did not have a material effect on the Company's consolidated financial statements.

          In December of 2002, the Financial Accounting Standards Board issued Statement No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure" (SFAS 148). SFAS 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. In 2002 the Company voluntarily changed to the fair value method. The accompanying consolidated financial statements include stock options compensation expense and the required disclosures are provided.

          In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain embedded derivatives, and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This Statement amends SFAS No. 133 to reflect the decisions made as part of the Derivatives Implementation Group
          (DIG) and in other FASB projects or deliberations. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. Adoption of this Standard did not have a material effect on the Company's consolidated financial statements.

          In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." This Statement establishes standards for how an entity classifies and measures certain financial instruments with characteristics of both liabilities and equity. This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. Adoption of this Standard did not have a material effect on the Company's consolidated financial statements.

                    GATEWAY BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002

--------------------------------------------------------------------------------

Note 1.   Summary  of  Significant  Accounting  Policies  (continued)

          New  accounting  standards:  (continued)

          In  November  2002,  the  FASB  issued Interpretation No. 45, (FIN 45)
          "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," which elaborates on the disclosures to be made by a guarantor about its obligations under certain guarantees issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and measurement provisions of this Interpretation apply on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements in this Interpretation were effective for periods ending after December 15, 2002. Adoption of this Standard did not have a material effect on the Company's consolidated financial statements.

          In  December  2003, the FASB issued revised Interpretation No. 46 (FIN
          46), "Consolidation of Variable Interest Entities." This Interpretation clarifies the application of ARB No. 51, "Consolidated Financial Statements," for certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated support from other parties. This Interpretation requires variable interest entities to be consolidated by the primary beneficiary which represents the enterprise that will absorb the majority of the variable interest entities' expected losses if they occur, receive a majority of the variable interest entities' residual returns if they occur, or both. This Interpretation was effective for variable interest entities created after January 31, 2003, and for variable interest entities in which an enterprise obtains an interest after that date. This Interpretation is effective in the first fiscal year or interim period ending after March 15, 2004, for variable interest entities in which an enterprise holds a variable interest that was acquired before February 1, 2003, with earlier adoption permitted. Adoption of this Standard did not have a material effect on the Company's consolidated financial statements.

          Reclassifications:

          Certain reclassifications have been made to 2002 financial statement amounts to conform to the 2003 presentation.

                    GATEWAY BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002

--------------------------------------------------------------------------------

Note  2.  Securities

          Securities have been classified in the balance sheet according to management's intent as securities available for sale. The amortized cost and approximate market value of securities at December 31, 2003 and 2002, are as follows:

                                                        2003
                                     --------------------------------------------
                                                  Gross        Gross
                                   Amortized   Unrealized    Unrealized     Market
                                     Cost         Gains        Losses        Value
                                  -----------  -----------  ------------  -----------
Securities available for sale:
  Securities of U.S. Government,
    U.S. Government agencies
    and corporations              $ 6,534,777  $    15,875  $         -   $ 6,550,652

  Mortgage-backed securities       21,540,419       34,923     (178,118)   21,397,224

  Municipal securities              4,680,940      106,477      (51,321)    4,736,096
  Other securities                  1,000,000       15,000       (6,000)    1,009,000
                                  -----------  -----------  ------------  -----------

                                  $33,756,136  $   172,275  $  (235,439)  $33,692,972
                                  ===========  ===========  ============  ===========

                                                       2002
                                     --------------------------------------------
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
                                  ===========  ===========  ============  ===========

          At December 31, 2003, the Bank had virtually no securities in an unrealized loss position for one year or longer.

                    GATEWAY BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002

--------------------------------------------------------------------------------

Note  2.  Securities  (continued)

          The amortized cost and market value of securities at December 31, 2003, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                      Securities Available for Sale
                                    ---------------------------------
                                       Amortized        Estimated
                                         Cost           Fair Value
                                    ---------------  ----------------
  Due in one year or less           $     5,232,690  $      5,233,057
  Due after one year to five years        7,446,319         7,428,783
  Due from five years to ten years       13,391,952        13,330,461
  Due after ten years                     7,685,175         7,700,671
                                    ---------------  ----------------

                                    $    33,756,136  $     33,692,972
                                    ===============  ================

          Certain securities transactions for the years ended December 31, 2003 and 2002, are as follows:

                                         2003         2002
                                      -----------  ----------
  Proceeds from sales of securities   $10,896,394  $2,743,385
  Gross gains realized                    231,027      24,750
  Gross losses realized                     5,322       1,534
  Income taxes recorded on net gains       85,768       8,822

          Securities with a book value of approximately $30,221,000 and $18,010,000 at December 31, 2003 and 2002, respectively, were pledged to secure various deposits and Federal Home Loan Bank advances.

Note 3.   Loans  and  Allowance  for  Loan  Losses

          A summary of transactions in the allowance for loan losses for the years ended December 31, 2003 and 2002, is as follows:

                                               2003         2002
                                            -----------  -----------

  Balance, beginning of year                $1,291,097   $  996,301

    Provision charged to operating expense     624,170      436,000
    Recoveries of loans charged off             15,171        8,150
    Loans charged off                         (265,860)    (149,354)
                                            -----------  -----------

  Balance, end of year                      $1,664,578   $1,291,097
                                            ===========  ===========

                    GATEWAY BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002

--------------------------------------------------------------------------------

Note  3.  Loans  and  Allowance  for  Loan  Losses  (continued)

          At December 31, 2003 and 2002, the Bank's loans consist of the following (in thousands):

                                      2003       2002
                                    ---------  --------
  Commercial and industrial loans   $ 35,019   $29,849
  Real estate loans - construction    18,205     9,033
  Real estate loans - other           52,828    44,669
  Consumer                            11,949    10,251
  Other                                  557        95
                                    ---------  --------
    Total loans                      118,558    93,897

  Less - Allowance for loan losses    (1,665)   (1,291)
                                    ---------  --------

  Net loans                         $116,893   $92,606
                                    =========  ========

          The Bank's only significant concentration of credit at December 31, 2003, occurred in real estate loans, which totaled approximately $71,033,000. While real estate loans accounted for 60 percent of total loans, these loans were primarily residential mortgage loans, commercial loans secured by commercial properties, and consumer loans. Construction, land acquisition, and development loans represent 15 percent of total loans. All real estate loans are secured by properties located in Georgia and Tennessee.

          In the normal course of business, the Bank makes loans to directors, executive officers and principal shareholders of the Bank on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other borrowers. Loans to directors, executive officers, and principal shareholders totaled approximately $3,763,000 at December 31, 2003. During 2003, new loans made to such related parties were $1,383,000 and principal payments totaled $392,000.

          At December 31, 2003 and 2002, loans that were specifically classified as impaired were insignificant in relation to the Bank's loan portfolio. At December 31, 2003 and 2002, the total recorded investment in loans past due ninety days or more and still accruing interest totaled approximately $210,000 and $185,000, respectively.

                    GATEWAY BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002

--------------------------------------------------------------------------------

Note  4.  Premises  and  Equipment

          A summary of premises and equipment at December 31, 2003 and 2002, is as follows:

                                           2003         2002
                                        -----------  -----------
  Land                                  $  310,664   $  310,664
  Buildings and leasehold improvements   2,096,713    2,091,289
  Furniture, fixtures and equipment      1,425,551    1,226,021
  Vehicles                                  21,373       44,207
                                        -----------  -----------

                                         3,854,301    3,672,181
  Accumulated depreciation                (897,592)    (742,121)
                                        -----------  -----------

                                        $2,956,709   $2,930,060
                                        ===========  ===========

Note  5.  Long-Term  Obligations

          At December 31, 2003 and 2002, the Company had the following long-term obligations:

                                                         2003       2002
                                                      ----------  --------
  Note payable to financial institution; interest
    payments at prime less one-half percent due
    quarterly; principal due on September 20, 2004;
    secured by 600,000 shares of Gateway Bank &
    Trust common stock.  This loan was repaid from
    the proceeds of the Floating Rate Junior
    Subordinated Debt Securities discussed below      $        -  $800,000

  Floating Rate Junior Subordinated Debt Securities,
    interest due quarterly at the 3-month LIBOR
    rate plus 2.85% (4.02% at December 31, 2003);
    principal due December 2033; callable on or
    after December 17, 2008                            3,609,000         -
                                                      ----------  --------

                                                      $3,609,000  $800,000
                                                      ==========  ========

                    GATEWAY BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002

--------------------------------------------------------------------------------

Note  6.  Federal  Home  Loan  Bank  Advances

          At December 31, 2003 and 2002, Federal Home Loan Bank advances are secured by single-family first mortgage loans and consist of the following:

                                                   2003        2002
                                                ----------  ----------
  Advances requiring monthly interest payments
    at 5.72%, maturing January 13, 2003         $        -  $1,000,000
  Advances requiring monthly interest payments
    at 2.24%, maturing August 27, 2003                   -     500,000
  Advances requiring monthly interest payments
    in the range of 2.73% to 3.84%, maturing
    August 27, 2004 through August 28, 2006      1,500,000   1,500,000
  Advances requiring monthly interest payments
    at 6.09%, maturing September 15, 2010        1,000,000   1,000,000
                                                ----------  ----------

                                                $2,500,000  $4,000,000
                                                ==========  ==========

          At December 31, 2003, principal payments on Federal Home Loan Bank advances are payable as follows:

                2004                 $  500,000
                2005                    500,000
                2006                    500,000
                2007                          -
                2008                          -
                Thereafter            1,000,000
                                     ----------

                                     $2,500,000
                                     ==========


Note  7.  Other  Operating  Expenses

          Other operating expenses for the years ended December 31, 2003 and 2002, consist of the following:

                                       2003        2002
                                    ----------  ----------

  Advertising and marketing         $   76,010  $   45,536
  Data processing                      408,664     317,653
  Furniture and equipment expense      190,063     184,873
  Postage, freight, and express        116,408      89,563
  Printing and supplies                204,614     162,360
  Professional and regulatory fees     205,772     196,434
  Other                                437,717     387,170
                                    ----------  ----------

    Total other operating expenses  $1,639,248  $1,383,589
                                    ==========  ==========

                    GATEWAY BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002

--------------------------------------------------------------------------------

Note  8.  Income  Taxes

          The provision for income taxes in the consolidated statements of income for the years ended December 31, 2003 and 2002, includes the following:

                                       2003        2002
                                    ----------  ----------

  Current tax expense:
    Federal                         $ 866,100   $ 729,700
    State                             112,800      66,100
  Deferred income taxes (benefit):
    Federal                          (128,425)   (149,712)
    State                             (16,398)     (8,359)
                                    ----------  ----------

  Provision for income taxes        $ 834,077   $ 637,729
                                    ==========  ==========

          The income tax provision is different than the expected tax provision computed by multiplying income before income taxes by the statutory federal income tax rates. The reasons for this difference are as follows:

                                                       2003       2002
                                                     ---------  ---------

  Expected tax at statutory rates                    $818,000   $643,000
  Increase (decrease) resulting from tax effect of:
    Tax-exempt interest on municipal securities       (41,300)   (31,000)
    State income taxes, net of federal benefit         63,600     38,100
    Other                                              (6,223)   (12,371)
                                                     ---------  ---------

  Provision for income taxes                         $834,077   $637,729
                                                     =========  =========

          The components of the Company's deferred income tax assets and liabilities at December 31, 2003 and 2002, are as follows:

                                         2003        2002
                                      ----------  ----------
  Deferred tax assets:
    Allowance for loan losses         $ 524,200   $ 386,000
    Stock options compensation          134,200      88,800
    Unrealized losses on securities      24,000           -
    Other                                60,435      41,264
                                      ----------  ----------

      Total deferred tax assets         742,835     516,064
                                      ----------  ----------

  Deferred tax liabilities:
    Accumulated depreciation           (216,781)   (167,162)
    Unrealized gains on securities            -    (190,111)
                                      ----------  ----------

      Total deferred tax liabilities   (216,781)   (357,273)
                                      ----------  ----------

  Net deferred tax assets             $ 526,054   $ 158,791
                                      ==========  ==========

                    GATEWAY BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002

--------------------------------------------------------------------------------

Note  9.  Deposits

          The aggregate amount of time deposits in denominations of $100,000 or more was approximately $20,710,000 at December 31, 2003. At December 31, 2003, the scheduled maturities of time deposits are as follows:

                    2004                            $50,318,334
                    2005  -  2006                    10,778,129
                    2007  -  2011                     1,615,129
                                                    -----------

                                                    $62,711,592
                                                    ===========

          The Bank held related party deposits of approximately $3,250,000 at December 31, 2003.

Note  10. Financial  Instruments  With  Off-Balance-Sheet  Risk

          In the normal course of business, the Bank has outstanding commitments and contingent liabilities, such as commitments to extend credit and standby letters of credit, which are not included in the accompanying financial statements. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Bank uses the same credit policies in making such commitments as it does for instruments that are included in the balance sheet. At December 31, 2003, commitments under standby letters of credit and undisbursed loan commitments aggregated approximately $24,948,000.

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

                    GATEWAY BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002

--------------------------------------------------------------------------------


Note  10. Financial  Instruments  With  Off-Balance-Sheet  Risk  (continued)

          The Bank was required to perform on one financial guarantee in 2003, and incurred a loss of $7,175. The Bank did not incur any losses on its commitments in 2002.

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

Note  13. Employee  Benefit  Plan

          The Bank has a 401(k) employee benefit plan covering substantially all employees who have completed one year of service and are 18 years of age or older. The annual contribution is discretionary and was $105,000 in 2003 and $102,000 in 2002.

          During 2002 the Bank executed agreements to provide supplemental retirement benefits for certain key officers. Under the terms of the agreements, the Bank will provide quarterly payments for ten years following retirement to the officers or their beneficiaries. The Bank accrues the liability for these benefits over the seven-year vesting period. As of December 31, 2003 and 2002, the liability was approximately $106,000 and $52,000, respectively. The Bank purchased single premium, whole life insurance policies to facilitate the funding of these benefits. The Bank is the sole owner and beneficiary of such policies. As of December 31, 2003 and 2002, the cash surrender value of these policies was approximately $566,000 and $531,000, respectively. These amounts are classified as other assets in the accompanying consolidated balance sheets.

                    GATEWAY BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002

--------------------------------------------------------------------------------


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

          A summary of activity in the Company's stock option plan for the years ended December 31, 2003 and 2002, is as follows:

                                                                  Weighted
                                                                   Average
                                                        Number    Exercise
                                                      of Shares     Price
                                                      ----------  ---------

  Unexercised options outstanding, December 31, 2001    170,010   $   12.08

    Stock options exercised                              (2,710)      12.00

    Stock options forfeited                              (1,000)      13.00
                                                      ----------

  Unexercised options outstanding, December 31, 2002    166,300       12.08

    Stock options exercised                             (11,130)      12.09

    Stock options forfeited                              (7,420)      12.20
                                                      ----------

  Unexercised options outstanding, December 31, 2003    147,750       12.07
                                                      ==========

          Under the plan, options to purchase common shares vest beginning one year from the grant date on an equal incremental basis over a period of five years. At December 31, 2003, the number of options exercisable is 114,000. The range of exercise prices and weighted-average remaining contractual life of outstanding options under the stock option plan were $12.00 to $13.00 and 5.41 years, respectively.

          Under SFAS No. 123, the fair value of stock options at the date of grant is charged to compensation costs over the vesting period. Compensation costs recognized in the accompanying statements of income were $119,584 in 2003 and $149,409 in 2002.

                    GATEWAY BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002

--------------------------------------------------------------------------------

Note  15. Other  Comprehensive  Income

          Other comprehensive income consists of unrealized gains and losses on securities available for sale. A summary of other comprehensive income and the related tax effects for the years ended December 31, 2003 and 2002, is as follows:

                                                           Tax
                                           Before-Tax   (Expense)    Net of Tax
                                             Amount      Benefit       Amount
                                          ------------  ----------  ------------
  Year ended December 31, 2003:
    Unrealized holding gains and losses
      arising during the period           $  (337,750)  $ 128,345   $  (209,405)

    Less reclassification adjustment for
      gains realized in net income            225,705     (85,768)      139,937
                                          ------------  ----------  ------------

                                          $  (563,455)  $ 214,113   $  (349,342)
                                          ============  ==========  ============

  Year ended December 31, 2002:
    Unrealized holding gains and losses
      arising during the period           $   385,216   $(146,382)  $   238,834

    Less reclassification adjustment for
      gains realized in net income             23,216      (8,822)       14,394
                                          ------------  ----------  ------------

                                          $   362,000   $(137,560)  $   224,440
                                          ============  ==========  ============

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

          Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2003, that the Bank meets all capital adequacy requirements to which it is subject.

                    GATEWAY BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002

--------------------------------------------------------------------------------

Note  16. Regulatory  Matters  (continued)

          As of December 31, 2003, the Bank had not received formal notification of the Bank's status under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. The Bank's actual capital amounts and ratios are also presented in the table. Dollar amounts are presented in thousands.

                                                                          To  be  Well
                                                                       Capitalized  Under
                                                    For  Capital       Prompt  Corrective
                                    Actual        Adequacy Purposes     Action Provisions
                               ---------------  --------------------  ---------------------
                                Amount   Ratio    Amount     Ratio      Amount      Ratio
                               -------  ------  ---------  ---------  ---------  ----------
At December 31, 2003:
  Total capital
    (to risk-weighted assets)  $15,335  12.18%  $  10,071      8.00%  $  12,588      10.00%
  Tier I capital
    (to risk-weighted assets)   13,761  10.93%      5,035      4.00%      7,553       6.00%
  Tier I capital
    (to average assets)         13,761   8.92%      6,169      4.00%      7,711       5.00%

At December 31, 2002:
  Total capital
    (to risk-weighted assets)  $11,821  11.24%  $   8,414      8.00%  $  10,518      10.00%
  Tier I capital
    (to risk-weighted assets)   10,530  10.01%      4,207      4.00%      6,311       6.00%
  Tier I capital
    (to average assets)         10,530   8.11%      5,192      4.00%      6,490       5.00%

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

                    GATEWAY BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002

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

          Commitments  to  extend credit, letters of credit and lines of credit:

          The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

          Securities  sold  under  agreements  to  repurchase:

          The estimated fair value of these liabilities, which are extremely short term, approximates their carrying value.

          Long-term  obligations  and  Federal  Home  Loan  Bank  advances:

          Rates currently available to the Bank for debt with similar terms and remaining maturities are used to estimate the fair value of existing debt.

                    GATEWAY BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002

--------------------------------------------------------------------------------

Note  17. Fair  Value  of  Financial  Instruments  (continued)

          The carrying amount and estimated fair value of the Bank's financial instruments at December 31, 2003 and 2002, are as follows (in thousands):

                                               2003                  2002
                                       ----------------------  ----------------------
                                       Carrying    Estimated   Carrying    Estimated
                                        Amount    Fair Value    Amount    Fair Value
                                       ---------  -----------  ---------  -----------
Assets:
  Cash and due from banks              $   8,989  $     8,989  $   7,049  $     7,049
  Federal funds sold                       4,340        4,340      7,450        7,450
  Securities                              33,693       33,693     29,374       29,374
  Federal Home Loan Bank stock               298          298        260          260
  Loans, net                             116,893      116,325     92,606       92,653

Liabilities:
  Noninterest-bearing demand deposits     12,309       12,309      7,816        7,816
  NOW accounts                            55,513       55,513     37,271       37,271
  Savings and money market accounts       17,548       17,548     13,621       13,621
  Time deposits                           62,712       63,284     63,283       64,240
  Securities sold under agreements
    to repurchase                          3,206        3,206      3,302        3,302
  Long-term obligations                    3,609        3,609        800          800
  Federal Home Loan Bank advances          2,500        2,500      4,000        4,000
  Unrecognized financial instruments
    (net of contract amount):
      Commitments to extend credit             -            -          -            -
      Letters of credit                        -            -          -            -
      Lines of credit                          -            -          -            -

Note  18. Lease  Obligations

          The Bank leases the ground on which its main office is built from a related party. Rent expenses were $25,372 in 2003 and $24,994 in 2002. The 20-year lease requires the Bank to pay annual rent as adjusted by inflation. The Bank has three options to renew the lease for 10 years for each option. Future minimum rentals under the lease agreement are:

                               2004                  $  25,978
                               2005                     25,978
                               2006                     25,978
                               2007                     25,978
                               2008                     25,978
                               Thereafter              181,846
                                                       -------

                                                      $311,736
                                                      ========

                    GATEWAY BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002

--------------------------------------------------------------------------------

Note  19.   Condensed  Parent  Information

                                  BALANCE  SHEETS
--------------------------------------------------------------------------------
                                                                                     2003          2002
                                                                                 ------------  ------------
ASSETS
  Cash                                                                           $   695,113   $   255,118
  Investment in subsidiary                                                        13,722,094    10,840,346
  Other assets                                                                       372,998       113,355
                                                                                 ------------  ------------

      Total assets                                                               $14,790,205   $11,208,819
                                                                                 ============  ============

LIABILITIES AND STOCKHOLDERS' EQUITY
  Note payable                                                                   $ 3,609,000   $   800,000
  Other liabilities                                                                   21,840        12,519
                                                                                 ------------  ------------
      Total liabilities                                                            3,630,840       812,519
  Stockholders' equity                                                            11,159,365    10,396,300
                                                                                 ------------  ------------

      Total liabilities and stockholders' equity                                 $14,790,205   $11,208,819
                                                                                 ============  ============

                              STATEMENTS OF INCOME
-------------------------------------------------------------------------------
INCOME
  Interest income                                                                $     2,353   $     4,776

EXPENSES
  Interest expense                                                                    35,474        42,347
  Other operating expenses                                                           183,519       176,789
                                                                                 ------------  ------------

Loss before equity in undistributed earnings of subsidiary                          (216,640)     (214,360)

Equity in undistributed earnings of subsidiary                                     1,706,090     1,375,583

Income tax benefits                                                                   82,323        93,471
                                                                                 ------------  ------------

      Net income                                                                 $ 1,571,773   $ 1,254,694
                                                                                 ============  ============

                      STATEMENTS OF CASH FLOWS
-------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                                     $ 1,571,773   $ 1,254,694
  Adjustments to reconcile net income to net cash used in operating activities:
    Equity in undistributed income of subsidiary                                  (1,706,090)   (1,375,583)
    Other                                                                           (130,738)       68,862
                                                                                 ------------  ------------
      Net cash used in operating activities                                         (265,055)      (52,027)
                                                                                 ------------  ------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Dividends from subsidiary                                                          225,000       200,000
  Investment in subsidiary                                                        (1,750,000)            -

CASH FLOWS FROM FINANCING ACTIVITIES
  Principal payments on long-term obligations                                     (1,100,000)     (200,000)
  Proceeds from long-term obligations                                              3,909,000             -
  Repurchases of common stock                                                       (713,510)            -
  Proceeds from stock options exercised                                              134,560        32,520
                                                                                 ------------  ------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                 439,995       (19,507)

CASH AND CASH EQUIVALENTS, beginning of year                                         255,118       274,625
                                                                                 ------------  ------------

CASH AND CASH EQUIVALENTS, end of year                                           $   695,113   $   255,118
                                                                                 ============  ============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Cash paid (received) during the year for:
    Interest on long-term obligations                                            $    35,498   $    40,305
    Income taxes                                                                     (36,681)      (17,567)
                                                                                 ============  ============

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

               Estimated Price Range Per Share
               -------------------------------
                     2003            2002
                --------------  --------------
                 High    Low     High    Low
                ------  ------  ------  ------
First Quarter   $14.00  $14.00  $13.00  $12.00
Second Quarter   17.72   17.72   13.00   13.00
Third Quarter    18.00   16.29   12.00   12.00
Fourth Quarter   17.72   17.72   14.00   13.43

The Company's common stock was held by approximately 612 shareholders of record at December 31, 2003.

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

FORM  10-KSB

A copy of the Company's 2003 Annual Report on Form 10-KSB, filed with the Securities and Exchange Commission, is available at no charge to each shareholder upon written request to:

Jeff Hensley
Gateway Bancshares, Inc.
5102 Alabama Highway
Ringgold, Georgia 30736

General Counsel
Powell, Goldstein, Frazer & Murphy LLP
Atlanta, Georgia

Independent Auditors
Hazlett, Lewis & Bieter, PLLC
Chattanooga, Tennessee